Exhibit 99(b)

Complete Revised Selected Financial Data, Management's Discussion and Analysis and
Consolidated Financial Statements from Our 2014 Form 10-K.

Financial Statements in this Exhibit are Now Our Historical
Financial Statements

ITEM 6. SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with our financial statements and the related Notes to Consolidated Financial Statements.

(Dollars in millions)	2014	2013	2012	2011	2010

Revenues	$39,756	$40,152	$41,710	$44,611	$45,420
Earnings from continuing operations
attributable to GECC	6,338	6,533	6,537	7,418	4,817
Earnings (loss) from discontinued
operations, net of taxes attributable to GECC	896	(329)	(322)	(908)	(2,662)
Net earnings attributable to GECC	7,234	6,204	6,215	6,510	2,155
Net earnings attributable to GECC common shareowner	6,912	5,906	6,092	6,510	2,155
Shareowners' equity	87,499	82,694	81,890	77,110	68,984
Short-term borrowings	68,515	77,087	95,698	136,101	118,316
Non-recourse borrowings of consolidated securitization entities	29,938	30,124	30,123	25,906	26,198
Bank deposits	62,839	53,361	46,200	42,848	37,141
Long-term borrowings	187,749	209,754	223,615	232,798	282,441
Return on average shareowners' equity(a)	13.01%	15.31%	11.20%	17.43%	11.93%
Ratio of earnings to fixed charges	1.73	1.60	1.61	1.61	1.31
Ratio of debt to equity at GECC(b)	3.99:1	4.48:1	4.83:1	5.68:1	6.73:1
Financing receivables - net	217,382	233,322	247,534	256,447	272,218
Total assets	$501,405	$518,534	$541,176	$586,253	$607,427

(a)
Represents earnings from continuing operations before accounting changes divided by average total shareowners' equity, excluding effects of discontinued operations (on an annual basis, calculated using a five-point average). Average total shareowners' equity, excluding effects of discontinued operations, as of the end of each of the years in the five-year period ended December 31, 2014, is described in the Supplemental Information section in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(b)
Ratios of 3.15:1, 3.58:1, 4.09:1, 4.75:1, and 5.95:1 for 2014, 2013, 2012, 2011 and 2010, respectively, net of liquidity. For purposes of these ratios, cash and debt balances have been adjusted to include amounts classified as assets and liabilities of businesses held for sale and discontinued operations.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (MD&A)

PRESENTATION

Throughout this MD&A, unless otherwise indicated, we refer to captions such as revenues and earnings from continuing operations attributable to General Electric Capital Corporation (GE Capital or GECC) simply as "revenues" and "earnings." Similarly, discussion of other matters in our consolidated financial statements relates to continuing operations unless otherwise indicated.

THE GE CAPITAL EXIT PLAN

The sale of the Real Estate business is one part of a plan (the GE Capital Exit Plan) that is described below. Information in our 2014 annual financial statements and related Management's Discussion & Analysis has not been updated to reflect aspects of the GE Capital Exit Plan, other than the required reclassification of the Real Estate business to discontinued operations. For example, we have not updated such financial information for the effects of the GE Capital Exit Plan as it relates to our ending net investment (ENI) reduction targets, our expected repatriation of non-U.S. earnings, our liquidity and borrowings plans or debt rating changes. For additional information about our discontinued Real Estate business, refer to our 2014 Form 10-K.

On April 10, 2015, our parent company, General Electric Company (GE), announced the GE Capital Exit Plan to reduce the size of its financial services businesses through the sale of most of our assets, over the next 24 months, and to focus on continued investment and growth in GE's industrial businesses.  Under the GE Capital Exit Plan, which was approved on April 2, 2015 and aspects of which were approved on March 31, 2015, GE will retain certain GECC businesses, principally its vertical financing businesses—GE Capital Aviation Services (GECAS), Energy Financial Services and Healthcare Equipment Finance—that directly relate to GE's core industrial domain and other operations, including Working Capital Solutions and our run-off insurance activities.  The assets planned for disposition include Real Estate, most of Commercial Lending and Leasing and all Consumer platforms (including all U.S. banking assets).  GE expects to execute this strategy using an efficient approach for exiting non-vertical assets that works for GE's and GECC's debt holders and GE's shareowners.  An element of this approach involves a merger of GECC into GE to assure compliance with debt covenants as GECC exits non-vertical assets, and the creation of a new intermediate holding company to hold GECC's businesses after the merger.  GE has discussed the GE Capital Exit Plan, aspects of which are subject to regulatory review and approval, with its regulators and staff of the Financial Stability Oversight Council (FSOC) and will work closely with these bodies to take the actions necessary over time to terminate the FSOC's designation of GECC (and the new intermediate holding company, as applicable) as a nonbank systemically important financial institution (nonbank SIFI).

As part of the GE Capital Exit Plan, on April 10, 2015, GECC and The Blackstone Group (Blackstone) or certain of their affiliates entered into a Purchase and Sale Agreement (the Purchase and Sale Agreement) pursuant to which Blackstone will acquire approximately $22.5 billion of GECC's Real Estate debt and equity portfolio through a combination of asset sales and entity sales (the Transaction) for a purchase price of approximately $22.5 billion. At closing, Blackstone intends to sell approximately $10 billion of this portfolio to Wells Fargo & Company. The purchase price, which is payable in cash, is subject to customary price adjustments, and the Transaction is subject to customary closing conditions.  In connection with the Transaction, GECC will provide approximately $3.5 billion of seller financing to Blackstone, which GECC intends to syndicate by mid-2016.  The parties expect the Transaction to close in multiple closings before the end of 2015. The Purchase and Sale Agreement may be terminated under certain circumstances, including by either party if the initial debt and equity closings have not occurred on or before September 1, 2015 or December 31, 2015, respectively, except in certain circumstances, or by Blackstone upon payment of a customary termination fee.

GECC also has letters of intent with other buyers for the majority of its remaining commercial real estate assets, which, combined with the Blackstone deal, are valued at approximately $26.5 billion.

As part of the GE Capital Exit Plan, on April 10, 2015, GE and GECC entered into an amendment to their existing financial support agreement. Under this amendment (the Amendment), GE has provided a full and unconditional guarantee (the Guarantee) of the payment of principal and interest on all tradable senior and subordinated outstanding long-term debt securities and all commercial paper issued or guaranteed by GECC identified in the Amendment.  In the aggregate, the Guarantee applied to approximately $210 billion of GECC debt as of April 10, 2015. The Guarantee replaced the requirement that GE make certain income maintenance payments to GECC in certain circumstances. GECC's U.S. public indentures were concurrently amended to provide the full and unconditional guarantee by GE set forth in the Guarantee.

In connection with the GE Capital Exit Plan, GE estimates it will incur approximately $23 billion in after-tax charges through 2016, approximately $6 billion of which are expected to result in future net cash expenditures. These charges are expected to relate to: business dispositions, including goodwill allocations (approximately $13 billion), tax expense related to expected repatriation of foreign earnings and write-off of deferred tax assets (approximately $7 billion), and restructuring and other charges (approximately $3 billion).

We recorded $16.1 billion of after-tax charges ($13.8 billion of which is attributable to continuing operations and $2.4 billion of which is attributable to discontinued operations) in the first quarter of 2015 related to the GE Capital Exit Plan.  The first quarter charges recorded in continuing operations include tax expense related to expected repatriation of foreign earnings and write-off of deferred tax assets ($6.0 billion), asset impairments due to shortened hold periods ($5.0 billion), and charges on businesses held for sale ($2.8 billion), including goodwill allocation.

It is expected that as a result of the GE Capital Exit Plan, the GE Capital businesses that will remain with GE will account for about $90 billion in ending net investment (ENI), excluding liquidity, including about $40 billion in the U.S.  ENI is a metric used to measure the total capital invested in the financial services businesses. GE Capital's ENI, excluding liquidity at December 31, 2014 was $328 billion.

As a result of the GE Capital Exit Plan, our consolidated financial statements reflect our Real Estate business as discontinued operations, including reclassification of all comparative prior period information.

NON-GAAP MEASURES

In the accompanying analysis of financial information, we sometimes use information derived from consolidated financial data but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered "non-GAAP financial measures" under the SEC rules. For such measures, we have provided supplemental explanations and reconciliations in the Supplemental Information section within MD&A.

REFERENCES

The MD&A should be read in conjunction with the Financial Statements and Notes to the consolidated financial statements.

CONSOLIDATED RESULTS

EARNINGS

Our earnings decreased to $6.0 billion in 2014 as a result of the effects of dispositions and core decreases, partially offset by lower impairments and lower provisions for losses on financing receivables and decreased to $6.2 billion in 2013 as a result of higher impairments, higher provisions for losses on financing receivables and core decreases, partially offset by of the effects of dispositions and higher gains. GE Capital reduced its ending net investment (ENI), excluding liquidity, to $328 billion at December 31, 2014. As a result, we are a diversely funded and smaller, more focused finance company with strong positions in several commercial mid-market and consumer financing segments, which are described in the Segment Operations Section below.

We integrate acquisitions as quickly as possible. Only revenues and earnings from the date we complete the acquisition through the end of the following fourth quarter are attributed to such businesses. Overall, the effects of acquisitions increased revenues by an insignificant amount in 2014, and by $0.1 billion in both 2013 and 2012. The effects of acquisitions on net earnings were an insignificant amount in 2014, 2013 and in 2012. Dispositions also affected our ongoing results through lower revenues of $0.7 billion, $0.2 billion and $0.6 billion in 2014, 2013 and 2012, respectively. The effects of dispositions on net earnings were a decrease of $ 1.0 billion in 2014, an increase of $1.3 billion in 2013 and a decrease of $0.1 billion in 2012.

We have communicated our goal of reducing our ENI, excluding liquidity, most recently targeting a balance of less than $300 billion. ENI is a metric used to measure the total capital invested in the financial services business. To achieve this goal, we are more aggressively focusing our businesses on selective financial services products where we have deep domain experience, broad distribution, the ability to earn a consistent return on capital and are competitively advantaged, while managing our overall balance sheet size and risk. We have a strategy of exiting those businesses that are deemed to be non-strategic or that are underperforming. We have completed a number of dispositions in our businesses in the past and will continue to evaluate options going forward.

Accordingly, in the short-term, as we reduce our ENI through exiting non-core businesses, the overall level of our net earnings may be reduced, which potentially could include impairments, restructurings and other non-cash charges. However, over the long-term, we believe that this strategy will improve our long-term performance through higher returns as we will have a larger concentration of assets in our core businesses, as opposed to the underperforming or non-strategic assets we will be exiting; reduce liquidity risk as we pay down outstanding debt and diversify our sources of funding (with less reliance on the global commercial paper markets and an increase in alternative sources of funding such as deposits); and reduce capital requirements while strengthening capital ratios. Additional information about our liquidity and how we manage this risk can be found in the Financial Resources and Liquidity section within the MD&A.

SIGNIFICANT DEVELOPMENTS IN 2014

•	Milestone Aviation Group – On January 30, 2015, GECAS acquired Milestone Aviation Group, a helicopter leasing business, for approximately $1.8 billion.
•	Budapest Bank – During the fourth quarter of 2014, we signed an agreement to sell our consumer finance business Budapest Bank to Hungary's government.
•
GEMB – Nordic – During the fourth quarter of 2014, we completed the sale of GE Money Bank AB, our consumer finance business in Sweden, Denmark and Norway (GEMB – Nordic) to Santander for proceeds of $2.3 billion.

•
Synchrony Financial – On August 5, 2014, we completed the initial public offering (IPO) of our North American Retail Finance business, Synchrony Financial, as a first step in a planned, staged exit from that business.  Synchrony Financial closed the IPO of 125 million shares of common stock at a price to the public of $23.00 per share and on September 3, 2014, Synchrony Financial issued an additional 3.5 million shares of common stock pursuant to an option granted to the underwriters in the IPO (Underwriters' Option).  We received net proceeds from the IPO and the Underwriters' Option of $2.8 billion, which remain at Synchrony Financial. Following the closing of the IPO and the Underwriters' Option, we currently own approximately 85% of Synchrony Financial and as a result, GECC continues to consolidate the business. The 15% is presented as noncontrolling interests. In addition, in August 2014, Synchrony Financial completed issuances of $3.6 billion of senior unsecured debt with maturities up to 10 years and $8.0 billion of unsecured term loans maturing in 2019, and in October 2014 completed issuances of $0.8 billion unsecured term loans maturing in 2019 under the New Bank Term Loan Facility with third party lenders. Subsequent to December 31, 2014 through February 13, 2015, Synchrony Financial issued an additional $1.0 billion of senior unsecured debt maturing in 2020.

We are targeting to complete our exit from Synchrony Financial through a split-off transaction, by making a tax-free distribution of our remaining interest in Synchrony Financial to electing GE stockholders in exchange for shares of GE's common stock. The split-off transaction would be subject to obtaining required bank regulatory approvals. We may also decide to exit by selling or otherwise distributing or disposing of all or a portion of our remaining interest in the Synchrony Financial shares.

OTHER CONSOLIDATED INFORMATION

INTEREST

Interest on borrowings amounted to $7.3 billion, $8.0 billion and $9.7 billion in 2014, 2013 and 2012, respectively. Average borrowings declined from 2013 to 2014 and from 2012 to 2013, in line with changes in average assets. Interest rates have decreased over the three-year period primarily attributable to declining global benchmark interest rates. Our average borrowings were $363.8 billion, $378.5 billion and $417.3 billion in 2014, 2013 and 2012, respectively. Our average composite effective interest rate was 2.3 % in 2014, 2.4% in 2013 and 2.8% in 2012. In 2014, our average assets of $470.3 billion were 2.0% lower than in 2013, which in turn were 11.0% lower than in 2012. See the Liquidity and Borrowings section within the MD&A for a discussion of liquidity, borrowings and interest rate risk management.

It is our policy to allocate interest expense that is either directly attributable or related to discontinued operations. The allocation is based on a market based leverage ratio, taking into consideration the underlying characteristics of the assets for the specific discontinued operations.  Interest expense that is associated with debt that is not assumed by the buyer or required to be repaid as a result of the disposal transaction will be reflected in continuing operations after the disposal occurs.

INCOME TAXES

Income taxes have a significant effect on our net earnings. As a global commercial enterprise, our tax rates are affected by many factors, including our global mix of earnings, the extent to which those global earnings are indefinitely reinvested outside the United States, legislation, acquisitions, dispositions and tax characteristics of our income. Our tax rates are also affected by tax incentives introduced in the U.S. and other countries to encourage and support certain types of activity. Our tax returns are routinely audited and settlements of issues raised in these audits sometimes affect our tax provisions.

GE and GECC file a consolidated U.S. federal income tax return. This enables GE to use GECC tax deductions and credits to reduce the tax that otherwise would have been payable by GE. The GECC effective tax rate for each period reflects the benefit of these tax reductions in the consolidated return. GE makes cash payments to GECC for these tax reductions at the time GE's tax payments are due.

(Dollars in billions)	2014	2013	2012

Effective tax rate (ETR)	5.3%	(8.6)%	14.1%
(Benefit) provision for income taxes	$0.4	$(0.5)	$1.1

2014 – 2013 COMMENTARY

•	The increase in GECC provision for income taxes of $0.9 billion was primarily attributable to the absence of the significant tax benefit related to the 2013 sale of a portion of Cembra ($1.0 billion).
•
The income tax provision also increased due to decreased benefits from lower-taxed global operations largely from the absence of the 2013 benefits from enactment, discussed below, of the extension of the U.S. tax provision deferring tax on active financial services income ($0.2 billion).

•	The increase also reflects higher income taxed at rates above the average rate ($0.3 billion).
•
The items increasing the income tax provision were partially offset by the benefits from the tax efficient disposition of GEMB-Nordic ($0.3 billion), which is reported in the caption "Tax on global activities including exports" in the effective tax rate reconciliation in Note 10 to the consolidated financial statements.

2013 –2012 COMMENTARY

•
The decrease in GECC provision for income taxes of $1.6 billion was primarily attributable to increased benefits from lower-taxed global operations ($1.6 billion), including the significant tax benefit related to the sale of a portion of Cembra ($1.0 billion), and the 2013 tax benefits related to the extension of the U.S. tax provision deferring tax on active financial services income ($0.3 billion).

•
The income tax provision was also lower due to benefit from the resolution of the Internal Revenue Service (IRS) audit of the 2008-2009 tax years and items for other years ($0.1 billion), which is reported partially in the caption "Tax on global activities including exports" and partially in the caption "All other-net" in the effective tax rate reconciliation in Note 10 to the consolidated financial statements.

•	The items lowering the expense were partially offset by the absence of the 2012 benefit attributable to the high tax basis in the entity sold in the Business Property disposition ($0.3 billion).

On January 2, 2013 the American Taxpayer Relief Act of 2012 was enacted and the law extended several provisions, including a two-year extension of the U.S. tax provision deferring tax on active financial services income retroactive to January 1, 2012. Under accounting rules, a tax law change is taken into account in calculating the income tax provision in the period enacted. Because the extension was enacted into law 2013, tax expense for 2013 reflected retroactive extension of the previously expired provisions. On December 19, 2014, the Tax Increase Prevention Act of 2014 further extended several provisions including a one year extension of the U.S. tax provision deferring taxes on active financial services income retroactive to January 1, 2014.

BENEFITS FROM GLOBAL OPERATIONS

Our effective income tax rate is lower than the U.S. statutory rate primarily because of benefits from lower-taxed global operations, including the use of global funding structures. There is a tax benefit from global operations as non-U.S. income is subject to local country tax rates that are significantly below the 35% U.S. statutory rate. These non-U.S. earnings have been indefinitely reinvested outside the U.S. and are not subject to current U.S. income tax. The rate of tax on our indefinitely reinvested non-U.S. earnings is below the 35% U.S. statutory rate because we have significant business operations subject to tax in countries where the tax on that income is lower than the U.S. statutory rate and because GECC funds the majority of its non-U.S. operations through foreign companies that are subject to low foreign taxes. The most significant portion of these benefits depends on the provision of U.S. law deferring the tax on active financial services income, which, as discussed below, is subject to expiration. A substantial portion of the remaining benefit related to business operations subject to tax in countries where the tax on that income is lower than the U.S. statutory rate is derived from our GECAS aircraft leasing operations located in Ireland. No other operation in any one country accounts for a material portion of the remaining balance of the benefit.

We expect our ability to benefit from non-U.S. income taxed at less than the U.S. rate to continue subject to changes in U.S. or foreign law, including the expiration of the U.S. tax law provision deferring tax on active financial services income, as discussed in Note 10 to the consolidated financial statements. In addition, since this benefit depends on management's intention to indefinitely reinvest amounts outside the U.S., our tax provision will increase to the extent we no longer indefinitely reinvest foreign earnings.

BENEFITS FROM LOWER-TAXED GLOBAL OPERATIONS

(In billions)	2014	2013	2012

Benefit of lower foreign tax rate on indefinitely reinvested non-U.S. earnings	$1.3	$1.9	$0.7
Other	0.1	0.5	0.2
Total	$1.4	$2.4	$0.9

2014 – 2013 COMMENTARY

The benefit was lower in 2014 as compared to 2013 principally because of the absence of realization of tax benefits related to the sale in 2013 of a portion of Cembra, lower realization of benefits for prior year losses and the absence of the resolution of the IRS audit of 2008-2009 for items related to global operations. The items lowering the benefit were partially offset by benefits from disposition of GEMB-Nordic.

2013 – 2012 COMMENTARY

The benefit was higher in 2013 as compared to 2012 principally because of the realization of benefits related to the sale of a portion of Cembra, the realization of benefits for prior-year losses, and the resolution of the IRS audit of the 2008-2009 for items related to global operations.

OTHER INFORMATION

The tax benefit from non-U.S. income taxed at a local country rather than the U.S. statutory tax rate is reported in the caption "Tax on global activities including export" in the effective tax rate reconciliation in Note 10 to the consolidated financial statements.

A more detailed analysis of differences between the U.S. federal statutory rate and the consolidated effective tax rate, as well as other information about our income tax provisions, is provided in the "Critical Accounting Estimates" section within MD&A and Note 10 to the consolidated financial statements.

SEGMENT OPERATIONS

Operating segments comprise our four segments focused on the broad markets they serve: Commercial Lending and Leasing (CLL), Consumer, Energy Financial Services and GE Capital Aviation Services (GECAS). The Chairman allocates resources to, and assesses the performance of, these four businesses. In addition to providing information on segments in their entirety, we have also provided supplemental information for the geographic regions within the CLL segment.

Corporate items and eliminations include unallocated Treasury and Tax operations; Trinity, a group of sponsored special purpose entities; certain consolidated liquidating securitization entities; the effects of eliminating transactions between operating segments; results of our run-off insurance operations remaining in continuing operations attributable to GECC; unallocated corporate costs; certain non-allocated amounts determined by the Chairman; and a variety of sundry items. Corporate items and eliminations is not an operating segment. Rather, it is added to operating segment totals to reconcile to consolidated totals on the financial statements.

Segment profit is determined based on internal performance measures used by the Chairman to assess the performance of each business in a given period. In connection with that assessment, the Chairman may exclude matters such as charges for restructuring; rationalization and other similar expenses; acquisition costs and other related charges; technology and product development costs; certain gains and losses from acquisitions or dispositions; and litigation settlements or other charges, for which responsibility preceded the current management team.

Segment profit excludes results reported as discontinued operations, the portion of earnings attributable to noncontrolling interests of consolidated subsidiaries, GECC preferred stock dividends declared and accounting changes. Segment profit, which we sometimes refer to as "net earnings", includes interest and income taxes. GE allocates certain corporate costs to its segments based on an estimate of expected benefit to the respective segment relative to total GE. Factors considered in the determination of relative benefit include a segment's direct costs and number of employees compared to the total direct costs and number of employees for all segments.

We have reclassified certain prior-period amounts to conform to the current-period presentation. As a result of the GE Capital Exit Plan, our Real Estate business is classified as discontinued operations and no longer reported as a stand-alone segment. All comparative prior period information has been reclassified to reflect Real Estate as discontinued operations. For additional information about our segments, see Note 20 to the consolidated financial statements.

SUMMARY OF OPERATING SEGMENTS

(In millions)	2014	2013	2012

Revenues
CLL	$14,630	$14,316	$16,458
Consumer	15,023	15,741	15,303
Energy Financial Services	1,697	1,526	1,508
GECAS	5,242	5,346	5,294
Total segment revenues	36,592	36,929	38,563
GECC corporate items and eliminations	3,164	3,223	3,147
Total revenues	$39,756	$40,152	$41,710

Segment profit (loss)
CLL	$2,271	$1,965	$2,401
Consumer	3,016	4,319	3,207
Energy Financial Services	401	410	432
GECAS	1,046	896	1,220
Total segment profit	6,734	7,590	7,260
GECC corporate items and eliminations	(396)	(1,057)	(723)
Earnings from continuing operations attributable to GECC	6,338	6,533	6,537
Preferred stock dividends declared	(322)	(298)	(123)
Earnings from continuing operations attributable to GECC common shareowner	6,016	6,235	6,414
Earnings (loss) from discontinued operations, net of taxes	896	(329)	(322)
Net earnings attributable to GECC common shareowner	$6,912	$5,906	$6,092

December 31 (In millions)	2014	2013

Assets
CLL	$172,380	$174,357
Consumer	135,987	132,236
Energy Financial Services	15,467	16,203
GECAS	42,625	45,876
GECC Corporate items and eliminations	134,946	149,862
Total Assets	$501,405	$518,534

ADDITIONAL INFORMATION - GEOGRAPHIC OPERATIONS OF CLL

(In millions)	2014	2013	2012

Revenues
Americas	$9,678	$9,391	$10,976
International(a)	4,999	4,926	5,396
Other	(47)	(1)	86

Segment profit
Americas	$1,790	$1,594	$2,171
International(a)	702	544	393
Other	(221)	(173)	(163)

December 31 (In millions)	2014	2013

Total assets
Americas	$108,424	$105,496
International(a)	59,654	64,557
Other	4,302	4,304

(a)	During the first quarter of 2014, we combined our CLL Europe and CLL Asia portfolios into CLL International. Prior-period amounts were reclassified to conform to the current period presentation.

COMMERCIAL LENDING AND LEASING

CLL 2014 revenues increased by $0.3 billion, or 2%, as a result of lower impairments ($0.8 billion), partially offset by organic revenue declines ($0.3 billion) and the effects of dispositions ($0.2 billion).

CLL 2014 net earnings increased by $0.3 billion, or 16%, reflecting lower impairments ($0.7 billion) and lower provisions for losses on financing receivables ($0.2 billion), partially offset by core decreases ($0.4 billion) and the effects of dispositions ($0.2 billion).

CLL 2013 revenues decreased by $2.1 billion, or 13%, as a result of organic revenue declines ($1.2 billion), primarily due to lower ENI ($0.8 billion), higher impairments ($0.7 billion) and the effects of dispositions ($0.1 billion).

CLL 2013 net earnings decreased by $0.4 billion, or 18%, reflecting higher impairments ($0.6 billion), partially offset by the effects of dispositions ($0.1 billion).

CONSUMER

Consumer 2014 revenues decreased by $0.7 billion, or 5%, as a result of lower gains ($0.6 billion) and the effects of dispositions ($0.3 billion), partially offset by organic revenue growth ($0.2 billion) and lower impairments ($0.1 billion).

Consumer 2014 net earnings decreased by $1.3 billion, or 30%, as a result of the effects of dispositions ($0.8 billion) reflecting the 2013 sale of a portion of Cembra and the 2014 sale of GEMB-Nordic, core decreases ($0.5 billion) and lower gains ($0.4 billion) reflecting the 2013 sale of our remaining equity interest in Bay Bank, partially offset by higher provisions for losses on financing receivables ($0.3 billion) and lower impairments ($0.1 billion).

Consumer 2013 revenues increased by $0.4 billion, or 3%, as a result of higher gains ($0.5 billion), the effects of dispositions ($0.3 billion) and the effects of acquisitions ($0.1 billion), partially offset by organic revenue declines ($0.4 billion).

Consumer 2013 net earnings increased by $1.1 billion, or 35%, as a result of the sale of a portion of Cembra ($1.2 billion), higher gains ($0.3 billion) related to the sale of Bay Bank and core increases ($0.1 billion). These increases were partially offset by higher provisions for losses on financing receivables ($0.5 billion) reflecting the use of a more granular portfolio segmentation approach, by loss type, in determining the incurred loss period and projected net write-offs over the next 12 months in our installment and revolving credit portfolios.

ENERGY FINANCIAL SERVICES

Energy Financial Services 2014 revenues increased by $0.2 billion, or 11%, as a result of organic revenue growth ($0.4 billion) and higher gains ($0.1 billion), partially offset by the effects of dispositions ($0.2 billion) and higher impairments ($0.2 billion).

Energy Financial Services 2014 net earnings decreased slightly as a result of higher impairments ($0.1 billion) and the effects of dispositions ($0.1 billion) offset by core increases ($0.1 billion) and higher gains ($0.1 billion).

Energy Financial Services 2013 revenues increased slightly, or 1%, as a result of dispositions ($0.1 billion) and organic revenue growth ($0.1 billion), partially offset by lower gains ($0.1 billion) and higher impairments.

Energy Financial Services 2013 net earnings decreased slightly, or 5%, as a result of lower gains ($0.1 billion), partially offset by core increases and dispositions.

GECAS

GECAS 2014 revenues decreased by $0.1 billion, or 2%, as a result of organic revenue declines ($0.2 billion), partially offset by higher gains ($0.1 billion).

GECAS 2014 net earnings increased by $0.2 billion, or 17%, as a result of lower equipment leased to others (ELTO) impairments ($0.2 billion) related to our operating lease portfolio of commercial aircraft, and higher gains, partially offset by core decreases ($0.1 billion).

GECAS 2013 revenues increased by $0.1 billion, or 1%, as a result of lower finance lease impairments and higher gains.

GECAS 2013 net earnings decreased by $0.3 billion, or 27%, as a result of ELTO impairments ($0.3 billion) related to our operating lease portfolio of commercial aircraft, and core decreases, partially offset by higher gains.

CORPORATE ITEMS AND ELIMINATIONS

Corporate items and eliminations included $0.2 billion of Treasury operation income, and $0.1 billion and $0.2 billion of Treasury operation expenses for 2014, 2013, and 2012, respectively. These Treasury results were primarily related to derivative activities that reduce or eliminate interest rate, currency or market risk between financial assets and liabilities.

Corporate items and eliminations included $0.4 billion of net unallocated tax benefits for 2014, and $0.1 billion of net unallocated tax expenses for both 2013 and 2012.

Corporate items and eliminations included $0.5 billion, $0.3 billion and $0.2 billion of corporate headquarters expenses for 2014, 2013 and 2012, respectively, encompassing executive staff and functional support to our businesses, not least of which is building the capabilities to meet heightened regulatory expectations.

Certain amounts included in corporate items and eliminations are not allocated to the four operating businesses because they are excluded from the measurement of their operating performance for internal purposes. Unallocated costs included $0.1 billion, $0.2 billion and $0.1 billion for 2014, 2013, and 2012, respectively, primarily related to restructuring, rationalization and other charges.

DISCONTINUED OPERATIONS

Discontinued operations primarily comprises our Real Estate business, GE Money Japan (our Japanese personal loan business, Lake, and our Japanese mortgage and card businesses, excluding our investment in GE Nissen Credit Co., Ltd.), our U.S. mortgage business (WMC), our CLL trailer services business in Europe (CLL Trailer Services), our Consumer banking business in Russia (Consumer Russia) and our Consumer mortgage lending business in Ireland (Consumer Ireland).

Associated results of operations, financial position and cash flows are separately reported as discontinued operations for all periods presented.

FINANCIAL INFORMATION FOR DISCONTINUED OPERATIONS

(In millions)	2014	2013	2012

Earnings (loss) from discontinued operations, net of taxes	$896	$(329)	$(322)

The 2014 earnings from discontinued operations, net of taxes, primarily reflected the following:
•	$1.0 billion of earnings from operations at our Real Estate business and
•	$0.1 billion tax benefit related to the extinguishment of our loss-sharing arrangement for excess interest claims associated with the 2008 sale of GE Money Japan.
•
2014 earnings were partially offset by a $0.2 billion after-tax effect of incremental reserves related to retained representation and warranty obligations to repurchase previously sold loans on the 2007 sale of WMC.

The 2013 loss from discontinued operations, net of taxes, primarily reflected the following:
•
$1.6 billion after-tax effect of incremental reserves, primarily related to an agreement to extinguish our loss-sharing arrangement for excess interest claims associated with the 2008 sale of GE Money Japan,

•	$0.2 billion after-tax effect of incremental reserves related to retained representation and warranty obligations to repurchase previously sold loans on the 2007 sale of WMC and
•	$0.2 billion after-tax loss on the planned disposal of Consumer Russia.
•	2013 losses were partially offset by $1.7 billion of earnings from operations at our Real Estate business.

The 2012 loss from discontinued operations, net of taxes, primarily reflected the following:
•	$0.6 billion after-tax effect of incremental reserves for excess interest claims related to our loss-sharing arrangement on the 2008 sale of GE Money Japan,
•	$0.3 billion after-tax effect of incremental reserves related to retained representation and warranty obligations to repurchase previously sold loans on the 2007 sale of WMC and
•	$0.2 billion loss (including a $0.1 billion loss on disposal) related to Consumer Ireland.
•	2012 losses were partially offset by $0.8 billion of earnings from operations at our Real Estate business.

For additional information related to discontinued operations, see Note 2 to the consolidated financial statements.

GEOGRAPHIC DATA

Our global activities span all geographic regions and primarily encompass leasing of aircraft and provision of financial services within these regional economies. Thus, when countries or regions experience currency and/or economic stress, we often have increased exposure to certain risks, but also often have new opportunities that include, among other things, expansion of our activities through purchases of companies or assets at reduced prices and lower U.S. debt financing costs.

Financial results of our non-U.S. activities reported in U.S. dollars are affected by currency exchange. We use a number of techniques to manage the effects of currency exchange, including selective borrowings in local currencies and selective hedging of significant cross-currency transactions. Such principal currencies are the euro, the Australian dollar, the pound sterling and the Japanese yen.

REVENUES

Revenues are classified according to the region to which products and services are sold. For purposes of this analysis, the U.S. is presented separately from the remainder of the Americas.

GEOGRAPHIC REVENUES

(Dollars in billions)	2014	2013	2012

U.S.	$24.9	$23.2	$24.6
Non-U.S.
Europe	7.7	8.2	8.4
Asia	4.5	5.7	5.7
Americas	1.9	2.2	2.2
Middle East and Africa	0.7	0.8	0.8
Total Non-U.S.	14.9	16.9	17.1
Total	$39.8	$40.2	$41.7

Non-U.S. Revenues as a % of Consolidated Revenues	37%	42%	41%

The decreases in non-U.S. revenues in 2014 and 2013 were primarily a result of decreases in Asia and Europe, respectively. Non-U.S. revenues as a percentage of total revenues were 37% in 2014, and 42% in 2013 and 41% in 2012.

The effects of currency fluctuations on reported results were as follows:
•
Decreased revenues by $0.3 billion in 2014, primarily driven by the Australian dollar ($0.1 billion), Swedish krona ($0.1 billion) and Japanese yen ($0.1 billion), partially offset by the British pound ($0.1 billion).

•	Decreased revenues by $0.1 billion in 2013, primarily driven by the Japanese yen ($0.1 billion) and Australian dollar ($0.1), partially offset by the euro ($0.1 billion).
•	Decreased revenues by $0.7 billion in 2012, primarily driven by the euro ($0.3 billion), Polish zloty ($0.1 billion), Hungarian forint ($0.1 billion) and Czech koruna ($0.1 billion).

The effects of foreign currency fluctuations on earnings were minimal, with no single currency having a significant impact.

ASSETS

We classify certain assets that cannot meaningfully be associated with specific geographic areas as "Other Global" for this purpose.

TOTAL ASSETS (CONTINUING OPERATIONS)

December 31 (In billions)	2014	2013

U.S.	$259.1	$245.1
Non-U.S.
Europe	117.5	130.3
Asia	32.1	36.7
Americas	13.3	18.5
Other Global	42.6	45.2
Total Non-U.S.	205.5	230.7
Total	$464.6	$475.8

The decrease in total assets of non-U.S. operations on a continuing basis reflected declines in Europe, Asia and Americas due to the strengthening of the U.S. dollar against most major currencies, primarily the euro, the pound sterling and the Japanese yen and dispositions at various businesses.

RISK MANAGEMENT

How We Oversee & Manage Enterprise Risk

GE BOARD
Committee Report-Outs & Full Board Discussion
AUDIT COMMITTEE
MAJOR RISKS OVERSEEN:
Financial statements, systems & reporting
Compliance
Cybersecurity
GOVERNANCE & PUBLIC AFFAIRS COMMITTEE
MAJOR RISKS OVERSEEN:
Governance
Related person transactions
Public policy
Environmental, health & safety
MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE
MAJOR RISKS OVERSEEN:
Management resources
Senior executive compensation
Succession planning
SCIENCE & TECHNOLOGY COMMITTEE
MAJOR RISKS OVERSEEN:
Technology
Product innovation
RISK COMMITTEE
MAJOR RISKS OVERSEEN:
GE Capital
Enterprise risks (other than those overseen by other GE Board committees)
BOARD OVERSIGHT
AUDIT CHAIR
RISK CHAIR
GECC BOARD
GE CHIEF AUDIT EXECUTIVE
GECC CHIEF AUDIT EXECUTIVE
GE CRO
GECC CRO
GECC HEAD OF CREDIT REVIEW
CORPORATE AUDIT STAFF & GECC AUDIT
Have principal responsibility for monitoring financial reporting and internal control matters at GE and GECC
POLICY COMPLIANCE REVIEW BOARD
Has principal responsibility for monitoring compliance matters across GE
GE BLUEPRINT REVIEWS
A quarterly, integrated risk management & business planning reviews across GE businesses
GE CAPITAL ENTERPRISE RISK MANAGEMENT COMMITTEE
Oversees implementation of GE Capital's risk appetite & establishment of appropriate systems to oversee/manage the following risks: strategic, liquidity, credit & investment, market, operational & compliance
MANAGEMENT OVERSIGHT
STRATEGIC RISK
OPERATIONAL RISK
FINANCIAL RISK
LEGAL & COMPLIANCE RISK
functional reporting
informational reporting

A GE 2014 FORM-10K

A disciplined approach to risk is important in a diversified organization like ours in order to ensure that we are executing according to our strategic objectives and that we only accept risk for which we are adequately compensated. We evaluate risk at the individual transaction level, and evaluate aggregated risk at the customer, industry, geographic and collateral-type levels, where appropriate.

RESPONSIBILITIES

GE BOARD OF DIRECTORS

The GE Board of Directors (Board) has oversight for risk management with a focus on the most significant risks facing the Company, including strategic, operational, financial and legal and compliance risks. At the end of each year, management and the Board jointly develop a list of major risks that GE plans to prioritize in the next year. Throughout the year, the Board and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. Strategic, operational and reputational risks are presented and discussed in the context of the CEO's report on operations to the Board at regularly scheduled Board meetings and at presentations to the Board and its committees by the vice chairmen, GE and GECC Chief Risk Officers (CROs), general counsel and other employees.

COMMITTEES

The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

THE AUDIT COMMITTEE oversees GE's and GE Capital's policies and processes relating to the financial statements, the financial reporting process, compliance and auditing. The Audit Committee, in coordination with the GE Risk Committee, discusses with management the Company's risk assessment and risk management practices and, when reviewing and approving the annual audit plan for the internal audit functions, prioritizes audit focus areas based on their potential risk to the Company. The Audit Committee oversees the Company's cybersecurity program and related risks and monitors ongoing compliance issues and matters. The Audit Committee jointly meets with the GECC Board once a year, which is in addition to an annual joint meeting of the GE Risk Committee and Audit Committee.

THE GOVERNANCE & PUBLIC AFFAIRS COMMITTEE oversees risk related to the Company's governance structure and processes and risks arising from related-person transactions, reviews and discusses with management risks related to GE's public policy initiatives and activities, and monitors the Company's environmental, health and safety compliance and related risks.

THE MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE oversees the risk management associated with management resources, structure, succession planning, management development and selection processes, and includes separate reviews of incentive compensation arrangements at GE and GE Capital to confirm that incentive pay does not encourage unnecessary and excessive risk taking and to review and discuss, at least annually, the relationship between risk management policies and practices, corporate strategy and senior executive compensation. The Management Development and Compensation Committee also incentivizes leaders to improve the Company's competitive position.

THE SCIENCE & TECHNOLOGY COMMITTEE oversees the direction and effectiveness of the company's R&D operations. They also review the company's technology and innovation strategies and approaches, including the impact on the company's performance, growth and competitive position.  The Science & Technology Committee assist the Board in overseeing GE's investments and initiatives in science, technology and software. In addition, they review science and technology trends that could significantly affect the company and the industries in which it operates.

THE GE RISK COMMITTEE oversees risks related to GE Capital and jointly meets throughout the year with the GECC Board of Directors (GECC Board). The GE Risk Committee also oversees the Company's most critical enterprise risks and how management is mitigating these risks.  These risks may be discussed during Risk Committee meetings, as well as full Board updates, Audit Committee updates, and/or during Director business visits.

SENIOR MANAGEMENT

The GE Board's risk oversight process builds upon management's risk assessment and mitigation processes, which include standardized reviews of long-term strategic and operational planning; executive development and evaluation; code of conduct compliance under the Company's The Spirit & The Letter; regulatory compliance; health, safety and environmental compliance; financial reporting and controllership; and information technology and security. A vice-chairman of GE and GE's CRO are responsible for overseeing and coordinating risk assessment and mitigation on an enterprise-wide basis. They lead the Corporate Risk Function and are responsible for the identification of key business risks, providing for appropriate management of these risks within GE Board guidelines, and enforcement through policies and procedures.

OPERATING REVIEWS

CORPORATE AUDIT STAFF & GE CAPITAL AUDIT are responsible for reviewing the governance, processes, controls and accuracy of GE's and GE Capital's financial and compliance reporting.

POLICY COMPLIANCE REVIEW BOARD is a management-level committee that further assists in assessing and mitigating risk.  The Policy Compliance Review Board, which conducted 9 compliance operating reviews and met 3 times in 2014, is chaired by the Company's general counsel and includes the Chief Financial Officer and other senior-level functional leaders.  It has principal responsibility for monitoring compliance matters across the Company.

GE BLUEPRINT REVIEWS are integrated business planning reviews across GE that evaluate strategic objectives, operating and organizational performance, and enterprise risks.   Blueprint reviews are held at least 4 times per year and include the most senior GE business leaders.

GE CAPITAL ENTERPRISE RISK MANAGEMENT COMMITTEE oversees the implementation of GE Capital's risk appetite, and senior management's establishment of appropriate systems to ensure enterprise risks are effectively identified, measured, monitored, and controlled. Additional information on GE Capital's Enterprise Risk Management Committee can be found in the GE Capital Risk Management and Mitigation section below.

RISK MANAGERS

Risk assessment and risk management are the responsibility of management and are carried out through risk managers who are operationally integrated into each of our businesses. These risk managers have acquired deep domain expertise through their long careers and proximity to the business' operations and core processes. Both risk managers and the business leadership teams have specific, enterprise risk focused goals and objectives that are aligned with our overall risk framework.

RISK MITIGATION & COMMUNICATION

Risks identified through our risk management processes are prioritized and, depending on the probability and severity of the risk, escalated to the CRO. These risks are discussed and responsibility for them is assigned to the business or functional leader most suited to manage the risk in connection with the quarterly operating reviews. Assigned owners are required to continually monitor, evaluate and report on risks for which they bear responsibility. Enterprise risk leaders within each business and corporate function are responsible to present to the CRO risk assessments and key risks at least annually. We have general response strategies for managing risks, which categorize risks according to whether the Company will avoid, transfer, reduce or accept the risk. These response strategies are tailored to ensure that risks are within acceptable GE Board general guidelines.

Depending on the nature of the risk involved and the particular business or function affected, we use a wide variety of risk mitigation strategies, including delegation of authorities, standardized processes and strategic planning reviews, operating reviews, insurance, and hedging. As a matter of policy, we generally hedge the risk of fluctuations in foreign currency exchange rates, interest rates and commodity prices. Our service businesses employ a comprehensive tollgate process leading up to and through the execution of a contractual service agreement to mitigate legal, financial and operational risks. Furthermore, we centrally manage some risks by purchasing insurance, the amount of which is determined by balancing the level of risk retained or assumed with the cost of transferring risk to others. We manage the risk of fluctuations in economic activity and customer demand by monitoring industry dynamics and responding accordingly, including by adjusting capacity, implementing cost reductions and engaging in mergers, acquisitions and dispositions.

GE CAPITAL RISK MANAGEMENT & MITIGATION

GE Capital acknowledges risk-taking as a fundamental characteristic of providing financial services. It is inherent to its business and arises in lending, leasing and investment transactions undertaken by GE Capital.

GE Capital's philosophy is to have a strong culture of risk management, combined with a sound risk framework that effectively supports appropriate risk awareness, behaviors and sound risk-based decision making. GE Capital recognizes that effective and comprehensive risk management must include three distinct lines of defense including Business Units, Corporate Risk Management and Internal Audit.

Business Units own and manage risk as a first line of defense with deep risk expertise. The GECC Corporate Risk Management function provides independent oversight and challenge as a second line of defense. Those responsible for risk management activities across GECC, including staff in both the first and second lines of defense, are referred to collectively as "global risk management." The senior risk professionals have, on average, over 30 years of experience. Internal Audit provides the third line of defense.

Corporate Risk Management leverages the risk infrastructure in each of our Business Units, which have adopted an approach that corresponds to GE Capital's overall risk policies, guidelines and review mechanisms. GE Capital's risk infrastructure is designed to manage all risks relevant to its business environment, which if materialized, could prevent GE Capital from achieving its risk objectives and/or result in losses. These risks are defined as GE Capital's Enterprise Risk Universe, which includes the following risks: strategic, liquidity, credit and investment, market, compliance and operational (including financial, information technology, human resources and legal). Reputational risk is considered and managed across each of the categories.

GE Capital continues to make significant investments to enhance its risk management infrastructure and processes consistent with heightened supervisory expectation befitting a nonbank SIFI. As a result, GE Capital is executing on strategic programs and an extensive number of deliverables to improve data and reporting systems, risk and governance processes, and other large scale, critical initiatives including capital planning, models, valuations and regulatory reporting. During 2014, GE Capital increased the number of risk professionals by 11%.

The GE Risk Committee and GECC Board oversee GE Capital's risk appetite, risk assessment and management processes.

The GE Risk Committee and the GECC Board oversee the GE Capital risk management framework, with the GECC Board approving all significant acquisitions and dispositions as well as significant borrowings and investments. The GE Risk Committee and the GECC Board exercise oversight of investment activities in the Business Units through delegations of authority. All participants in the GE Capital risk management process must comply with approval limits established by the GE Risk Committee and the GECC Board.

The Enterprise Risk Management Committee (ERMC), which comprises the most senior leaders in GE Capital as well as the GE CRO, oversees the implementation of GE Capital's risk appetite, and senior management's establishment of appropriate systems (including policies, procedures, and management committees) to ensure enterprise risks are effectively identified, measured, monitored, and controlled. The ERMC has delegated management of specific risks to various sub-committees, including the Operational Risk Management Committee, Asset-Liability Committee, Capital Planning Committee, Allowance and Valuation Risk Committee, Credit Risk Committee and Compliance Committee. A similar committee structure, where appropriate, is replicated at the Business Unit level

Key risk management policies are approved by the GECC Board and the GE Risk Committee at least annually. GE Capital senior management meets with the GE Risk Committee and the GECC Board throughout the year. At these meetings, GE Capital senior management focuses on the risk issues, strategy and governance of the business.

GE Capital's Corporate Risk function, in consultation with the ERMC, updates the Enterprise Risk Appetite Statement annually. This document articulates the enterprise risk objectives, its key universe of risks and the supporting limit structure. GE Capital's risk appetite is determined relative to its desired risk objectives, including, but not limited to, credit ratings, capital levels, liquidity management, regulatory assessments, earnings, dividends and compliance. GE Capital determines its risk appetite through consideration of portfolio analytics, including stress testing and economic capital measurement, experience and judgment of senior risk officers, current portfolio levels, strategic planning, and regulatory and rating agency expectations.

The Enterprise Risk Appetite Statement is presented to the GECC Board and the GE Risk Committee for review and approval at least annually. On a quarterly basis, the status of GE Capital's performance against these limits is reviewed by the GE Risk Committee and GECC Board.

GE Capital monitors its capital adequacy including through economic capital, regulatory capital and enterprise stress testing methodologies. GE Capital's economic capital methodology uses internal models to estimate potential unexpected losses across different portfolios with a confidence level equivalent to an AA agency rating. Although GE Capital is not currently subject to consolidated risk-based capital standards, GE Capital estimates capital adequacy based on the Basel 1 and Basel 3 U.S. frameworks. GE Capital uses stress testing for risk, liquidity and capital adequacy assessment and management purposes, and as an integral part of GE Capital's overall planning processes. Stress testing results inform key strategic portfolio decisions such as the amount of capital required to maintain minimum expected regulatory capital levels in severe but plausible stresses, capital allocation, assist in developing the risk appetite and limits, and help in assessing product specific risk to guide the development and modification of product structures. The GE Risk Committee and the GECC Board review stress test results and their expected impact on capital levels and metrics. The GE Risk Committee and the GECC Board are responsible for overseeing overall capital adequacy, and the capital adequacy process, as well as approving GE Capital's annual capital plan and capital actions. Under enhanced prudential standards for GE Capital as a nonbank SIFI that the Federal Reserve Board proposed in November 2014, GE Capital would also be subject to regulatory capital, liquidity, stress testing, capital planning, risk management and other requirements.

For additional information about our risks see " "Regulations and Supervision" and "Critical Accounting Estimates" sections within  "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STATEMENT OF FINANCIAL POSITION

MAJOR CHANGES IN OUR FINANCIAL POSITION DURING 2014:

•
Investment securities increased $4.3 billion reflecting purchases of U.S. government and federal agency securities at Synchrony Financial and higher net unrealized gains in U.S. Corporate and State and Municipal securities driven by lower interest rates in the U.S. See Note 3.

-
Pre-tax, other-than-temporary impairment losses (OTTI) recognized in earnings were $0.1 billion and $0.7 billion in 2014 and 2013, respectively. The 2014 amount primarily relates to other-than temporary impairments on equity securities, corporate debt securities, commercial and residential mortgage-backed securities (CMBS), residential mortgage-backed securities (RMBS) and asset-backed securities (ABS). The 2013 amount primarily related to credit losses on corporate debt securities and other-than-temporary impairment on equity securities.

-	Pre-tax, OTTI recognized in accumulated other comprehensive income were insignificant amounts in both 2014 and 2013.
•	Financing receivables-net decreased $15.9 billion. See the following Financing Receivables section for additional information.
•
Borrowings decreased $30.8 billion. GECC had net repayments on these borrowings of $24.7 billion during the year, along with a net $9.1 billion reduction in the balances driven by the strengthening of the U.S. dollar against all major currencies.

•
Bank deposits increased $9.5 billion primarily due to increases at our banks of $12.6 billion, including Synchrony Financial of $9.2 billion, partially offset by the reclassification of Budapest Bank deposits to liabilities of businesses held for sale of $1.9 billion.

•
Deferred income taxes increased $0.9 billion primarily due to an increased deferred tax liability as a result of the impact of the adoption of a new accounting standard. See Note 1 for additional information.

•
Accumulated other comprehensive income (loss) – currency translation adjustments decreased $0.2 billion driven by the strengthening U.S. dollar against all major currencies at December 31, 2014 compared with December 31, 2013. This decrease coincides with general decreases in balances of our major asset and liability categories, including: Financing receivables; Property, plant and equipment; Goodwill; Short-term borrowings and Long-term borrowings.

FINANCING RECEIVABLES

Financing receivables is our largest category of assets and represents one of our primary sources of revenues. Our portfolio of financing receivables is diverse and not directly comparable to major U.S. banks. A discussion of the quality of certain elements of the financing receivables portfolio follows.

Our commercial portfolio primarily comprises senior secured positions with comparatively low loss history. The secured receivables in this portfolio are collateralized by a variety of asset classes, which for our CLL business primarily include: industrial-related facilities and equipment, vehicles, corporate aircraft, and equipment used in many industries, including the construction, manufacturing, transportation, media, communications, entertainment, and healthcare industries. The portfolios in our GECAS and Energy Financial Services businesses are collateralized by commercial aircraft and operating assets in the global energy and water industries, respectively. We are in a secured position for substantially all of our commercial portfolio.

Our consumer portfolio is composed primarily of non-U.S. mortgage, sales finance, auto and personal loans in various European and Asian countries and U.S. consumer credit card and sales finance receivables.

During the first quarter of 2014, we combined our CLL Europe and CLL Asia portfolios into CLL International and we transferred our CLL Other portfolio to the CLL Americas portfolio. During the fourth quarter of 2014, we combined our Consumer Non-U.S. auto portfolio into our Consumer Non-U.S. installment and revolving credit portfolio. Prior-period amounts were reclassified to conform to the current-period presentation.

Our risk management process includes standards and policies for reviewing major risk exposures and concentrations, and evaluates relevant data either for individual loans or financing leases, or on a portfolio basis, as appropriate.

Loans acquired in a business acquisition are recorded at fair value, which incorporates our estimate at the acquisition date of the credit losses over the remaining life of the portfolio. As a result, the allowance for losses is not carried over at acquisition. This may have the effect of causing lower reserve coverage ratios for those portfolios.

For purposes of the discussion that follows, "delinquent" receivables are those that are 30 days or more past due based on their contractual terms. Loans purchased at a discount are initially recorded at fair value and accrete interest income over the estimated life of the loan based on reasonably estimable cash flows even if the underlying loans are contractually delinquent at acquisition. "Nonaccrual" financing receivables are those on which we have stopped accruing interest. We stop accruing interest at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days past due, with the exception of consumer credit card accounts, for which we continue to accrue interest until the accounts are written off in the period that the account becomes 180 days past due. Recently restructured financing receivables are not considered delinquent when payments are brought current according to the restructured terms, but may remain classified as nonaccrual until there has been a period of satisfactory payment performance by the borrower and future payments are reasonably assured of collection.

Further information on the determination of the allowance for losses on financing receivables and the credit quality and categorization of our financing receivables is provided in Notes 4 and 19 to the consolidated financial statements.

FINANCING RECEIVABLES

	Financing receivables at		Nonaccrual receivables at			Allowance for losses at
December 31 (In millions)	2014	2013	2014		2013	2014	2013

Commercial
CLL
Americas	$67,096	$69,036	$1,054		$1,275	$455	$473
International(a)	43,407	47,431	946		1,459	376	505
Total CLL	110,503	116,467	2,000		2,734	831	978
Energy Financial Services	2,580	3,107	68		4	26	8
GECAS	8,263	9,377	419		-	46	17
Other	130	318	-		6	-	2
Total Commercial	121,476	129,269	2,487		2,744	903	1,005

Consumer
Non-U.S. residential mortgages(b)	24,893	30,501	1,262		2,161	325	358
Non-U.S. installment
and revolving credit	10,400	15,731	53		106	399	650
U.S. installment and revolving credit	59,863	55,854	2		2	3,186	2,823
Other	5,664	6,953	167		351	101	150
Total Consumer	100,820	109,039	1,484		2,620	4,011	3,981

Total	$222,296	$238,308	$3,971	(c)	$5,364	$4,914	$4,986

(a)
Write-offs to net realizable value are recognized against the allowance for losses primarily in the reporting period in which management has deemed all or a portion of the financing receivable to be uncollectible, but not later than 360 days after initial recognition of a specific reserve for a collateral dependent loan. In accordance with regulatory standards that are applicable in Italy, commercial loans are considered uncollectible when there is demonstrable evidence of the debtor's insolvency, which may result in write-offs occurring beyond 360 days after initial recognition of a specific reserve.

(b)
Included financing receivables of $10,564 million and $12,401 million, nonaccrual receivables of $546 million and $965 million and allowance for losses of $136 million and $126 million at December 31, 2014 and 2013, respectively, primarily related to loans, net of credit insurance, whose terms permitted repayments that are less than the repayments for fully amortizing loans and high loan-to-value ratios at inception (greater than 90%). At origination, we underwrite loans with an adjustable rate to the reset value. Of these loans, about 85% are in our U.K. and France portfolios, which have a delinquency rate of 10%, have a loan-to-value ratio at origination of 82% and have re-indexed loan-to-value ratios of 77% and 62%, respectively. Re-indexed loan-to-value ratios may not reflect actual realizable values of future repossessions. At December 31, 2014, 13% (based on dollar values) of these loans in our U.K. and France portfolios have been restructured.

(c)	Of our $4.0 billion nonaccrual loans of December 31, 2014, $1.7 billion are currently paying in accordance with the contractual terms.

Financing receivables, before allowance for losses, decreased $16.0 billion from December 31, 2013, primarily as a result of the stronger U.S. dollar ($7.1 billion), the reclassification of Budapest Bank to assets of businesses held for sale and the sale of GEMB-Nordic ($5.3 billion), write-offs ($5.0 billion) and transfers to assets held for sale and equipment leased to others ($2.6 billion), partially offset by originations exceeding collections (which includes sales) ($4.7 billion).

Nonaccrual receivables decreased $1.4 billion from December 31, 2013 primarily due to asset sales and resolutions in Consumer, primarily in our U.K. portfolio, and payoffs, collections and write-offs in our CLL portfolio, partially offset by additions in our GECAS portfolio.

Allowance for losses decreased $0.1 billion from December 31, 2013. Allowance for losses decreased at Commercial, primarily as a result of write-offs and resolutions. These decreases were partially offset by increases at Consumer, primarily as a result of an increase in the projected net write-offs over the next 12 months in the U.S. consistent with the growth of related financing receivables, partially offset by the reclassification of Budapest Bank to assets of business held for sale and the sale of GEMB-Nordic. The allowance for losses as a percent of total financing receivables increased from 2.1% at December 31, 2013 to 2.2% at December 31, 2014 reflecting decreases in both the allowance for losses and the overall financing receivables balance as discussed above.

Further information about the allowance for losses related to each of our portfolios is provided below.

SELECTED RATIOS RELATED TO NONACCRUAL FINANCING RECEIVABLES AND THE ALLOWANCES FOR LOSSES

	Nonaccrual financing receivables		Allowance for losses		Allowance for losses
	as a percent of		as a percent of		as a percent of
	total financing receivables at		nonaccrual financing receivables at		total financing receivables at

December 31	2014	2013	2014	2013	2014	2013

Commercial
CLL
Americas	1.6%	1.8%	43.2%	37.1%	0.7%	0.7%
International	2.2	3.1	39.8	34.6	0.9	1.1
Total CLL	1.8	2.3	41.6	35.8	0.8	0.8
Energy Financial Services	2.6	0.1	38.2	200.0	1.0	0.3
GECAS	5.1	-	11.0	-	0.6	0.2
Other	-	1.9	-	33.3	-	0.6
Total Commercial	2.1	2.1	36.3	36.6	0.7	0.8

Consumer
Non-U.S. residential mortgages(a)	5.1	7.1	25.8	16.6	1.3	1.2
Non-U.S. installment and revolving credit	0.5	0.7	752.8	613.2	3.8	4.1
U.S. installment and revolving credit	-	-	(b)	(b)	5.3	5.1
Other	3.0	5.0	60.5	42.7	1.8	2.2
Total Consumer	1.5	2.4	270.3	152.0	4.0	3.7

Total	1.8	2.3	123.8	93.0	2.2	2.1

(a)
Included nonaccrual financing receivables as a percent of financing receivables of 5.2% and 7.8%, allowance for losses as a percent of nonaccrual receivables of 24.8% and 13.0% and allowance for losses as a percent of total financing receivables of 1.3%  and 1.0%  at December 31, 2014 and 2013, respectively, primarily related to loans, net of credit insurance, whose terms permitted repayments that are less than the repayments for fully amortizing loans and high loan-to-value ratios at inception (greater than 90%). Compared to the overall Non-U.S. residential mortgage loan portfolio, the ratio of allowance for losses as a percent of nonaccrual financing receivables for these loans is lower, driven primarily by the higher mix of such products in the U.K. and France portfolios and as a result of the better performance and collateral realization experience in these markets.

(b)	Not meaningful.

Included below is a discussion of financing receivables, allowance for losses, nonaccrual receivables and related metrics for each of our significant portfolios.

CLL – Americas.  Nonaccrual receivables of $1.1 billion represented 26.5% of total nonaccrual receivables at December 31, 2014. The ratio of allowance for losses as a percent of nonaccrual receivables increased from 37.1% at December 31, 2013, to 43.2% at December 31, 2014, reflecting a decline in nonaccrual receivables in our media, healthcare, materials, franchise and aircraft portfolios, partially offset by increases in our Canada and Latin America portfolios. The ratio of nonaccrual receivables as a percent of financing receivables decreased from 1.8% at December 31, 2013 to 1.6% at December 31, 2014, reflecting decreased nonaccrual receivables for the reasons described above. Collateral supporting these nonaccrual financing receivables primarily includes assets in the restaurant and hospitality, trucking and industrial equipment industries and corporate aircraft, and for our leveraged finance business, equity of the underlying businesses.

CLL – International. Nonaccrual receivables of $0.9 billion represented 23.8% of total nonaccrual receivables at December 31, 2014. The ratio of allowance for losses as a percent of nonaccrual receivables increased from 34.6% at December 31, 2013 to 39.8% at December 31, 2014, reflecting a decrease in nonaccrual receivables and allowance for losses in our Interbanca S.p.A. and Australia portfolios primarily as a result of account resolutions and sales of nonaccrual receivables in Korea. Approximately 55% of our CLL – International nonaccrual receivables are attributable to the Interbanca S.p.A. portfolio, which was acquired in 2009. The loans acquired with Interbanca S.p.A. were recorded at fair value, which incorporates an estimate at the acquisition date of credit losses over their remaining life. Accordingly, these loans generally have a lower ratio of allowance for losses as a percent of nonaccrual receivables compared to the remaining portfolio. Excluding the nonaccrual loans attributable to the 2009 acquisition of Interbanca S.p.A., the ratio of allowance for losses as a percent of nonaccrual receivables increased from 42.2% at December 31, 2013, to 61.7% at December 31, 2014, primarily due to sales of nonaccrual receivables in Korea and a decrease in nonaccrual receivables and allowance for losses in our Australia portfolio. The ratio of nonaccrual receivables as a percent of financing receivables decreased from 3.1% at December 31, 2013 to 2.2% at December 31, 2014, for the reasons described above. Collateral supporting these secured nonaccrual financing receivables are primarily equity of the underlying businesses, purchased receivables, commercial real estate, manufacturing and other equipment, and corporate aircraft.

Consumer − Non-U.S. residential mortgages. Nonaccrual receivables of $1.3 billion represented 31.8% of total nonaccrual receivables at December 31, 2014. The ratio of allowance for losses as a percent of nonaccrual receivables increased from 16.6% at December 31, 2013, to 25.8% at December 31, 2014, due to a decrease in nonaccrual receivables primarily driven by asset sales and resolutions in our U.K. portfolio. Our non-U.S. mortgage portfolio has a loan-to-value ratio of approximately 76% at origination and the vast majority is first lien positions. Our U.K. and France portfolios, which comprise a majority of our total mortgage portfolio, have re-indexed loan-to-value ratios of 70% and 55%, respectively, and about 7% of these loans are without mortgage insurance and have a reindexed loan-to-value ratio equal to or greater than 100%. Re-indexed loan-to-value ratios may not reflect actual realizable values of future repossessions. Loan-to-value information is updated on a quarterly basis for a majority of our loans and considers economic factors such as the housing price index. At December 31, 2014, we had in repossession stock 142 houses in the U.K., which had a value of less than $0.1 billion. The ratio of nonaccrual receivables as a percent of financing receivables decreased from 7.1% at December 31, 2013 to 5.1% at December 31, 2014 due to a decrease in nonaccrual receivables described above.

Consumer − Non-U.S. installment and revolving credit. Nonaccrual receivables of $0.1 billion represented 1.3% of total nonaccrual receivables at December 31, 2014. The ratio of allowance for losses as a percent of financing receivables decreased from 4.1% at December 31, 2013 to 3.8% at December 31, 2014, primarily reflecting improvements in our Australia portfolio, partially offset by the sale of GEMB-Nordic.

Consumer − U.S. installment and revolving credit. The ratio of allowance for losses as a percent of financing receivables increased from 5.1% at December 31, 2013 to 5.3% at December 31, 2014, reflecting an increase in the projected net write-offs over the next 12 months.

FINANCIAL RESOURCES AND LIQUIDITY

LIQUIDITY AND BORROWINGS

We maintain a strong focus on liquidity. We manage our liquidity to help provide access to sufficient funding to meet our business needs and financial obligations throughout business cycles.

Our liquidity and borrowing plans are established within the context of our annual financial and strategic planning processes. Our liquidity and funding plans take into account the liquidity necessary to fund our operating commitments. We also take into account our capital allocation and growth objectives, including paying dividends.

Our liquidity position is targeted to meet our obligations under both normal and stressed conditions. We establish a funding plan annually that is based on the projected asset size and cash needs of the business, which, over the past few years, has incorporated our strategy to reduce our ending net investment. We rely on a diversified source of funding, including the unsecured term debt markets, the global commercial paper markets, deposits, secured funding, retail funding products, bank borrowings and securitizations to fund our balance sheet. We also rely on cash generated through collection of principal, interest and other payments on our existing portfolio of loans and leases to fund our operating and interest expense costs.

Our 2015 funding plan anticipates repayment of principal on outstanding short-term borrowings, including the current portion of long-term debt ($37.7 billion at December 31, 2014), through issuance of long-term debt and reissuance of commercial paper, cash on hand, dispositions, asset sales, and deposits and other alternative sources of funding. Long-term maturities and early redemptions were $40.7 billion in 2014. Interest on borrowings is primarily repaid through interest earned on existing financing receivables. During 2014, we earned interest income on financing receivables of $18.7 billion, which more than offset interest expense of $7.3 billion.

We maintain a detailed liquidity policy that requires us to maintain a contingency funding plan. The liquidity policy defines our liquidity risk tolerance under different stress scenarios based on our liquidity sources and also establishes procedures to escalate potential issues. We actively monitor our access to funding markets and our liquidity profile through tracking external indicators and testing various stress scenarios. The contingency funding plan provides a framework for handling market disruptions and establishes escalation procedures in the event that such events or circumstances arise.

LIQUIDITY SOURCES

We maintain liquidity sources that consist of cash and equivalents of $ 74.1  billion, committed unused credit lines of $44.4 billion, and high-quality, liquid investments of $1.2 billion.

CASH AND EQUIVALENTS

December 31 (In billions)	2014

U.S.	$28.3
Non-U.S.	45.8	(a)
Total consolidated	$74.1	(b)

(a)
Of this amount at December 31, 2014, $3.9 billion was considered indefinitely reinvested. Indefinitely reinvested cash held outside of the U.S. is available to fund operations and other growth of non-U.S. subsidiaries; it is also available to fund our needs in the U.S. on a short-term basis through short-term loans, without being subject to U.S. tax. Under the Internal Revenue Code, these loans are permitted to be outstanding for 30 days or less and the total of all such loans is required to be outstanding for less than 60 days during the year. If we were to repatriate indefinitely reinvested cash held outside the U.S., we would be subject to additional U.S. income taxes and foreign withholding taxes.

(b)	At December 31, 2014, cash and cash equivalents of about $20.0 billion were in regulated banks and insurance entities and were subject to regulatory restrictions.

COMMITTED UNUSED CREDIT LINES

December 31 (In billions)	2014

Revolving credit agreements (exceeding one year)	$25.1
Revolving credit agreements (364-day line)(a)	19.3
Total(b)	$44.4

(a)	Contain a term-out feature that allows us to extend borrowings for two years from the date on which such borrowings would otherwise be due.
(b)
Total committed, unused credit lines were extended to us by 49 financial institutions. GECC can borrow up to $44.4 billion under all of these credit lines. GE can borrow up to $13.7 billion under certain of these credit lines.

FUNDING PLAN

GE reduced its GE Capital ENI, excluding liquidity, to $328 billion at December 31, 2014.

During 2014, we completed issuances of $9.5 billion of senior unsecured debt (excluding securitizations described below) with maturities up to 40 years (and subsequent to December 31, 2014 through February 13, 2015, an additional $8.1 billion). In addition, in August 2014, Synchrony Financial completed issuances of $3.6 billion of senior unsecured debt with maturities up to 10 years and $8.0 billion of unsecured term loans maturing in 2019, and in October 2014 completed issuances of $0.8 billion unsecured term loans maturing in 2019 under the New Bank Term Loan Facility with third party lenders. Subsequent to December 31, 2014 through February 13, 2015, Synchrony Financial issued an additional $1.0 billion of senior unsecured debt maturing in 2020.

COMMERCIAL PAPER

(In billions)

Average commercial paper borrowings during the fourth quarter of 2014	$25.0
Maximum commercial paper borrowings outstanding during the fourth quarter of 2014	25.1

Our commercial paper maturities are funded principally through new commercial paper issuances.

We securitize financial assets as an alternative source of funding. During 2014, we completed $11.1 billion of non-recourse issuances and $11.3 billion of non-recourse borrowings matured. At December 31, 2014, consolidated non-recourse securitization borrowings were $29.9 billion.

We have nine deposit-taking banks outside of the U.S. and two deposit-taking banks in the U.S. – Synchrony Bank (formerly GE Capital Retail Bank), a Federal Savings Bank (FSB), and GE Capital Bank, an industrial bank (IB). The FSB and IB currently issue certificates of deposit (CDs) in maturity terms up to 10 years.

ALTERNATIVE FUNDING

(In billions)

Total alternative funding at December 31, 2013	$107.1
Total alternative funding at December 31, 2014	117.3
Bank deposits	62.8
Non-recourse securitization borrowings	29.9
Funding secured by real estate, aircraft and other collateral	5.5
GE Interest Plus notes (including $0.1 billion of current long-term debt)	5.6
Bank unsecured	13.5

As a matter of general practice, we routinely evaluate the economic impact of calling debt instruments where we have the right to exercise a call. In determining whether to call debt, we consider the economic benefit to GECC of calling debt, the effect of calling debt on our liquidity profile and other factors. During 2014, we called $0.4 billion of long-term debt.

EXCHANGE RATE AND INTEREST RATE RISKS

Exchange rate and interest rate risks are managed with a variety of techniques, including match funding and selective use of derivatives. We use derivatives to mitigate or eliminate certain financial and market risks because we conduct business in diverse markets around the world and local funding is not always efficient. In addition, we use derivatives to adjust the debt we are issuing to match the fixed or floating nature of the assets we are originating. We apply strict policies to manage each of these risks, including prohibitions on speculative activities. Following is an analysis of the potential effects of changes in interest rates and currency exchange rates using so-called "shock" tests that seek to model the effects of shifts in rates. Such tests are inherently limited based on the assumptions used (described further below) and should not be viewed as a forecast; actual effects would depend on many variables, including market factors and the composition of the Company's assets and liabilities at that time.

•
It is our policy to minimize exposure to interest rate changes. We fund our financial investments using debt or a combination of debt and hedging instruments so that the interest rates of our borrowings match the expected interest rate profile on our assets. To test the effectiveness of our hedging actions, we assumed that, on January 1, 2015, interest rates decreased by 100 basis points across the yield curve (a "parallel shift" in that curve) and further assumed that the decrease remained in place for the next 12 months. Based on the year-end 2014 portfolio and holding all other assumptions constant, we estimated that our consolidated net earnings for the next 12 months, starting in January 2015, would decline by less than $0.1 billion as a result of this parallel shift in the yield curve.

•
It is our policy to minimize currency exposures and to conduct operations either within functional currencies or using the protection of hedge strategies. We analyzed year-end 2014 consolidated currency exposures, including derivatives designated and effective as hedges, to identify assets and liabilities denominated in other than their relevant functional currencies. For such assets and liabilities, we then evaluated the effects of a 10% shift in exchange rates between those currencies and the U.S. dollar, holding all other assumptions constant. This analysis indicated that our 2015 consolidated net earnings would decline by less than $0.1 billion as a result of such a shift in exchange rates. This analysis excludes any translation impact from changes in exchange rates on our financial results.

DEBT AND DERIVATIVE INSTRUMENTS, GUARANTEES AND COVENANTS

CREDIT RATINGS

As of December 31, 2014, GE's and GECC's long-term unsecured debt ratings from Standard and Poor's Ratings Service (S&P) were AA+ with a stable outlook and their short-term funding ratings from S&P were A-1+. We are disclosing these ratings to enhance understanding of our sources of liquidity and the effects of our ratings on our costs of funds. Although we currently do not expect a downgrade in the credit ratings, our ratings may be subject to a revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

PRINCIPAL DEBT AND DERIVATIVE CONDITIONS

Certain of our derivative instruments can be terminated if specified credit ratings are not maintained and certain debt and derivatives agreements of other consolidated entities have provisions that are affected by these credit ratings.

Fair values of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our standard master agreements) on an individual counterparty basis. Where we have agreed to netting of derivative exposures with a counterparty, we offset our exposures with that counterparty and apply the value of collateral posted to us to determine the net exposure. We actively monitor these net exposures against defined limits and take appropriate actions in response, including requiring additional collateral.

Swap, forward and option contracts are executed under standard master agreements that typically contain mutual downgrade provisions that provide the ability of the counterparty to require termination if the long-term credit ratings of the applicable GE entity were to fall below A-/A3. In certain of these master agreements, the counterparty also has the ability to require termination if the short-term ratings of the applicable GE entity were to fall below A-1/P-1. The net derivative liability after consideration of netting arrangements, outstanding interest payments and collateral posted by us under these master agreements was estimated to be $0.1 billion at December 31, 2014. See Note 15 to the consolidated financial statements.

Other debt and derivative agreements of consolidated entities include Trinity, which comprises two entities that hold investment securities, the majority of which are investment grade, and were funded by the issuance of guaranteed investment contracts (GICs). These GICs included conditions under which certain holders could require immediate repayment of their investment should the long-term credit ratings of GECC fall below AA-/Aa3 or the short-term credit ratings fall below A-1+/P-1, and are reported in investment contracts, insurance liabilities and insurance annuity benefits. The Trinity assets and liabilities are disclosed in note (a) on our Statement of Financial Position in the consolidated financial statements. Another consolidated entity also had issued GICs where proceeds are loaned to GECC. These GICs included conditions under which certain holders could require immediate repayment of their investment should the long-term credit ratings of GECC fall below AA-/Aa3. These obligations are included in long-term borrowings on our Statement of Financial Position in the consolidated financial statements. These three consolidated entities ceased issuing GICs in 2010.

RATIO OF EARNINGS TO FIXED CHARGES, INCOME MAINTENANCE AGREEMENT AND SUBORDINATED DEBENTURES

GE provides implicit and explicit support to GECC through commitments, capital contributions and operating support. For example, and as discussed below, GE has committed to keep GECC's ratio of earnings to fixed charges above a minimum level. GECC's credit rating is higher than it would be on a stand-alone basis as a result of this financial support. GECC currently does not pay GE for this support.

Under an agreement between GE and GECC, GE will make payments to GECC, constituting additions to pre-tax income under the agreement (which increases equity), to the extent necessary to cause the ratio of earnings to fixed charges of GECC and consolidated affiliates (determined on a consolidated basis) to be not less than 1.10:1 for the period, as a single aggregation, of each GECC fiscal year commencing with fiscal year 1991. GECC's ratio of earnings to fixed charges was 1.73:1 for 2014. No payment for 2014 was required pursuant to this agreement. On February 24, 2015, GE and GECC amended this agreement, effective beginning in 2015, to exclude non-cash charges attributable to goodwill and intangibles (which are excluded from regulatory capital calculations) for purposes of calculating GECC's ratio of earnings to fixed charges.

In addition, in connection with certain subordinated debentures of GECC that may be classified as equity (hybrid debt), during events of default or interest deferral periods under such subordinated debentures, GECC has agreed not to declare or pay any dividends or distributions or make certain other payments with respect to its capital stock, and GE has agreed to promptly return any payments made to GE in violation of this agreement. There were $7.1 billion of such debentures outstanding at December 31, 2014. See Note 8 to the consolidated financial statements.

STATEMENT OF CASH FLOWS – OVERVIEW FROM 2012 THROUGH 2014

Our business uses a variety of financial resources to meet its capital needs.  Cash for our business activities is primarily provided from the issuance of term debt and commercial paper in public and private markets and deposits, as well as financing receivables collections, sales and securitizations.

CASH FLOWS

(In billions)	2014	2013	2012

Cash from operating activities	$18.5	$19.9	$19.7
Cash from (used for) investing activities	(1.8)	22.7	15.9
Cash used for financing activates	(13.4)	(28.8)	(51.6)

2014–2013 COMMENTARY

GECC cash from operating activities decreased $1.5 billion primarily due to the following:
•	A net decrease in tax activity of $3.9 billion driven by net tax payments in 2014 compared with net tax refunds in 2013.
•	A decrease in cash generated from lower net earnings from continuing operations of $0.2 billion.
•	These decreases were partially offset by a $3.0 billion increase in net cash collateral activity with counterparties on derivative contracts.

GECC cash used for investing activities was $1.8 billion in 2014, compared with cash from investing activities of $22.7 billion in 2013, a decrease of $24.5 billion primarily due to the following:
•
A net decrease in financing receivables activity of $7.6 billion driven by net originations of financing receivables in 2014 of $4.7 billion, compared with net collections (which includes sales) of financing receivables of $2.9 billion in 2013.

•	The 2013 acquisition of MetLife Bank, N.A., resulting in net cash provided of $6.4 billion.
•	Lower proceeds from sales of real estate properties of $2.2 billion.
•	A net decrease in investment securities activity of $2.7 billion driven by net purchases of $1.2 billion in 2014, compared with net sales of $1.5 billion in 2013.
•	Lower activity in other assets-investments of $2.5 billion driven by net activity of our equity method investments.

GECC cash used for financing activities decreased $15.3 billion primarily due to the following:
•	A net increase in deposits at our banks of $11.1 billion.
•	Lower dividends paid to GE driven by dividends totaling $3.0 billion and $6.0 billion, including special dividends of $1.0 billion and $4.1 billion in 2014 and 2013, respectively.
•	2014 proceeds received from the initial public offering of Synchrony Financial of $2.8 billion.

2013–2012 COMMENTARY

GECC cash from operating activities increased $0.2 billion primarily due to the following:
•	An increase in net tax activity of $2.5 billion driven by net tax refunds in 2013, compared with net tax payments in 2012.
•	An increase in accounts payable of $1.2 billion in addition to an increase in cash generated from earnings and other activity.
•	These increases were partially offset by a decrease in net cash collateral activity with counterparties on derivative contracts of $5.2 billion.

GECC cash from investing activities increased $6.8 billion primarily due to the following:
•	Higher proceeds from sales of real estate properties of $2.4 billion.
•	The 2013 acquisition of MetLife Bank, N.A., resulting in net cash provided of $6.4 billion.
•	Higher collections (which includes sales) exceeding originations of financing receivables of $2.0 billion.
•	These increases were partially offset by lower net loan repayments from our equity method investments of $4.9 billion.

GECC cash used for financing activities decreased $22.9 billion primarily due to the following:
•	Lower net repayments of borrowings, consisting primarily of net reductions in long-term borrowings and commercial paper of $23.9 billion.
•	Lower redemptions of guaranteed investment contracts of $2.3 billion.
•
Beginning in the second quarter of 2012, GECC restarted its dividend to GE. GECC paid dividends totaling $6.0 billion and $6.4 billion to GE, including special dividends of $4.1 billion and $4.5 billion in 2013 and 2012, respectively.

•	These decreases were partially offset by lower proceeds from the issuance of preferred stock of $3.0 billion.

CONTRACTUAL OBLIGATIONS

As defined by reporting regulations, our contractual obligations for future payments as of December 31, 2014, follow.

	Payments due by period
					2020 and
(In billions)	Total	2015	2016-2017	2018-2019	thereafter

Borrowings and bank deposits (Note 8)	$349.0	$115.6	$89.3	$51.6	$92.5
Interest on borrowings and bank deposits	79.3	7.8	12.2	10.0	49.3
Purchase obligations(a)(b)	35.7	11.6	7.1	7.9	9.1
Insurance liabilities (Note 9)(c)	12.6	1.3	2.2	1.6	7.5
Operating lease obligations (Note 13)	1.3	0.2	0.4	0.2	0.5
Other liabilities(d)	15.8	13.9	1.3	0.1	0.5
Contractual obligations of discontinued operations(e)	2.1	2.1	-	-	-

(a)	Included all take-or-pay arrangements, capital expenditures, contractual commitments to purchase equipment that will be leased to others, contractual commitments related to factoring agreements, software acquisition/license commitments and any contractually required cash payments for acquisitions.
(b)	Excluded funding commitments entered into in the ordinary course of business. Further information on these commitments and other guarantees is provided in Note 17 to the consolidated financial statements.
(c)	Included contracts with reasonably determinable cash flows such as structured settlements, guaranteed investment contracts and certain property and casualty contracts, and excluded long-term care, variable annuity and other life insurance contracts.
(d)
Included an estimate of future expected funding requirements related to our postretirement benefit plans and included liabilities for unrecognized tax benefits. Because their future cash outflows are uncertain, the following non-current liabilities are excluded from the table above: deferred taxes, derivatives, deferred revenue and other sundry items. For further information on certain of these items, see Notes 10 and 15 to the consolidated financial statements.

(e)	Included payments for other liabilities.

EXPOSURES

GECC SELECTED EUROPEAN EXPOSURES

At December 31, 2014, we had $61.5 billion in financing receivables to consumer and commercial customers in Europe. The GECC financing receivables portfolio in Europe is well diversified across European geographies and customers. Approximately 92% of the portfolio is secured by collateral and represents approximately 500,000 commercial customers. Several European countries, including Spain, Portugal, Ireland, Italy, Greece and Hungary (focus countries), have been subject to credit deterioration due to weaknesses in their economic and fiscal situations. The carrying value of GECC funded exposures in these focus countries and in the rest of Europe comprised the following at December 31, 2014.

								Rest of	Total
December 31, 2014 (In millions)	Spain	Portugal	Ireland	Italy	Greece		Hungary	Europe	Europe

Financing receivables, before allowance
for losses on financing receivables	$1,268	$206	$283	$6,089		$3	$491	$53,994	$62,334
Allowance for losses on
financing receivables	(72)	(16)	(41)	(149)		-	-	(571)	(849)

Financing receivables, net of allowance
for losses on financing receivables(a)(b)	1,196	190	242	5,940		3	491	53,423	61,485
Investments(c)(d)	3	-	-	75		-	-	1,707	1,785
Cost and equity method investments(e)	-	-	478	56		32	-	1,579	2,145
Derivatives, net of collateral(c)(f)	2	-	-	49		-	-	220	271
Equipment leased to others (ELTO)(g)	493	210	62	665		230	231	9,840	11,731

Total funded exposures(h)(i)(j)	$1,694	$400	$782	$6,785	-	265	$722	$66,769	$77,417

Unfunded commitments(j)(k)	$18	$8	$100	$234		$3	$-	$4,361	$4,724

(a)	Financing receivable amounts are classified based on the location or nature of the related obligor.
(b)
Substantially all relates to non-sovereign obligors. Included residential mortgage loans of approximately $24.7 billion before consideration of purchased credit protection. We have third-party mortgage insurance for less than 8.1% of these residential mortgage loans, which were primarily originated in France and the U.K.

(c)	Investments and derivatives are classified based on the location of the parent of the obligor or issuer.
(d)
Included $0.3 billion related to financial institutions, $0.1 billion related to non-financial institutions and $1.3 billion related to sovereign issuers. Sovereign issuances totaled $0.1 billion related to Italy. We held no investments issued by sovereign entities in the other focus countries.

(e)	Substantially all is non-sovereign.
(f)	Net of cash collateral; entire amount is non-sovereign.
(g)
These assets are held under long-term investment and operating strategies, and our ELTO strategies contemplate an ability to redeploy assets under lease should default by the lessee occur. The values of these assets could be subject to decline or impairment in the current environment.

(h)
Excluded $33.6 billion of cash and equivalents, which is composed of $25.2 billion of cash on short-term placement with highly rated global financial institutions based in Europe, sovereign central banks and agencies or supranational entities, of which $1.1 billion is in focus countries, and $8.4 billion of cash and equivalents placed with highly rated European financial institutions on a short-term basis, secured by U.S. Treasury securities ($4.1 billion) and sovereign bonds of non-focus countries ($4.3 billion), where the value of our collateral exceeds the amount of our cash exposure.

(i)
Rest of Europe included $1.9 billion and $0.1 billion of exposure for Russia and Ukraine, respectively, substantially all ELTO and financing receivables related to commercial aircraft in our GECAS portfolio.

(j)	Excludes assets held for sale and unfunded commitments related to Budapest Bank for Hungary.
(k)	Includes ordinary course of business lending commitments, commercial and consumer unused revolving credit lines, inventory financing arrangements and investment commitments.

We manage counterparty exposure, including credit risk, on an individual counterparty basis. We place defined risk limits around each obligor and review our risk exposure on the basis of both the primary and parent obligor, as well as the issuer of securities held as collateral. These limits are adjusted on an ongoing basis based on our continuing assessment of the credit risk of the obligor or issuer. In setting our counterparty risk limits, we focus on high-quality credits and diversification through spread of risk in an effort to actively manage our overall exposure. We actively monitor each exposure against these limits and take appropriate action when we believe that risk limits have been exceeded or there are excess risk concentrations. Our collateral position and ability to work out problem accounts have historically mitigated our actual loss experience. Delinquency experience has been relatively stable in our European commercial and consumer platforms in the aggregate, and we actively monitor and take action to reduce exposures where appropriate. Uncertainties surrounding European markets could have an impact on the judgments and estimates used in determining the carrying value of these assets.

CRITICAL ACCOUNTING ESTIMATES

Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they involve significant judgments and uncertainties. Many of these estimates include determining fair value. All of these estimates reflect our best judgment about current, and for some estimates future, economic and market conditions and their potential effects based on information available as of the date of these financial statements. If these conditions change from those expected, it is reasonably possible that the judgments and estimates described below could change, which may result in future impairments of investment securities, goodwill, intangibles and long-lived assets, incremental losses on financing receivables, increases in reserves for contingencies, establishment of valuation allowances on deferred tax assets and increased tax liabilities, among other effects. Also see Note 1 to the consolidated financial statements, which discusses our most significant accounting policies.

LOSSES ON FINANCING RECEIVABLES

Losses on financing receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. The method for calculating the best estimate of losses depends on the size, type and risk characteristics of the related financing receivable. Such an estimate requires consideration of historical loss experience, adjusted for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of specific customers and market sectors, collateral values (including housing price indices, as applicable), and the present and expected future levels of interest rates. The underlying assumptions, estimates and assessments we use to provide for losses are updated to reflect our view of current conditions and are subject to the regulatory examination process, which can result in changes to our assumptions. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible that we will experience credit losses that are different from our current estimates. Write-offs in both our consumer and commercial portfolios can also reflect both losses that are incurred subsequent to the beginning of a fiscal year and information becoming available during that fiscal year that may identify further deterioration on exposures existing prior to the beginning of that fiscal year, and for which reserves could not have been previously recognized. Our risk management process includes standards and policies for reviewing major risk exposures and concentrations, and evaluates relevant data either for individual loans or financing leases, or on a portfolio basis, as appropriate.

Further information is provided in the Global Risk Management section and Statement of Financial Position – Financing Receivables section within the MD&A, the Asset Impairment section that follows and in Notes 1 and 4 to the consolidated financial statements.

ASSET IMPAIRMENT

Asset impairment assessment involves various estimates and assumptions as follows:

INVESTMENTS

We regularly review investment securities for impairment using both quantitative and qualitative criteria. For debt securities, if we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate other qualitative criteria to determine whether a credit loss exists, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. Quantitative criteria include determining whether there has been an adverse change in expected future cash flows. For equity securities, our criteria include the length of time and magnitude of the amount that each security is in an unrealized loss position. Our other-than-temporary impairment reviews involve our finance, risk and asset management functions as well as the portfolio management and research capabilities of our internal and third-party asset managers. See Note 1 to the consolidated financial statements, which discusses the determination of fair value of investment securities.

Further information about actual and potential impairment losses is provided in Notes 1, 3 and 7 to the consolidated financial statements.

LONG-LIVED ASSETS

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset's residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. We derive the required undiscounted cash flow estimates from our historical experience and our internal business plans. To determine fair value, we use quoted market prices when available, our internal cash flow estimates discounted at an appropriate interest rate and independent appraisals, as appropriate.

Our operating lease portfolio of commercial aircraft is a significant concentration of assets in GECAS, and is particularly subject to market fluctuations. Therefore, we test recoverability of each aircraft in our operating lease portfolio at least annually. Additionally, we perform quarterly evaluations in circumstances such as when aircraft are re-leased, current lease terms have changed or a specific lessee's credit standing changes. We consider market conditions, such as global demand for commercial aircraft. Estimates of future rentals and residual values are based on historical experience and information received routinely from independent appraisers. Estimated cash flows from future leases are reduced for expected downtime between leases and for estimated technical costs required to prepare aircraft to be redeployed. Fair value used to measure impairment is based on management's best estimate. In determining its best estimate, management evaluates average current market values (obtained from third parties) of similar type and age aircraft, which are adjusted for the attributes of the specific aircraft under lease.

We recognized impairment losses on our operating lease portfolio of commercial aircraft of $0.4 billion and $0.7 billion in 2014 and 2013, respectively. Impairment losses in 2014 primarily related to regional jets and older technology aircraft. The average age of aircraft we impaired in 2014 was 17 years compared with 7 years for our total fleet. Provisions for losses on financing receivables related to commercial aircraft were an insignificant amount for both 2014 and 2013.

Further information on impairment losses and our exposure to the commercial aviation industry is provided in Notes 5 and 17 to the consolidated financial statements.

GOODWILL AND OTHER IDENTIFIED INTANGIBLE ASSETS

We test goodwill for impairment annually and more frequently if circumstances warrant. We determine fair values for each of the reporting units using an income approach. When available and appropriate, we use comparative market multiples to corroborate discounted cash flow results. For purposes of the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each business. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the cost of equity financing. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. Discount rates used in our reporting unit valuations ranged from 10.5% to 13.3%. Valuations using the market approach reflect prices and other relevant observable information generated by market transactions involving comparable businesses.

Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods.

We review identified intangible assets with defined useful lives and subject to amortization for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment loss occurred requires comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. For our insurance activities remaining in continuing operations, we periodically test for impairment our deferred acquisition costs and present value of future profits.

Further information is provided in Notes 1 and 6 to the consolidated financial statements.

BUSINESSES AND ASSETS HELD FOR SALE

Businesses held for sale represent components that meet the accounting requirements to be classified as held for sale and are presented as single asset and liability amounts in our financial statements with a valuation allowance, if necessary, to recognize the net carrying amount at the lower of cost or fair value, less cost to sell. Financing receivables that no longer qualify to be presented as held for investment must be classified as held for sale and recognized in our financial statements at the lower of cost or fair value, less cost to sell, with that amount representing a new cost basis at the date of transfer.

The determination of fair value for businesses and portfolios of financing receivables involves significant judgments and assumptions. Development of estimates of fair values in this circumstance is complex and is dependent upon, among other factors, the nature of the potential sales transaction (for example, asset sale versus sale of legal entity), composition of assets and/or businesses in the disposal group, the comparability of the disposal group to market transactions, negotiations with third party purchasers, etc. Such factors bear directly on the range of potential fair values and the selection of the best estimates. Key assumptions were developed based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction.

We will review all businesses and assets held for sale each reporting period to determine whether the existing carrying amounts are fully recoverable in comparison to estimated fair values.

INCOME TAXES

Our annual tax rate is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining our tax expense and in evaluating our tax positions, including evaluating uncertainties. We review our tax positions quarterly and adjust the balances as new information becomes available. Our income tax rate is significantly affected by the tax rate on our global operations. In addition to local country tax laws and regulations, this rate depends on the extent earnings are indefinitely reinvested outside the United States. Indefinite reinvestment is determined by management's judgment about and intentions concerning the future operations of the Company. At December 31, 2014 and 2013, approximately $78 billion and $73 billion of earnings, respectively, have been indefinitely reinvested outside the United States. Most of these earnings have been reinvested in active non-U.S. business operations, and we do not intend to repatriate these earnings to fund U.S. operations. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely.

Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carryforwards. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely heavily on estimates. We use our historical experience and our short- and long-range business forecasts to provide insight. Further, our global and diversified business portfolio gives us the opportunity to employ various prudent and feasible tax planning strategies to facilitate the recoverability of future deductions. Amounts recorded for deferred tax assets related to non-U.S. net operating losses, net of valuation allowances, were $4.7 billion and $4.6 billion at December 31, 2014 and 2013, respectively, including $1.5 billion and $1.8 billion at December 31, 2014 and 2013 of deferred tax assets, net of valuation allowances, associated with losses reported in discontinued operations, primarily related to our Real Estate business and our loss on the sale of GE Money Japan. Such year-end 2014 amounts are expected to be fully recoverable within the applicable statutory expiration periods. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

Further information on income taxes is provided in in the Other Consolidated Information – Income Taxes section within the MD&A and in Note 10 to the consolidated financial statements.

DERIVATIVES AND HEDGING

We use derivatives to manage a variety of risks, including risks related to interest rates, foreign exchange and commodity prices. Accounting for derivatives as hedges requires that, at inception and over the term of the arrangement, the hedged item and related derivative meet the requirements for hedge accounting. The rules and interpretations related to derivatives accounting are complex. Failure to apply this complex guidance correctly will result in all changes in the fair value of the derivative being reported in earnings, without regard to the offsetting changes in the fair value of the hedged item.

In evaluating whether a particular relationship qualifies for hedge accounting, we test effectiveness at inception and each reporting period thereafter by determining whether changes in the fair value of the derivative offset, within a specified range, changes in the fair value of the hedged item. If fair value changes fail this test, we discontinue applying hedge accounting to that relationship prospectively. Fair values of both the derivative instrument and the hedged item are calculated using internal valuation models incorporating market-based assumptions, subject to third-party confirmation, as applicable.

Further information about our use of derivatives is provided in Notes 1, 7, 14 and 15 to the consolidated financial statements.

FAIR VALUE MEASUREMENTS

Assets and liabilities measured at fair value every reporting period include investments in debt and equity securities and derivatives. Assets that are not measured at fair value every reporting period but that are subject to fair value measurements in certain circumstances include loans and long-lived assets that have been reduced to fair value when they are held for sale, impaired loans that have been reduced based on the fair value of the underlying collateral, cost and equity method investments and long-lived assets that are written down to fair value when they are impaired and the remeasurement of retained investments in formerly consolidated subsidiaries upon a change in control that results in deconsolidation of a subsidiary, if we sell a controlling interest and retain a noncontrolling stake in the entity. Assets that are written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.

A fair value measurement is determined as the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. The determination of fair value often involves significant judgments about assumptions such as determining an appropriate discount rate that factors in both risk and liquidity premiums, identifying the similarities and differences in market transactions, weighting those differences accordingly and then making the appropriate adjustments to those market transactions to reflect the risks specific to our asset being valued.

Further information on fair value measurements is provided in Notes 1, 14 and 15 to the consolidated financial statements.

OTHER LOSS CONTINGENCIES

Other loss contingencies are uncertain and unresolved matters that arise in the ordinary course of business and result from events or actions by others that have the potential to result in a future loss. Such contingencies include, but are not limited to environmental obligations, litigation, regulatory proceedings, product quality and losses resulting from other events and developments.

When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low-end of such range. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be continuously evaluated to determine both the likelihood of potential loss and whether it is possible to reasonably estimate a range of possible loss. When a loss is probable but a reasonable estimate cannot be made, disclosure is provided.

Disclosure also is provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. We regularly review all contingencies to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of loss can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with or decisions by third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimates.

Further information is provided in Notes 2 and 17 to the consolidated financial statements.

OTHER ITEMS

NEW ACCOUNTING STANDARDS

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

In February 2015, the FASB issued ASU 2015-02, Amendments to the Consolidation Analysis. The ASU amends the consolidation guidance for VIEs and general partners' investments in limited partnerships and modifies the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities. The ASU is effective for interim and annual reporting periods beginning after December 15, 2015, with early adoption permitted. We are currently evaluating the effect of the ASU on our consolidated financial statements and related disclosures.

SUPPLEMENTAL INFORMATION

FINANCIAL MEASURES THAT SUPPLEMENT U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES MEASURES (NON-GAAP FINANCIAL MEASURES)

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered "non-GAAP financial measures" under U.S. Securities and Exchange Commission rules. Specifically, we have referred within the MD&A, to:

•	Average GECC shareowners' equity, excluding effects of discontinued operations
•	Ratio of adjusted debt to equity at GECC, net of liquidity
•	GE Capital ending net investment (ENI), excluding liquidity

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow.

AVERAGE GECC SHAREOWNER'S EQUITY, EXCLUDING EFFECTS OF DISCONTINUED OPERATIONS(a)

December 31 (In millions)	2014	2013	2012	2011	2010

Average GECC shareowners' equity(a)	$85,371	$83,358	$79,873	$73,853	$68,491
Less the effects of the average net
investment in discontinued operations	36,638	40,694	21,487	31,290	28,126

Average GECC shareowners' equity,
excluding effects of discontinued operations(b)	$48,733	$42,664	$58,386	$42,563	$40,365

(a)	On an annual basis, calculated using a five-point average.
(b)	Used for computing return on average shareowners' equity and return on average total capital invested (ROTC).

Our ROTC calculation excludes earnings (losses) of discontinued operations from the numerator because GAAP requires us to display those earnings (losses) in the Statement of Earnings. Our calculation of average GECC shareowners' equity may not be directly comparable to similarly titled measures reported by other companies. We believe that it is a clearer way to measure the ongoing trend in return on total capital for the continuing operations of our businesses given the extent that discontinued operations have affected our reported results. We believe that this results in a more relevant measure for management and investors to evaluate performance of our continuing operations, on a consistent basis, and to evaluate and compare the performance of our continuing operations with the ongoing operations of other businesses and companies.

RATIO OF ADJUSTED DEBT TO EQUITY AT GECC, NET OF LIQUIDITY

December 31 (Dollars in millions)	2014	2013	2012	2011	2010	2008

GECC debt	$349,041	$370,326	$395,636	$437,653	$464,096	$512,744
Add debt of businesses held for sale
and discontinued operations	2,873	1,052	1,806	5,704	6,842	1,859
Adjusted GECC debt	351,914	371,378	397,442	443,357	470,938	514,603
Less liquidity(a)	75,357	74,729	61,689	76,489	60,054	37,677
Less cash of businesses held for
sale and discontinued operations	995	380	429	484	399	24
	$275,562	$296,269	$335,324	$366,384	$410,485	$476,902

GECC equity	$87,499	$82,694	$81,890	$77,110	$68,984	$53,279

Ratio	3.15:1	3.58:1	4.09:1	4.75:1	5.95:1	8.95:1

(a)	Liquidity includes cash and equivalents and $1.2 billion of debt obligations of the U.S Treasury at December 31, 2014.

We have provided the GECC ratio of debt to equity on a basis that reflects the use of liquidity as a reduction of debt. For purposes of this ratio, we have also adjusted cash and debt balances to include amounts classified as assets and liabilities of businesses held for sale and discontinued operations. We believe that this is a useful comparison to a GAAP-based ratio of debt to equity because liquidity balances may be used to reduce debt. The usefulness of this supplemental measure may be limited, however, as the total amount of liquidity at any point in time may be different than the amount that could practically be applied to reduce outstanding debt. Despite this potential limitation, we believe that this measure, considered along with the corresponding GAAP measure, provides investors with additional information that may be more comparable to other financial institutions and businesses.

GE CAPITAL ENDING NET INVESTMENT (ENI), EXCLUDING LIQUIDITY

December 31 (In billions)	2014

GECC total assets	$501.4
Less assets of discontinued operations	36.8
Less non-interest bearing liabilities	60.9
GE Capital ENI	403.7
Less liquidity(a)	75.3
GE Capital ENI, excluding liquidity	$328.4

(a)	Liquidity includes cash and equivalents and $1.2 billion of debt obligations of the U.S. Treasury at December 31, 2014.

GE uses ENI to measure the size of its GE Capital segment. GE believes that this measure is a useful indicator of the capital (debt or equity) required to fund a business as it adjusts for non-interest bearing current liabilities generated in the normal course of business that do not require a capital outlay. GE also believes that by excluding liquidity, it provides a meaningful measure of assets requiring capital to fund its GE Capital segment as a substantial amount of liquidity resulted from debt issuances to pre-fund future debt maturities and will not be used to fund additional assets. Liquidity consists of cash and equivalents and certain debt obligations of the U.S. Treasury. As a general matter, investments included in liquidity are expected to be highly liquid, giving us the ability to readily convert them to cash. Providing this measure will help investors measure how we are performing against our previously communicated goal to reduce the size of our financial services segment.

REGULATIONS AND SUPERVISION

We are a regulated savings and loan holding company and in 2011 became subject to Federal Reserve Board (FRB) supervision under the Dodd-Frank Wall Street Reform and Consumer Protection Act (DFA). In 2013, the U.S. Financial Stability Oversight Council (FSOC) designated GECC as a nonbank systemically important financial institution (nonbank SIFI) under the DFA. As a result of this change in supervision and designation, stricter prudential regulatory standards and supervision apply to GECC. On November 25, 2014 the FRB proposed for comment enhanced prudential standards that would apply to GECC as a nonbank SIFI.  This proposal would, among other items, require GECC to comply with rules on capital and liquidity adequacy that apply to large bank holding companies, market terms requirements for intercompany transactions and enhanced risk management and governance requirements.  The proposed standards would also apply stress testing and capital planning requirements to GECC under the FRB's comprehensive capital analysis and review (CCAR) regulations. The comment period for the proposed standards closed on February 2, 2015, and the exact application of the proposed standards will not be known until after the final rule is published.

While the proposed enhanced prudential standards do not subject GECC to the Federal Reserve's capital plan rule applicable to large bank holding companies until the capital planning cycle beginning January 1, 2016, we do undertake an annual review of our capital adequacy prior to establishing a plan for dividends to our parent. This review is based on a forward-looking assessment of our material enterprise risks and involves the consideration of a number of factors. This analysis also includes an assessment of our capital and liquidity levels, as well as incorporating risk management and governance considerations. The most recent capital adequacy review was approved by the GECC board of directors and the GE Board of Directors Risk Committee in 2014. While a savings and loan holding company and nonbank SIFI like GECC is currently not required to obtain FRB approval to pay a dividend, it may not, under FRB regulations, conduct its operations in an unsafe or unsound manner. The FRB has articulated factors that it expects boards of directors of bank holding companies and savings and loan holding companies to consider in determining whether to pay a dividend.

In addition to the proposed enhanced prudential standards, as a non-bank SIFI GECC is also required to submit an annual resolution plan to the FRB and Federal Deposit Insurance Corporation (FDIC).  GECC submitted its first resolution plan to the FRB and FDIC on June 30, 2014. Our resolution plan describes how GECC could be resolved under existing insolvency regimes in a manner that mitigates potential disruption to the U.S. financial system and the global financial markets without the use of government support or taxpayer funds. If the FRB and FDIC determine that our resolution plan is deficient, the Dodd-Frank Act authorizes the FRB and FDIC to impose more stringent capital, leverage or liquidity requirements on us or restrict our growth or activities until we submit a plan remedying the deficiencies. If the FRB and FDIC ultimately determine that we have not adequately addressed the deficiencies, they could order us to divest assets or operations in order to facilitate our orderly resolution in the event of our failure.

We are also subject to the Volcker Rule, which U.S. regulators finalized on December 10, 2013. The rule prohibits companies that are affiliated with U.S. insured depository institutions from engaging in "proprietary trading" or acquiring or retaining ownership interest in, or sponsoring or engaging in certain transactions with, a "hedge fund" or a "private equity fund." Proprietary trading and fund investing, as prohibited by the rule, are not core activities for us, but we are assessing the full impact of the rule, in anticipation of full conformance with the rule, as required by July 21, 2015.

The company is making the following disclosure pursuant to Section 13(r) of the Securities Exchange Act of 1934.

GE Money Bank, Czech Republic (GEMB CZ) is a full-service retail bank in the Czech Republic and a subsidiary of General Electric Capital Corporation. GEMB CZ maintains a $7.5 million line of credit and three cash accounts for DF DeutscheForfait s.r.o., a Czech company (DF Sub), which purchases receivables from imports and exports in Central and Eastern Europe. DF Sub is a subsidiary of DF Deutsche Forfait AG, a German company (DF Parent). On February 6, 2014, DF Parent was added to the specially designated nationals and blocked persons (SDN List) of the Office of Foreign Assets Control (OFAC) pursuant to E.O. 13382. The accounts at GEMB CZ for DF Sub pre-date this designation.  Following the designation, GEMB CZ terminated its relationship with DF Sub.  We believe that the transactions with DF Sub were permissible and do not violate U.S. law.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. With our participation, an evaluation of the effectiveness of our internal control over financial reporting was conducted as of December 31, 2014, based on the framework and criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on this evaluation, our management has concluded that our internal control over financial reporting was effective as of December 31, 2014.

Our independent registered public accounting firm has issued an audit report on our internal control over financial reporting. Their report follows.

/s/ Keith S.Sherin	/s/ Robert C. Green
Keith S. Sherin	Robert C. Green
Chief Executive Officer	Chief Financial Officer

May 8, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
General Electric Capital Corporation:

We have audited the accompanying statement of financial position of General Electric Capital Corporation and consolidated affiliates ("GECC") as of December 31, 2014 and 2013, and the related statements of earnings, comprehensive income, changes in shareowners' equity and cash flows for each of the years in the three-year period ended December 31, 2014. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule appearing on pages 104-108. We also have audited GECC's internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). GECC's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements and schedule referred to above present fairly, in all material respects, the financial position of GECC as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also in our opinion, GECC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (2013) issued by COSO.

/s/ KPMG LLP

New York, New York
February 27, 2015, except for the effects of the Real Estate disposition described in Note 22, which is as of May 8, 2015

AUDITED FINANCIAL STATEMENTS AND NOTES

Statement of Earnings		41
Statement of Comprehensive Income		42
Statement of Changes in Shareowners' Equity		42
Statement of Financial Position		43
Statement of Cash Flows		44
Notes to Consolidated Financial Statements
1	Basis of Presentation and Summary of Significant Accounting Policies	45
2	Assets and Liabilities of Businesses Held for Sale and Discontinued Operations	55
3	Investment Securities	60
4	Financing Receivables and Allowance for Losses on Financing Receivables	64
5	Property, Plant and Equipment	68
6	Goodwill and Other Intangible Assets	69
7	Other Assets	71
8	Borrowings and Bank Deposits	72
9	Investment Contracts, Insurance Liabilities and Insurance Annuity Benefits	73
10	Income Taxes	74
11	Shareowners' Equity	77
12	Revenues from Services	80
13	Operating and Administrative Expenses	80
14	Fair Value Measurements	80
15	Financial Instruments	85
16	Variable Interest Entities	90
17	Commitments and Guarantees	93
18	Supplemental Cash Flows Information	94
19	Supplemental Information About the Credit Quality of Financing Receivables and Allowance for Losses on Financing Receivables	95
20	Operating Segments	102
21	Quarterly Information (unaudited)	104
22	GE Capital Exit Plan	104

FINANCIAL STATEMENTS

GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES
STATEMENT OF EARNINGS

For the years ended December 31 (In millions)	2014	2013	2012

Revenues
Revenues from services (Note 12)(a)	$39,735	$40,731	$41,728
Other-than-temporary impairment on investment securities:
Total other-than-temporary impairment on investment securities	(104)	(736)	(189)
Less other-than-temporary impairment recognized in
accumulated other comprehensive income	4	31	52
Net other-than-temporary impairment on investment securities recognized in earnings	(100)	(705)	(137)
Revenues from services (Note 12)	39,635	40,026	41,591
Sales of goods	121	126	119
Total revenues	39,756	40,152	41,710

Costs and expenses
Interest	7,318	7,990	9,712
Operating and administrative (Note 13)	12,182	11,502	11,113
Cost of goods sold	104	108	99
Investment contracts, insurance losses and insurance annuity benefits	2,678	2,779	2,984
Provision for losses on financing receivables (Note 4)	4,079	4,790	3,760
Depreciation and amortization (Note 5)	6,533	6,918	6,359
Total costs and expenses	32,894	34,087	34,027

Earnings from continuing operations before income taxes	6,862	6,065	7,683
Benefit (provision) for income taxes (Note 10)	(362)	521	(1,083)

Earnings from continuing operations	6,500	6,586	6,600
Earnings (loss) from discontinued operations, net of taxes (Note 2)	896	(329)	(322)
Net earnings	7,396	6,257	6,278
Less net earnings (loss) attributable to noncontrolling interests	162	53	63
Net earnings attributable to GECC	7,234	6,204	6,215
Preferred stock dividends declared	(322)	(298)	(123)
Net earnings attributable to GECC common shareowner	$6,912	$5,906	$6,092

Amounts attributable to GECC common shareowner:
Earnings from continuing operations	$6,500	$6,586	$6,600
Less net earnings (loss) attributable to noncontrolling interests	162	53	63
Earnings from continuing operations attributable to GECC	6,338	6,533	6,537
Preferred stock dividends declared	(322)	(298)	(123)
Earnings from continuing operations attributable to GECC common shareowner	6,016	6,235	6,414
Earnings (loss) from discontinued operations, net of taxes	896	(329)	(322)
Net earnings attributable to GECC common shareowner	$6,912	$5,906	$6,092

(a)            Excluding net other-than-temporary impairment on investment securities.

See accompanying notes.

GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES
STATEMENT OF COMPREHENSIVE INCOME

For the years ended December 31 (In millions)	2014	2013	2012

Net earnings	$7,396	$6,257	$6,278
Less net earnings (loss) attributable to noncontrolling interests	162	53	63
Net earnings attributable to GECC	$7,234	$6,204	$6,215

Other comprehensive income (loss)
Investment securities	$703	$(369)	$707
Currency translation adjustments	(325)	(563)	280
Cash flow hedges	278	455	354
Benefit plans	(214)	373	(173)
Other comprehensive income (loss)	442	(104)	1,168
Less other comprehensive income (loss) attributable to noncontrolling interests	(15)	(10)	12
Other comprehensive income (loss) attributable to GECC	$457	$(94)	$1,156

Comprehensive income	$7,838	$6,153	$7,446
Less comprehensive income (loss) attributable to noncontrolling interests	147	43	75
Comprehensive income attributable to GECC	$7,691	$6,110	$7,371

Amounts presented net of taxes. See Note 11 for further information about other comprehensive income and noncontrolling interests.

See accompanying notes.

GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES
STATEMENT OF CHANGES IN SHAREOWNERS' EQUITY

(In millions)	2014	2013	2012

GECC shareowners' equity balance at January 1	$82,694	$81,890	$77,110
Increases from net earnings attributable to GECC	7,234	6,204	6,215
Dividends and other transactions with shareowners	(3,322)	(6,283)	(6,549)
Other comprehensive income (loss) attributable to GECC	457	(94)	1,156
Changes in additional paid-in capital	436	977	3,958
Ending balance at December 31	87,499	82,694	81,890
Noncontrolling interests	2,899	432	707
Total equity balance at December 31	$90,398	$83,126	$82,597

See Note 11 for further information about changes in shareowners' equity.

See accompanying notes.

GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES
STATEMENT OF FINANCIAL POSITION

At December 31 (In millions, except share amounts)	2014	2013

Assets
Cash and equivalents	$74,105	$74,729
Investment securities (Note 3)	47,478	43,202
Inventories	50	68
Financing receivables – net (Notes 4 and 19)	217,382	233,322
Other receivables	16,278	16,006
Property, plant and equipment - net (Note 5)	49,429	51,422
Goodwill (Note 6)	24,489	25,453
Other intangible assets – net (Note 6)	1,067	962
Other assets (Note 7)	30,868	30,541
Assets of businesses held for sale (Note 2)	3,474	50
Assets of discontinued operations (Note 2)	36,785	42,779
Total assets(a)	$501,405	$518,534

Liabilities and equity
Short-term borrowings (Note 8)	$68,515	$77,087
Accounts payable	5,632	5,937
Non-recourse borrowings of consolidated securitization entities (Note 8)	29,938	30,124
Bank deposits (Note 8)	62,839	53,361
Long-term borrowings (Note 8)	187,749	209,754
Investment contracts, insurance liabilities and insurance annuity benefits (Note 9)	28,027	26,979
Other liabilities	16,315	19,759
Deferred income taxes (Note 10)	7,419	6,491
Liabilities of businesses held for sale (Note 2)	2,434	6
Liabilities of discontinued operations (Note 2)	2,139	5,910
Total liabilities(a)	411,007	435,408

Preferred stock, $0.01 par value (750,000 shares authorized at December 31, 2014 and 2013,
and 50,000 shares issued and outstanding at December 31, 2014 and 2013, respectively)	-	-
Common stock, $14 par value (4,166,000 shares authorized at December 31, 2014 and 2013,
and 1,000 shares issued and outstanding at December 31, 2014 and 2013)	-	-
Accumulated other comprehensive income (loss) – net(b)
Investment securities	1,010	309
Currency translation adjustments	(838)	(687)
Cash flow hedges	(172)	(293)
Benefit plans	(577)	(363)
Additional paid-in capital	32,999	32,563
Retained earnings	55,077	51,165
Total GECC shareowners' equity	87,499	82,694
Noncontrolling interests(c)(Note 11)	2,899	432
Total equity (Note 11)	90,398	83,126
Total liabilities and equity	$501,405	$518,534

(a)	Our consolidated assets at December 31, 2014 included total assets of $50,586 million of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs. These assets included net financing receivables of $43,620 million and investment securities of $3,374 million. Our consolidated liabilities at December 31, 2014 included liabilities of certain VIEs for which the VIE creditors do not have recourse to GECC. These liabilities included non-recourse borrowings of consolidated securitization entities (CSEs) of $28,664 million. See Note 16.

(b)	The sum of accumulated other comprehensive income (loss) (AOCI) attributable to GECC was $(577) million and $(1,034) million at December 31, 2014 and 2013, respectively.

(c)	Included AOCI attributable to noncontrolling interests of $(154) million and $(139) million at December 31, 2014 and 2013, respectively.

See accompanying notes.

GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES
STATEMENT OF CASH FLOWS

For the years ended December 31 (In millions)	2014	2013	2012

Cash flows – operating activities
Net earnings	$7,396	$6,257	$6,278
Less net earnings (loss) attributable to noncontrolling interests	162	53	63
Net earnings attributable to GECC	7,234	6,204	6,215
(Earnings) loss from discontinued operations	(896)	329	322
Adjustments to reconcile net earnings attributable to GECC
to cash provided from operating activities
Depreciation and amortization of property, plant and equipment	6,533	6,918	6,359
Deferred income taxes	(837)	(750)	(574)
Decrease/(increase) in inventories	27	33	(27)
Increase in accounts payable	57	281	(908)
Provision for losses on financing receivables	4,079	4,790	3,760
All other operating activities	2,259	2,110	4,522
Cash from (used for) operating activities – continuing operations	18,456	19,915	19,669
Cash from (used for) operating activities – discontinued operations	(511)	(501)	2,378
Cash from (used for) operating activities	17,945	19,414	22,047

Cash flows – investing activities
Additions to property, plant and equipment	(10,410)	(9,978)	(11,876)
Dispositions of property, plant and equipment	6,238	5,881	6,184
Net decrease (increase) in financing receivables	(4,674)	2,934	926
Proceeds from sale of discontinued operations	232	528	227
Proceeds from principal business dispositions	2,320	1,983	458
Net cash from (payments for) principal businesses purchased	(548)	6,384	-
All other investing activities	5,049	14,934	19,968
Cash from (used for) investing activities – continuing operations	(1,793)	22,666	15,887
Cash from (used for) investing activities – discontinued operations	689	1,136	(1,496)
Cash from (used for) investing activities	(1,104)	23,802	14,391

Cash flows – financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	(6,781)	(13,892)	(1,361)
Net increase (decrease) in bank deposits	13,286	2,197	2,450
Newly issued debt (maturities longer than 90 days)	33,849	44,275	56,642
Repayments and other debt reductions (maturities longer than 90 days)	(52,217)	(55,140)	(103,908)
Proceeds from issuance of preferred stock	-	990	3,960
Dividends paid to shareowners	(3,322)	(6,283)	(6,549)
Proceeds from initial public offering of Synchrony Financial	2,842	-	-
All other financing activities	(1,089)	(915)	(2,866)
Cash from (used for) financing activities – continuing operations	(13,432)	(28,768)	(51,632)
Cash from (used for) financing activities – discontinued operations	(233)	(614)	(861)
Cash from (used for) financing activities	(13,665)	(29,382)	(52,493)

Effect of currency exchange rate changes on cash and equivalents	(3,180)	(773)	1,276

Increase (decrease) in cash and equivalents	(4)	13,061	(14,779)
Cash and equivalents at beginning of year	75,105	62,044	76,823
Cash and equivalents at end of year	75,101	75,105	62,044
Less cash and equivalents of discontinued operations at end of year	320	376	355
Cash and equivalents of continuing operations at end of year	$74,781	$74,729	$61,689

Supplemental disclosure of cash flows information
Cash paid during the year for interest	$(8,910)	$(8,146)	$(12,172)
Cash recovered (paid) during the year for income taxes	(1,618)	2,266	(250)

See accompanying notes.

See Note 18 for supplemental information regarding the Statement of Cash Flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING PRINCIPLES

Our financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP).

CONSOLIDATION

At December 31, 2014, all of our outstanding common stock was owned by General Electric Company (GE Company or GE). Our financial statements consolidate all of our affiliates – entities in which we have a controlling financial interest, most often because we hold a majority voting interest. We also consolidate the economic interests we hold in certain businesses within companies in which we hold a voting equity interest and are majority owned by our ultimate parent, but which we have agreed to actively manage and control.

To determine if we hold a controlling financial interest in an entity, we first evaluate if we are required to apply the variable interest entity (VIE) model to the entity, otherwise the entity is evaluated under the voting interest model. Where we hold current or potential rights that give us the power to direct the activities of a VIE that most significantly impact the VIE's economic performance combined with a variable interest that gives us the right to receive potentially significant benefits or the obligation to absorb potentially significant losses, we have a controlling financial interest in that VIE. Rights held by others to remove the party with power over the VIE are not considered unless one party can exercise those rights unilaterally. When changes occur to the design of an entity we reconsider whether it is subject to the VIE model. We continuously evaluate whether we have a controlling financial interest in a VIE.

We hold a controlling financial interest in other entities where we currently hold, directly or indirectly, more than 50% of the voting rights or where we exercise control through substantive participating rights or as a general partner. Where we are a general partner, we consider substantive removal rights held by other partners in determining if we hold a controlling financial interest. We reevaluate whether we have a controlling financial interest in these entities when our voting or substantive participating rights change.

Associated companies are unconsolidated VIEs and other entities in which we do not have a controlling financial interest, but over which we have significant influence, most often because we hold a voting interest of 20% to 50%. Associated companies are accounted for as equity method investments. Results of associated companies are presented on a one-line basis. Investments in, and advances to, associated companies are presented on a one-line basis in the caption "Other assets" in our Statement of Financial Position, net of allowance for losses, which represents our best estimate of probable losses inherent in such assets.

SYNCHRONY FINANCIAL INITIAL PUBLIC OFFERING

On August 5, 2014, we completed the initial public offering (IPO) of our North American Retail Finance business, Synchrony Financial, as a first step in a planned, staged exit from that business. Synchrony Financial closed the IPO of 125 million shares of common stock at a price to the public of $23.00 per share and on September 3, 2014, Synchrony Financial issued an additional 3.5 million shares of common stock pursuant to an option granted to the underwriters in the IPO (Underwriters' Option). We received net proceeds from the IPO and the Underwriters' Option of $2,842 million, which remain at Synchrony Financial. Following the closing of the IPO and the Underwriters' Option, we currently own approximately 85% of Synchrony Financial and as a result, GECC continues to consolidate the business. The 15% is presented as noncontrolling interests. In addition, in August 2014, Synchrony Financial completed issuances of $3,593 million of senior unsecured debt with maturities up to 10 years and $8,000 million of unsecured term loans maturing in 2019, and in October 2014 completed issuances of $750 million of unsecured term loans maturing in 2019 under the New Bank Term Loan Facility with third party lenders. Subsequent to December 31, 2014 through February 13, 2015, Synchrony Financial issued an additional $1,000 million of senior unsecured debt maturing in 2020.

FINANCIAL STATEMENT PRESENTATION

We have reclassified certain prior-year amounts to conform to the current-year's presentation.

Financial data and related measurements are presented in the following categories:

Consolidated. This represents the adding together of all affiliates, giving effect to the elimination of transactions between affiliates.

Operating Segments. These comprise our four businesses, focused on the broad markets they serve: Commercial Lending and Leasing (CLL), Consumer, Energy Financial Services and GE Capital Aviation Services (GECAS). Prior-period information has been reclassified to be consistent with how we managed our businesses in 2014.

Unless otherwise indicated, information in these notes to consolidated financial statements relates to continuing operations. Certain of our operations have been presented as discontinued. See Note 2.

The effects of translating to U.S. dollars the financial statements of non-U.S. affiliates whose functional currency is the local currency are included in shareowners' equity. Asset and liability accounts are translated at year-end exchange rates, while revenues and expenses are translated at average rates for the respective periods.

Preparing financial statements in conformity with U.S. GAAP requires us to make estimates based on assumptions about current, and for some estimates future, economic and market conditions (for example, unemployment, market liquidity, the real estate market, etc.), which affect reported amounts and related disclosures in our financial statements. Although our current estimates contemplate current conditions and how we expect them to change in the future, as appropriate, it is reasonably possible that in 2015 actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial position. Among other effects, such changes could result in future impairments of investment securities, goodwill, intangibles and long-lived assets, incremental losses on financing receivables, establishment of valuation allowances on deferred tax assets and increased tax liabilities.

The GE Capital Exit Plan. On April 10, 2015, our parent company, General Electric Company (GE), announced a plan (the GE Capital Exit Plan) to reduce the size of its financial services businesses through the sale of most of our assets, over the next 24 months, and to focus on continued investment and growth in GE's industrial businesses. As a result of the GE Capital Exit Plan, our consolidated financial statements reflect our Real Estate business as discontinued operations, including reclassification of all comparative prior period information.  See Note 22 for additional information.

GECC REVENUES FROM SERVICES (EARNED INCOME)

We use the interest method to recognize income on loans. Interest on loans includes origination, commitment and other non-refundable fees related to funding (recorded in earned income on the interest method). We stop accruing interest at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days past due, with the exception of consumer credit card accounts. Beginning in the fourth quarter of 2013, we continue to accrue interest on consumer credit cards until the accounts are written off in the period the account becomes 180 days past due. Previously, we stopped accruing interest on consumer credit cards when the account became 90 days past due.  Previously recognized interest income that was accrued but not collected from the borrower is reversed, unless the terms of the loan agreement permit capitalization of accrued interest to the principal balance. Although we stop accruing interest in advance of payments, we recognize interest income as cash is collected when appropriate, provided the amount does not exceed that which would have been earned at the historical effective interest rate; otherwise, payments received are applied to reduce the principal balance of the loan.

We resume accruing interest on nonaccrual, non-restructured commercial loans only when (a) payments are brought current according to the loan's original terms and (b) future payments are reasonably assured. When we agree to restructured terms with the borrower, we resume accruing interest only when it is reasonably assured that we will recover full contractual payments, and such loans pass underwriting reviews equivalent to those applied to new loans. We resume accruing interest on nonaccrual consumer loans when the customer's account is less than 90 days past due and collection of such amounts is probable. Interest accruals on modified consumer loans that are not considered to be troubled debt restructurings (TDRs) may return to current status (re-aged) only after receipt of at least three consecutive minimum monthly payments or the equivalent cumulative amount, subject to a re-aging limitation of once a year, or twice in a five-year period.

We recognize financing lease income on the interest method to produce a level yield on funds not yet recovered. Estimated unguaranteed residual values are based upon management's best estimates of the value of the leased asset at the end of the lease term. We use various sources of data in determining this estimate, including information obtained from third parties, which is adjusted for the attributes of the specific asset under lease. Guarantees of residual values by unrelated third parties are considered part of minimum lease payments. Significant assumptions we use in estimating residual values include estimated net cash flows over the remaining lease term, anticipated results of future remarketing, and estimated future component part and scrap metal prices, discounted at an appropriate rate.

We recognize operating lease income on a straight-line basis over the terms of underlying leases.

Fees include commitment fees related to loans that we do not expect to fund and line-of-credit fees. We record these fees in earned income on a straight-line basis over the period to which they relate. We record syndication fees in earned income at the time related services are performed, unless significant contingencies exist.

DEPRECIATION AND AMORTIZATION

The cost of our equipment leased to others on operating leases is depreciated on a straight-line basis to estimated residual value over the lease term or over the estimated economic life of the equipment.

The cost of acquired real estate investments is depreciated on a straight-line basis to the estimated salvage value over the expected useful life or the estimated proceeds upon sale of the investment at the end of the expected holding period if that approach produces a higher measure of depreciation expense.

The cost of intangible assets is generally amortized on a straight-line basis over the asset's estimated economic life. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. See Notes 5 and 6.

LOSSES ON FINANCING RECEIVABLES

Losses on financing receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. The method for calculating the best estimate of losses depends on the size, type and risk characteristics of the related financing receivable. Such an estimate requires consideration of historical loss experience, adjusted for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of specific customers and market sectors, collateral values (including housing price indices as applicable), and the present and expected future levels of interest rates. The underlying assumptions, estimates and assessments we use to provide for losses are updated periodically to reflect our view of current conditions and are subject to the regulatory examination process, which can result in changes to our assumptions. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible that we will experience credit losses that are different from our current estimates. Write-offs are deducted from the allowance for losses when we judge the principal to be uncollectible and subsequent recoveries are added to the allowance at the time cash is received on a written-off account.

"Impaired" loans are defined as larger-balance or restructured loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement.

The vast majority of our Consumer and a portion of our CLL nonaccrual receivables are excluded from this definition, as they represent smaller-balance homogeneous loans that we evaluate collectively by portfolio for impairment.

Impaired loans include nonaccrual receivables on larger-balance or restructured loans, loans that are currently paying interest under the cash basis and loans paying currently that had been previously restructured.

Specific reserves are recorded for individually impaired loans to the extent we have determined that it is probable that we will be unable to collect all amounts due according to original contractual terms of the loan agreement. Certain loans classified as impaired may not require a reserve because we believe that we will ultimately collect the unpaid balance (through collection or collateral repossession).

"Troubled debt restructurings" (TDRs) are those loans for which we have granted a concession to a borrower experiencing financial difficulties where we do not receive adequate compensation. Such loans are classified as impaired, and are individually reviewed for specific reserves.

"Nonaccrual financing receivables" are those on which we have stopped accruing interest. We stop accruing interest at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days past due, with the exception of consumer credit card accounts, for which we continue to accrue interest until the accounts are written off in the period that the account becomes 180 days past due. Although we stop accruing interest in advance of payments, we recognize interest income as cash is collected when appropriate provided the amount does not exceed that which would have been earned at the historical effective interest rate. Recently restructured financing receivables are not considered delinquent when payments are brought current according to the restructured terms, but may remain classified as nonaccrual until there has been a period of satisfactory payment performance by the borrower and future payments are reasonably assured of collection.

"Delinquent" receivables are those that are 30 days or more past due based on their contractual terms.

The same financing receivable may meet more than one of the definitions above. Accordingly, these categories are not mutually exclusive and it is possible for a particular loan to meet the definitions of a TDR, impaired loan and nonaccrual loan and be included in each of these categories. The categorization of a particular loan also may not be indicative of the potential for loss.

Our consumer loan portfolio consists of smaller-balance, homogeneous loans, including credit card receivables, installment loans, auto loans and leases and residential mortgages. We collectively evaluate each portfolio for impairment quarterly. The allowance for losses on these receivables is established through a process that estimates the probable losses inherent in the portfolio based upon statistical analyses of portfolio data. These analyses include migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, together with other analyses that reflect current trends and conditions. We also consider our historical loss experience to date based on actual defaulted loans and overall portfolio indicators including nonaccrual loans, trends in loan volume and lending terms, credit policies and other observable environmental factors such as unemployment rates and home price indices.

Our commercial loan and lease portfolio consists of a variety of loans and leases, including both larger-balance, non-homogeneous loans and leases and smaller-balance homogeneous loans and leases. Losses on such loans and leases are recorded when probable and estimable. We routinely evaluate our entire portfolio for potential specific credit or collection issues that might indicate an impairment.

For larger-balance, non-homogeneous loans and leases, we consider the financial status, payment history, collateral value, industry conditions and guarantor support related to specific customers. Any delinquencies or bankruptcies are indications of potential impairment requiring further assessment of collectability. We routinely receive financial as well as rating agency reports on our customers, and we elevate for further attention those customers whose operations we judge to be marginal or deteriorating. We also elevate customers for further attention when we observe a decline in collateral values for asset-based loans. While collateral values are not always available, when we observe such a decline, we evaluate relevant markets to assess recovery alternatives.

Measurement of the loss on our impaired commercial loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of collateral, net of expected selling costs, if the loan is determined to be collateral dependent. We determine whether a loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. Our review process can often result in reserves being established in advance of a modification of terms or designation as a TDR. After providing for specific incurred losses, we then determine an allowance for losses that have been incurred in the balance of the portfolio but cannot yet be identified to a specific loan or lease. This estimate is based upon various statistical analyses considering historical and projected default rates and loss severity and aging, as well as our view on current market and economic conditions. It is prepared by each respective line of business.

Experience is not available for new products; therefore, while we are developing that experience, we set loss allowances based on our experience with the most closely analogous products in our portfolio.

Our loss mitigation strategy intends to minimize economic loss and, at times, can result in rate reductions, principal forgiveness, extensions, forbearance or other actions, which may cause the related loan to be classified as a TDR.

We utilize certain loan modification programs for borrowers experiencing temporary financial difficulties in our Consumer loan portfolio. These loan modification programs are primarily concentrated in our non-U.S. residential mortgage and non-U.S. installment and revolving portfolios and include short-term (three months or less) interest rate reductions and payment deferrals, which were not part of the terms of the original contract. We sold our U.S. residential mortgage business in 2007 and, as such, do not participate in the U.S. government-sponsored mortgage modification programs.

Our allowance for losses on financing receivables on these modified consumer loans is determined based upon a formulaic approach that estimates the probable losses inherent in the portfolio based upon statistical analyses of the portfolio. Data related to redefault experience is also considered in our overall reserve adequacy review. Once the loan has been modified, it returns to current status (re-aged) only after receipt of at least three consecutive minimum monthly payments or the equivalent cumulative amount, subject to a re-aging limitation of once a year, or twice in a five-year period in accordance with the Federal Financial Institutions Examination Council guidelines on Uniform Retail Credit Classification and Account Management policy issued in June 2000. We believe that the allowance for losses would not be materially different had we not re-aged these accounts.

For commercial loans, we evaluate changes in terms and conditions to determine whether those changes meet the criteria for classification as a TDR on a loan-by-loan basis. In CLL, these changes primarily include: changes to covenants, short-term payment deferrals and maturity extensions. For these changes, we receive economic consideration, including additional fees and/or increased interest rates, and evaluate them under our normal underwriting standards and criteria. The determination of whether these changes to the terms and conditions of our commercial loans meet the TDR criteria includes our consideration of all of the relevant facts and circumstances. When the borrower is experiencing financial difficulty, we carefully evaluate these changes to determine whether they meet the form of a concession. In these circumstances, if the change is deemed to be a concession, we classify the loan as a TDR.

When we repossess collateral in satisfaction of a loan, we write down the receivable against the allowance for losses. Repossessed collateral is included in the caption "Other assets" in the Statement of Financial Position and carried at the lower of cost or estimated fair value less costs to sell.

For Consumer loans, we write off unsecured closed-end installment loans when they are 120 days contractually past due and unsecured open-ended revolving loans at 180 days contractually past due. We write down consumer loans secured by collateral other than residential real estate when such loans are 120 days past due. Consumer loans secured by residential real estate (both revolving and closed-end loans) are written down to the fair value of collateral, less costs to sell, no later than when they become 180 days past due. Unsecured consumer loans in bankruptcy are written off within 60 days of notification of filing by the bankruptcy court or within contractual write-off periods, whichever occurs earlier.

Write-offs on larger-balance impaired commercial loans are based on amounts deemed uncollectible and are reviewed quarterly. Write-offs are determined based on the consideration of many factors, such as expectations of the workout plan or restructuring of the loan, valuation of the collateral and the prioritization of our claim in bankruptcy. Write-offs are recognized against the allowance for losses at the earlier of transaction confirmation (for example, discounted pay-off, restructuring, foreclosure, etc.) or not later than 360 days after initial recognition of a specific reserve for a collateral dependent loan. If foreclosure is probable, the write-off is determined based on the fair value of the collateral less costs to sell. Smaller-balance, homogeneous commercial loans are written off at the earlier of when deemed uncollectible or at 180 days past due.

PARTIAL SALES OF BUSINESS INTERESTS

Gains or losses on sales of affiliate shares where we retain a controlling financial interest are recorded in equity. Gains or losses on sales that result in our loss of a controlling financial interest are recorded in earnings along with remeasurement gains or losses on any investments in the entity that we retained.

CASH AND EQUIVALENTS

Debt securities and money market instruments with original maturities of three months or less are included in cash equivalents unless designated as available-for-sale and classified as investment securities.

INVESTMENT SECURITIES

We report investments in debt and marketable equity securities, and certain other equity securities, at fair value. See Note 14 for further information on fair value. Unrealized gains and losses on available-for-sale investment securities are included in shareowners' equity, net of applicable taxes and other adjustments. We regularly review investment securities for impairment using both quantitative and qualitative criteria.

For debt securities, if we do not intend to sell the security or it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate other qualitative criteria to determine whether we do not expect to recover the amortized cost basis of the security, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. We also evaluate quantitative criteria including determining whether there has been an adverse change in expected future cash flows. If we do not expect to recover the entire amortized cost basis of the security, we consider the security to be other-than-temporarily impaired, and we record the difference between the security's amortized cost basis and its recoverable amount in earnings and the difference between the security's recoverable amount and fair value in other comprehensive income. If we intend to sell the security or it is more likely than not we will be required to sell the security before recovery of its amortized cost basis, the security is also considered other-than-temporarily impaired and we recognize the entire difference between the security's amortized cost basis and its fair value in earnings. For equity securities, we consider the length of time and magnitude of the amount that each security is in an unrealized loss position. If we do not expect to recover the entire amortized cost basis of the security, we consider the security to be other-than-temporarily impaired, and we record the difference between the security's amortized cost basis and its fair value in earnings.

Realized gains and losses are accounted for on the specific identification method. Unrealized gains and losses on investment securities classified as trading and certain retained interests are included in earnings.

GOODWILL AND OTHER INTANGIBLE ASSETS

We do not amortize goodwill, but test it at least annually for impairment at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. We recognize an impairment charge if the carrying amount of a reporting unit exceeds its fair value and the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill. We use discounted cash flows to establish fair values. When available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. When a portion of a reporting unit is disposed, goodwill is allocated to the gain or loss on disposition based on the relative fair values of the business disposed and the portion of the reporting unit that will be retained.

We amortize the cost of other intangibles over their estimated useful lives. The cost of intangible assets is generally amortized on a straight-line basis over the asset's estimated economic life. Amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. In these circumstances, they are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values.

BUSINESSES AND ASSETS HELD FOR SALE

Businesses held for sale represent components that meet accounting requirements to be classified as held for sale and are presented as single asset and liability amounts in our financial statements with a valuation allowance, if necessary, to recognize the net carrying amount at the lower of cost or fair value, less cost to sell. Financing receivables that no longer qualify to be presented as held for investment must be classified as held for sale and recognized in our financial statements at the lower of cost or fair value, less cost to sell, with that amount representing a new cost basis at the date of transfer.

The determination of fair value for businesses and portfolios of financing receivables involves significant judgments and assumptions. Development of estimates of fair values in this circumstance is complex and is dependent upon, among other factors, the nature of the potential sales transaction (for example, asset sale versus sale of legal entity), composition of assets and/or businesses in the disposal group, the comparability of the disposal group to market transactions, negotiations with third party purchasers etc. Such factors bear directly on the range of potential fair values and the selection of the best estimates. Key assumptions were developed based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction.

We will review all businesses and assets held for sale each reporting period to determine whether the existing carrying amounts are fully recoverable in comparison to estimated fair values.

INVESTMENT CONTRACTS, INSURANCE LIABILITIES AND INSURANCE ANNUITY BENEFITS

Certain entities that we consolidate provide guaranteed investment contracts, primarily to states, municipalities and municipal authorities.

Our insurance activities include providing insurance and reinsurance for life and health risks and providing certain annuity products. Two primary product groups are provided: traditional insurance contracts and investment contracts. Insurance contracts are contracts with significant mortality and/or morbidity risks, while investment contracts are contracts without such risks.

For short-duration insurance contracts, including accident and health insurance, we report premiums as earned income over the terms of the related agreements, generally on a pro-rata basis. For traditional long-duration insurance contracts including long-term care, term, whole life and annuities payable for the life of the annuitant, we report premiums as earned income when due.

Premiums received on investment contracts (including annuities without significant mortality risk) are not reported as revenues but rather as deposit liabilities. We recognize revenues for charges and assessments on these contracts, mostly for mortality, contract initiation, administration and surrender. Amounts credited to policyholder accounts are charged to expense.

Liabilities for traditional long-duration insurance contracts represent the present value of such benefits less the present value of future net premiums based on mortality, morbidity, interest and other assumptions at the time the policies were issued or acquired. Liabilities for investment contracts equal the account value, that is, the amount that accrues to the benefit of the contract or policyholder including credited interest and assessments through the financial statement date. For guaranteed investment contracts, the liability is also adjusted as a result of fair value hedging activity.

Liabilities for unpaid claims and estimated claim settlement expenses represent our best estimate of the ultimate obligations for reported and incurred-but-not-reported claims and the related estimated claim settlement expenses. Liabilities for unpaid claims and estimated claim settlement expenses are continually reviewed and adjusted through current operations.

FAIR VALUE MEASUREMENTS

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets.

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 – Significant inputs to the valuation model are unobservable.

We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, we have risk management teams that review valuation, including independent price validation for certain instruments. With regard to Level 3 valuations (including instruments valued by third parties), we perform a variety of procedures to assess the reasonableness of the valuations. Such reviews, which may be performed quarterly, monthly or weekly, include an evaluation of instruments whose fair value change exceeds predefined thresholds (and/or does not change) and consider the current interest rate, currency and credit environment, as well as other published data, such as rating agency market reports and current appraisals. These reviews are performed within each business by the asset and risk managers, pricing committees and valuation committees. A detailed review of methodologies and assumptions is performed by individuals independent of the business for individual measurements with a fair value exceeding predefined thresholds. This detailed review may include the use of a third- party valuation firm.

RECURRING FAIR VALUE MEASUREMENTS

The following sections describe the valuation methodologies we use to measure different financial instruments at fair value on a recurring basis.

Investments in Debt and Equity Securities. When available, we use quoted market prices to determine the fair value of investment securities, and they are included in Level 1. Level 1 securities primarily include publicly traded equity securities.

For large numbers of investment securities for which market prices are observable for identical or similar investment securities but not readily accessible for each of those investments individually (that is, it is difficult to obtain pricing information for each individual investment security at the measurement date), we obtain pricing information from an independent pricing vendor. The pricing vendor uses various pricing models for each asset class that are consistent with what other market participants would use. The inputs and assumptions to the model of the pricing vendor are derived from market observable sources including: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, and other market-related data. Since many fixed income securities do not trade on a daily basis, the methodology of the pricing vendor uses available information as applicable such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. The pricing vendor considers available market observable inputs in determining the evaluation for a security. Thus, certain securities may not be priced using quoted prices, but rather determined from market observable information. These investments are included in Level 2 and primarily comprise our portfolio of corporate fixed income, and government, mortgage and asset-backed securities. In infrequent circumstances, our pricing vendors may provide us with valuations that are based on significant unobservable inputs, and in those circumstances we classify the investment securities in Level 3.

Annually, we conduct reviews of our primary pricing vendor to validate that the inputs used in that vendor's pricing process are deemed to be market observable as defined in the standard. While we are not provided access to proprietary models of the vendor, our reviews have included on-site walk-throughs of the pricing process, methodologies and control procedures for each asset class and level for which prices are provided. Our reviews also include an examination of the underlying inputs and assumptions for a sample of individual securities across asset classes, credit rating levels and various durations, a process we perform each reporting period. In addition, the pricing vendor has an established challenge process in place for all security valuations, which facilitates identification and resolution of potentially erroneous prices. We believe that the prices received from our pricing vendor are representative of prices that would be received to sell the assets at the measurement date (exit prices) and are classified appropriately in the hierarchy.

We use non-binding broker quotes and other third-party pricing services as our primary basis for valuation when there is limited, or no, relevant market activity for a specific instrument or for other instruments that share similar characteristics. We have not adjusted the prices we have obtained. Investment securities priced using non-binding broker quotes and other third-party pricing services are included in Level 3. As is the case with our primary pricing vendor, third-party brokers and other third-party pricing services do not provide access to their proprietary valuation models, inputs and assumptions. Accordingly, our risk management personnel conduct reviews of vendors, as applicable, similar to the reviews performed of our primary pricing vendor. In addition, we conduct internal reviews of pricing for all such investment securities quarterly to ensure reasonableness of valuations used in our financial statements. These reviews are designed to identify prices that appear stale, those that have changed significantly from prior valuations, and other anomalies that may indicate that a price may not be accurate. Based on the information available, we believe that the fair values provided by the brokers and other third-party pricing services are representative of prices that would be received to sell the assets at the measurement date (exit prices).

Derivatives. We use closing prices for derivatives included in Level 1, which are traded either on exchanges or liquid over-the-counter markets.

The majority of our derivatives are valued using internal models. The models maximize the use of market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities. Derivative assets and liabilities included in Level 2 primarily represent interest rate swaps, cross-currency swaps and foreign currency and commodity forward and option contracts.

Derivative assets and liabilities included in Level 3 primarily represent interest rate products that contain embedded optionality or prepayment features.

NON-RECURRING FAIR VALUE MEASUREMENTS

Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments only in certain circumstances. These assets can include loans and long-lived assets that have been reduced to fair value when they are held for sale, impaired loans that have been reduced based on the fair value of the underlying collateral, cost and equity method investments and long-lived assets that are written down to fair value when they are impaired and the remeasurement of retained investments in formerly consolidated subsidiaries upon a change in control that results in deconsolidation of a subsidiary, if we sell a controlling interest and retain a noncontrolling stake in the entity. Assets that are written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.

The following sections describe the valuation methodologies we use to measure financial and non-financial instruments accounted for at fair value on a non-recurring basis.

Financing Receivables and Loans Held for Sale. When available, we use observable market data, including pricing on recent closed market transactions, to value loans that are included in Level 2. When this data is unobservable, we use valuation methodologies using current market interest rate data adjusted for inherent credit risk, and such loans are included in Level 3. When appropriate, loans may be valued using collateral values (see Long-Lived Assets below).

Cost and Equity Method Investments. Cost and equity method investments are valued using market observable data such as quoted prices when available. When market observable data is unavailable, investments are valued using a discounted cash flow model, comparative market multiples or a combination of both approaches as appropriate and other third-party pricing sources. These investments are generally included in Level 3.

Investments in private equity, real estate and collective funds are valued using net asset values. The net asset values are determined based on the fair values of the underlying investments in the funds. Investments in private equity and real estate funds are generally included in Level 3 because they are not redeemable at the measurement date. Investments in collective funds are included in Level 2.

Long-lived Assets, including real estate. Fair values of long-lived assets, including aircraft and real estate, are primarily derived internally and are based on observed sales transactions for similar assets. In other instances, for example, collateral types for which we do not have comparable observed sales transaction data, collateral values are developed internally and corroborated by external appraisal information. Adjustments to third-party valuations may be performed in circumstances where market comparables are not specific to the attributes of the specific collateral or appraisal information may not be reflective of current market conditions due to the passage of time and the occurrence of market events since receipt of the information. For real estate, fair values are based on discounted cash flow estimates that reflect current and projected lease profiles and available industry information about capitalization rates and expected trends in rents and occupancy and are corroborated by external appraisals. These investments are generally included in Level 2 or Level 3.

Retained Investments in Formerly Consolidated Subsidiaries. Upon a change in control that results in deconsolidation of a subsidiary, the fair value measurement of our retained noncontrolling stake is valued using market observable data such as quoted prices when available, or if not available, an income approach, a market approach, or a combination of both approaches as appropriate. In applying these methodologies, we rely on a number of factors, including actual operating results, future business plans, economic projections, market observable pricing multiples of similar businesses and comparable transactions, and possible control premium. These investments are generally included in Level 1 or Level 3, as appropriate, determined at the time of the transaction.

ACCOUNTING CHANGES

In the second quarter of 2014, the Company elected to early adopt Accounting Standards Update (ASU) 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This ASU changes the criteria for reporting discontinued operations. To be classified as a discontinued operation, the disposal of a component or group of components must represent a strategic shift that has, or will have, a major effect on an entity's operations and financial results. The ASU also expands the disclosure requirements for those transactions that meet the new criteria to be classified as discontinued operations. The revised accounting guidance applies prospectively to all disposals (or classifications as held for sale) of components of an entity and for businesses that, upon acquisition, are classified as held for sale on or after adoption. Early adoption is permitted for disposals (or classifications as held for sale) that have not been previously reported in financial statements. The effects of applying the revised guidance will vary based upon the nature and size of future disposal transactions. It is expected that fewer disposal transactions will meet the new criteria to be reported as discontinued operations.

On January 1, 2014, we adopted ASU 2013-05, Foreign Currency Matters (Topic 830): Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. Under the revised guidance, the entire amount of the cumulative translation adjustment associated with the foreign entity will be released into earnings in the following circumstances: (a) the sale of a subsidiary or group of net assets within a foreign entity that represents a complete or substantially complete liquidation of that entity, (b) the loss of a controlling financial interest in an investment in a foreign entity, or (c) when the accounting for an investment in a foreign entity changes from the equity method to full consolidation. The revised guidance applies prospectively to transactions or events occurring on or after January 1, 2014.

On January 1, 2014, we adopted ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. Under the new guidance, an unrecognized tax benefit is required to be presented as a reduction to a deferred tax asset if the disallowance of the tax position would reduce the available tax loss or tax credit carryforward instead of resulting in a cash tax liability. The ASU applies prospectively to all unrecognized tax benefits that exist as of the adoption date and reduced both deferred tax assets and income tax liabilities by $1,009 million as of January 1, 2014.

On January 1, 2012, we adopted ASU 2011-05, an amendment to Accounting Standards Codification (ASC) 220, Comprehensive Income. ASU 2011-05 introduced a new statement, the Consolidated Statement of Comprehensive Income. The amendments affect only the display of those components of equity categorized as other comprehensive income and do not change existing recognition and measurement requirements that determine net earnings.

On January 1, 2012, we adopted ASU 2011-04, an amendment to ASC 820, Fair Value Measurements. ASU 2011-04 clarifies or changes the application of existing fair value measurements, including: that the highest and best use valuation premise in a fair value measurement is relevant only when measuring the fair value of nonfinancial assets; that a reporting entity should measure the fair value of its own equity instrument from the perspective of a market participant that holds that instrument as an asset; to permit an entity to measure the fair value of certain financial instruments on a net basis rather than based on its gross exposure when the reporting entity manages its financial instruments on the basis of such net exposure; that in the absence of a Level 1 input, a reporting entity should apply premiums and discounts when market participants would do so when pricing the asset or liability consistent with the unit of account; and that premiums and discounts related to size as a characteristic of the reporting entity's holding are not permitted in a fair value measurement. Adopting these amendments had no effect on the financial statements.

NOTE 2. ASSETS AND LIABILITIES OF BUSINESSES HELD FOR SALE AND DISCONTINUED OPERATIONS

ASSETS AND LIABILITIES OF BUSINESSES HELD FOR SALE

In the fourth quarter of 2014, we signed an agreement to sell our consumer finance business Budapest Bank with assets of $3,474 million and liabilities of $2,434 million to Hungary's government. The transaction remains subject to customary closing conditions and regulatory approvals, and is targeted to close in 2015.

In the second quarter of 2014, we committed to sell GE Money Bank AB, our consumer finance business in Sweden, Denmark and Norway (GEMB-Nordic). We completed the sale on November 6, 2014 for proceeds of $2,320 million.

In the first quarter of 2013, we committed to sell our Consumer auto and personal loan business in Portugal and completed the sale on July 15, 2013 for proceeds of $83 million.

FINANCIAL INFORMATION FOR ASSETS AND LIABILITIES OF BUSINESSES HELD FOR SALE

December 31 (In millions)	2014	2013

Assets
Cash and equivalents	$676	$5
Investment securities	448	7
Financing receivables – net	2,144	-
Goodwill	106	24
Intangible assets – net	13	2
Other	87	12
Assets of businesses held for sale	$3,474	$50

Liabilities
Bank deposits	$1,931	$-
Other	503	6
Liabilities of businesses held for sale	$2,434	$6

DISCONTINUED OPERATIONS

Discontinued operations primarily comprised our Real Estate business, GE Money Japan (our Japanese personal loan business, Lake, and our Japanese mortgage and card businesses, excluding our investment in GE Nissen Credit Co., Ltd.), our U.S. mortgage business (WMC), our Commercial Lending and Leasing (CLL) trailer services business in Europe (CLL Trailer Services), our Consumer banking business in Russia (Consumer Russia) and our Consumer mortgage lending business in Ireland (Consumer Ireland). Results of operations, financial position and cash flows for these businesses are separately reported as discontinued operations for all periods presented.

FINANCIAL INFORMATION FOR DISCONTINUED OPERATIONS

(In millions)	2014	2013	2012

Operations
Total revenues (loss)	$2,701	$4,101	$3,844

Earnings (loss) from discontinued operations before income taxes	$431	$769	$(340)
Benefit (provision) for income taxes	450	683	761
Earnings (loss) from discontinued operations, net of taxes	$881	$1,452	$421

Disposal
Gain (loss) on disposal before income taxes	$14	$(2,027)	$(792)
Benefit (provision) for income taxes	1	246	49
Gain (loss) on disposal, net of taxes	$15	$(1,781)	$(743)

Earnings (loss) from discontinued operations, net of taxes	$896	$(329)	$(322)

December 31 (In millions)	2014	2013

Assets
Cash and equivalents	$320	$375
Investment securities	848	834
Financing receivables – net	19,636	20,418
Other receivables	413	521
Property, plant and equipment – net	141	191
Goodwill(a)	537	799
Other intangible assets – net	109	179
Deferred income taxes	1,755	2,603
Other	13,026	16,859
Assets of discontinued operations	$36,785	$42,779

Liabilities
Short-term borrowings	$273	$764
Accounts payable	549	620
Long-term borrowings	234	288
Deferred income taxes	238	250
Other	845	3,988
Liabilities of discontinued operations	$2,139	$5,910

(a)	We tested Real Estate goodwill for impairment using data as of July 1 in both 2014 and 2013. Fair value was determined using an income approach and based upon results of testing, goodwill was not impaired in either period.

Other assets at December 31, 2014 and 2013 primarily comprised real estate investments at our Real Estate business.

REAL ESTATE

In connection with the GE Capital Exit Plan, we announced the planned disposition of our Real Estate business and classified the business as discontinued operations and recorded an estimated loss on disposal of $1,808 million ($2,354 million after tax) in the first quarter of 2015. We expect to complete the disposal by the end of 2015.

FINANCIAL INFORMATION FOR REAL ESTATE

(In millions)	2014	2013	2012

Operations
Total revenues (loss)	$2,969	$3,915	$3,654

Interest	$(1,079)	$(1,278)	$(1,883)
Operating and administrative	(870)	(960)	(911)
Depreciation and amortization	(326)	(396)	(542)
Provision for losses on financing receivables	86	(28)	(72)
Earnings (loss) from discontinued operations before income taxes	780	1,253	246
Benefit (provision) for income taxes	223	472	562
Earnings (loss) from discontinued operations, net of taxes	$1,003	$1,725	$808

Disposal
Gain (loss) on disposal before income taxes	$-	$-	$-
Benefit (provision) for income taxes	-	-	-
Gain (loss) on disposal, net of taxes	$-	$-	$-

Earnings (loss) from discontinued operations, net of taxes(a)	$1,003	$1,725	$808

(a)	Earnings (loss) from discontinued operations attributable to the company, before income taxes, was $782 million, $1,260 million and $251 million for the years ended December 31, 2014, 2013 and 2012, respectively.

GE MONEY JAPAN

During the third quarter of 2008, we completed the sale of GE Money Japan, which included our Japanese personal loan business. Under the terms of the sale, we reduced the proceeds from the sale for estimated refund claims in excess of the statutory interest rate. Proceeds from the sale were to be increased or decreased based on the actual claims experienced in accordance with loss-sharing terms specified in the sale agreement, with all claims in excess of 258 billion Japanese yen (approximately $3,000 million) remaining our responsibility. On February 26, 2014, we reached an agreement with the buyer to pay 175 billion Japanese yen (approximately $1,700 million) to extinguish this obligation. We have no remaining amount payable under the February 26, 2014 agreement as our reserve for refund claims of $1,836 million at December 31, 2013 was fully paid in the six months ended June 30, 2014.

FINANCIAL INFORMATION FOR GE MONEY JAPAN

(In millions)	2014	2013	2012

Earnings (loss) from discontinued operations, net of taxes	$59	$(1,636)	$(649)

WMC

During the fourth quarter of 2007, we completed the sale of WMC, our U.S. mortgage business. WMC substantially discontinued all new loan originations by the second quarter of 2007, and is not a loan servicer. In connection with the sale, WMC retained certain representation and warranty obligations related to loans sold to third parties prior to the disposal of the business and contractual obligations to repurchase previously sold loans that had an early payment default. All claims received by WMC for early payment default have either been resolved or are no longer being pursued.

The remaining active claims have been brought by securitization trustees or administrators seeking recovery from WMC for alleged breaches of representations and warranties on mortgage loans that serve as collateral for residential mortgage-backed securities (RMBS). At December 31, 2014, such claims consisted of $3,694 million of individual claims generally submitted before the filing of a lawsuit (compared to $5,643 million at December 31, 2013) and $9,225 million of additional claims asserted against WMC in litigation without making a prior claim (Litigation Claims) (compared to $6,780 million at December 31, 2013). The total amount of these claims, $12,919 million, reflects the purchase price or unpaid principal balances of the loans at the time of purchase and does not give effect to pay downs or potential recoveries based upon the underlying collateral, which in many cases are substantial, nor to accrued interest or fees. As of December 31, 2014, these amounts do not include approximately $1,070 million of repurchase claims relating to alleged breaches of representations that are not in litigation and that are beyond the applicable statute of limitations. WMC believes that repurchase claims brought based upon representations and warranties made more than six years before WMC was notified of the claim would be disallowed in legal proceedings under applicable statutes of limitations.

Reserves related to repurchase claims made against WMC were $809 million at December 31, 2014, reflecting a net increase to reserves in the twelve months ended December 31, 2014 of $9 million due to incremental provisions offset by settlement activity. The reserve estimate takes into account recent settlement activity and is based upon WMC's evaluation of the remaining exposures as a percentage of estimated lifetime mortgage loan losses within the pool of loans supporting each securitization. Settlements in prior periods reduced WMC's exposure on claims asserted in certain securitizations and the claim amounts reported above give effect to these settlements.

ROLLFORWARD OF THE RESERVE

December 31 (In millions)	2014	2013

Balance, beginning of period	$800	$633
Provision	365	354
Claim resolutions / rescissions	(356)	(187)
Balance, end of period	$809	$800

Given the significant litigation activity and WMC's continuing efforts to resolve the lawsuits involving claims made against WMC, it is difficult to assess whether future losses will be consistent with WMC's past experience. Adverse changes to WMC's assumptions supporting the reserve may result in an increase to these reserves. Taking into account both recent settlement activity and the potential variability of settlements, WMC estimates a range of reasonably possible loss from $0 to approximately $500 million over its recorded reserve at December 31, 2014. This estimate excludes any possible loss associated with an adverse court decision on the applicable statute of limitations, as WMC is unable at this time to develop such a meaningful estimate.

At December 31, 2014, there were 15 lawsuits involving claims made against WMC arising from alleged breaches of representations and warranties on mortgage loans included in 14 securitizations. The adverse parties in these cases are securitization trustees or parties claiming to act on their behalf. Although the alleged claims for relief vary from case to case, the complaints and counterclaims in these actions generally assert claims for breach of contract, indemnification, and/or declaratory judgment, and seek specific performance (repurchase of defective mortgage loan) and/or money damages. Adverse court decisions, including in cases not involving WMC (such as the New York Court of Appeals' decision on statute of limitations, expected in 2015), could result in new claims and lawsuits on additional loans. However, WMC continues to believe that it has defenses to the claims asserted in litigation, including, for example, based on causation and materiality requirements and applicable statutes of limitations. It is not possible to predict the outcome or impact of these defenses and other factors, any of which could materially affect the amount of any loss ultimately incurred by WMC on these claims.

WMC has also received indemnification demands, nearly all of which are unspecified, from depositors/underwriters/sponsors of RMBS in connection with lawsuits brought by RMBS investors concerning alleged misrepresentations in the securitization offering documents to which WMC is not a party or, in two cases, involving mortgage loan repurchase claims made against RMBS sponsors. WMC believes that it has defenses to these demands.

To the extent WMC is required to repurchase loans, WMC's loss also would be affected by several factors, including pay downs, accrued interest and fees, and the value of the underlying collateral. The reserve and estimate of possible loss reflect judgment, based on currently available information, and a number of assumptions, including economic conditions, claim and settlement activity, pending and threatened litigation, court decisions regarding WMC's legal defenses, indemnification demands, government activity, and other variables in the mortgage industry. Actual losses arising from claims against WMC could exceed these amounts and additional claims and lawsuits could result if actual claim rates, governmental actions, litigation and indemnification activity, adverse court decisions, actual settlement rates or losses WMC incurs on repurchased loans differ from its assumptions.

FINANCIAL INFORMATION FOR WMC

(In millions)	2014	2013	2012

Total revenues (loss)	$(291)	$(346)	$(500)

Earnings (loss) from discontinued operations, net of taxes	$(199)	$(232)	$(337)

OTHER

During the fourth quarter of 2013, we announced the planned disposition of Consumer Russia and classified the business as discontinued operations. We completed the sale in the first quarter of 2014 for proceeds of $232 million.

FINANCIAL INFORMATION FOR CONSUMER RUSSIA

(In millions)	2014	2013	2012

Total revenues (loss)	$24	$260	$276

Gain (loss) on disposal, net of taxes	$4	$(170)	$-

Earnings (loss) from discontinued operations, net of taxes	$(2)	$(193)	$33

During the first quarter of 2013, we announced the planned disposition of CLL Trailer Services and classified the business as discontinued operations. We completed the sale in the fourth quarter of 2013 for proceeds of $528 million.

FINANCIAL INFORMATION FOR CLL TRAILER SERVICES

(In millions)	2014	2013	2012

Total revenues (loss)	$1	$271	$399

Gain (loss) on disposal, net of taxes	$12	$18	$-

Earnings (loss) from discontinued operations, net of taxes	$37	$(2)	$22

During the first quarter of 2012, we announced the planned disposition of Consumer Ireland and classified the business as discontinued operations. We completed the sale in the third quarter of 2012 for proceeds of $227 million.

FINANCIAL INFORMATION FOR CONSUMER IRELAND

(In millions)	2014	2013	2012

Total revenues (loss)	$-	$-	$7

Gain (loss) on disposal, net of taxes	$1	$6	$(121)

Earnings (loss) from discontinued operations, net of taxes	$1	$6	$(195)

NOTE 3. INVESTMENT SECURITIES

Substantially all of our investment securities are classified as available-for-sale. These comprise mainly investment-grade debt securities supporting obligations to annuitants, policyholders in our run-off insurance operations and supporting obligations to holders of guaranteed investment contracts (GICs) in Trinity and investments held in our CLL business collateralized by senior secured loans of high-quality, middle-market companies in a variety of industries. We do not have any securities classified as held-to-maturity.

	2014				2013
		Gross	Gross			Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Amortized	unrealized	unrealized	Estimated
December 31 (In millions)	cost	gains	losses	fair value	cost	gains	losses	fair value

Debt
U.S. corporate	$19,889	$3,967	$(69)	$23,787	$19,600	$2,323	$(217)	$21,706
State and municipal	5,181	624	(56)	5,749	4,245	235	(191)	4,289
Residential mortgage-backed(a)	1,578	153	(6)	1,725	1,819	139	(48)	1,910
Commercial mortgage-backed	2,903	170	(10)	3,063	2,929	188	(82)	3,035
Asset-backed	8,084	9	(175)	7,918	7,373	60	(46)	7,387
Corporate – non-U.S.	1,021	115	(1)	1,135	1,285	96	(8)	1,373
Government – non-U.S.	1,646	152	(2)	1,796	2,336	81	(7)	2,410
U.S. government and federal agency	1,957	56	-	2,013	752	45	(27)	770
Retained interests	16	1	-	17	20	1	-	21
Equity
Available-for-sale	197	58	(1)	254	195	37	(3)	229
Trading	21	-	-	21	72	-	-	72
Total	$42,493	$5,305	$(320)	$47,478	$40,626	$3,205	$(629)	$43,202

(a)	Substantially collateralized by U.S. mortgages. At December 31, 2014, $1,191 million related to securities issued by government-sponsored entities and $534 million related to securities of private-label issuers. Securities issued by private-label issuers are collateralized primarily by pools of individual direct mortgage loans of financial institutions.

The fair value of investment securities increased to $47,478 million at December 31, 2014, from $43,202 million at December 31, 2013, primarily due to purchases of U.S. government and federal agency securities at Synchrony Financial, and higher net unrealized gains in U.S. corporate and State and municipal securities driven by lower interest rates in the U.S.

ESTIMATED FAIR VALUE AND GROSS UNREALIZED LOSSES OF AVAILABLE-FOR-SALE INVESTMENT SECURITIES

	In loss position for
	Less than 12 months			12 months or more
		Gross			Gross
	Estimated	unrealized		Estimated	unrealized
December 31 (In millions)	fair value	losses	(a)	fair value	losses	(a)

2014
Debt
U.S. corporate	$554	$(16)		$836	$(53)
State and municipal	81	(1)		348	(55)
Residential mortgage-backed	30	-		159	(6)
Commercial mortgage-backed	165	(1)		204	(9)
Asset-backed	7,493	(158)		77	(17)
Corporate – non-U.S.	42	(1)		3	-
Government – non-U.S.	677	(2)		14	-
U.S. government and federal agency	705	-		1	-
Equity	14	(1)		-	-
Total	$9,761	$(180)		$1,642	$(140)	(b)

2013
Debt
U.S. corporate	$2,170	$(122)		$598	$(95)
State and municipal	1,076	(82)		367	(109)
Residential mortgage-backed	232	(11)		430	(37)
Commercial mortgage-backed	396	(24)		780	(58)
Asset-backed	112	(2)		359	(44)
Corporate – non-U.S.	96	(3)		170	(5)
Government – non-U.S.	1,479	(6)		42	(1)
U.S. government and federal agency	229	(27)		254	-
Retained interests	2	-		-	-
Equity	31	(3)		-	-
Total	$5,823	$(280)		$3,000	$(349)

(a)	Included gross unrealized losses related to securities that had other-than-temporary impairments previously recognized of an insignificant amount at December 31, 2014.
(b)	The majority relate to debt securities held to support obligations to holders of GICs and more than 70% are debt securities that were considered to be investment-grade by the major rating agencies at December 31, 2014.

We regularly review investment securities for other-than-temporary impairment (OTTI) using both qualitative and quantitative criteria. For debt securities, our qualitative review considers our ability and intent to hold the security and the financial condition of and near-term prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. Our quantitative review considers whether there has been an adverse change in expected future cash flows. Unrealized losses are not indicative of the amount of credit loss that would be recognized and at December 31, 2014 are primarily due to increases in market yields subsequent to our purchase of the securities. We presently do not intend to sell the vast majority of our debt securities that are in an unrealized loss position and believe that it is not more likely than not that we will be required to sell the vast majority of these securities before anticipated recovery of our amortized cost. The methodologies and significant inputs used to measure the amount of credit loss for our investment securities during 2014 have not changed. For equity securities, we consider the duration and the severity of the unrealized loss. We believe that the unrealized loss associated with our equity securities will be recovered within the foreseeable future.

Our corporate debt portfolio comprises securities issued by public and private corporations in various industries, primarily in the U.S. Substantially all of our corporate debt securities are rated investment grade by the major rating agencies.

Our RMBS portfolio is collateralized primarily by pools of individual, direct mortgage loans, of which substantially all are in a senior position in the capital structure of the deals, not other structured products such as collateralized debt obligations. Of the total RMBS held at December 31, 2014, $1,191 million and $534 million related to agency and non-agency securities, respectively. Additionally, $287 million was related to residential subprime credit securities, primarily supporting our guaranteed investment contracts. Substantially all of the subprime exposure is related to securities backed by mortgage loans originated in 2006 and prior. A majority of subprime RMBS have been downgraded to below investment grade and are insured by Monoline insurers (Monolines). We continue to place partial reliance on Monolines with adequate capital and claims paying resources depending on the extent of the Monoline's anticipated ability to cover expected credit losses.

Our commercial mortgage-backed securities (CMBS) portfolio is collateralized by both diversified pools of mortgages that were originated for securitization (conduit CMBS) and pools of large loans backed by high-quality properties (large loan CMBS), a majority of which were originated in 2007 and prior. The vast majority of the securities in our CMBS portfolio have investment-grade credit ratings.

Our asset-backed securities (ABS) portfolio is collateralized by senior secured loans of high-quality, middle-market companies in a variety of industries, as well as a variety of diversified pools of assets such as student loans and credit cards. The vast majority of the securities in our ABS portfolio are in a senior position in the capital structure of the deals.

PRE-TAX, OTHER-THAN-TEMPORARY IMPAIRMENTS ON INVESTMENT SECURITIES

(In millions)	2014	2013	2012

Total pre-tax, OTTI recognized	$104	$736	$189
Pre-tax, OTTI recognized in AOCI	(4)	(31)	(52)
Pre-tax, OTTI recognized in earnings(a)	$100	$705	$137

(a)	Included pre-tax, other-than-temporary impairments recorded in earnings related to equity securities of $3 million, $15 million and $36 million in 2014, 2013 and 2012, respectively. The 2013 amount included $96 million related to the impairment of an investment in a Brazilian company that was fully offset by the benefit of a guarantee provided by GE.

CHANGES IN CUMULATIVE CREDIT LOSS IMPAIRMENTS RECOGNIZED ON DEBT SECURITIES STILL HELD

(In millions)	2014	2013	2012

Cumulative credit loss impairments recognized, beginning of period	$853	$291	$389
Credit loss impairments recognized on securities not previously impaired	4	388	26
Incremental credit loss impairments recognized on securities previously impaired	4	294	40
Less credit loss impairments previously recognized on securities sold
during the period or that we intend to sell	304	120	164
Cumulative credit loss impairments recognized, end of period	$557	$853	$291

CONTRACTUAL MATURITIES OF INVESTMENT IN AVAILABLE-FOR-SALE DEBT SECURITIES
(EXCLUDING MORTGAGE-BACKED AND ASSET-BACKED SECURITIES)

	Amortized	Estimated
(In millions)	cost	fair value

Due
Within one year	$2,474	$2,488
After one year through five years	3,401	3,652
After five years through ten years	5,158	5,572
After ten years	18,661	22,768

We expect actual maturities to differ from contractual maturities because borrowers have the right to call or prepay certain obligations.

GROSS REALIZED GAINS AND LOSSES ON AVAILABLE-FOR-SALE INVESTMENT SECURITIES

(In millions)	2014	2013	2012

Gains	$122	$188	$174
Losses, including impairments	(113)	(721)	(206)
Net	$9	$(533)	$(32)

Although we generally do not have the intent to sell any specific securities at the end of the period, in the ordinary course of managing our investment securities portfolio, we may sell securities prior to their maturities for a variety of reasons, including diversification, credit quality, yield and liquidity requirements and the funding of claims and obligations to policyholders. In some of our bank subsidiaries, we maintain a certain level of purchases and sales volume principally of non-U.S. government debt securities. In these situations, fair value approximates carrying value for these securities.

Proceeds from investment securities sales and early redemptions by issuers totaled $6,421 million, $15,094 million and $12,694 million in 2014, 2013 and 2012, respectively, principally from sales of short-term government securities in our bank subsidiaries and redemptions of non-U.S. corporate and asset-backed securities in our CLL business.  The 2013 amount also included proceeds from the sale short-term securities in our Treasury operations.

We recognized pre-tax gains (losses) on trading securities of $(4) million, $39 million and $22 million in 2014, 2013 and 2012, respectively.

NOTE 4. FINANCING RECEIVABLES AND ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

FINANCING RECEIVABLES, NET

December 31 (In millions)	2014	2013

Loans, net of deferred income	$197,949	$211,622
Investment in financing leases, net of deferred income	24,347	26,686
	222,296	238,308
Allowance for losses	(4,914)	(4,986)
Financing receivables – net(a)	$217,382	$233,322

(a)	Financing receivables at December 31, 2014 and 2013 included $209 million and $429 million, respectively, relating to loans that had been acquired in a transfer but have been subject to credit deterioration since origination.

GECC financing receivables include both loans and financing leases. Loans represent transactions in a variety of forms, including revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes loans carried at the principal amount on which finance charges are billed periodically, and loans carried at gross book value, which includes finance charges.

Investment in financing leases consists of direct financing and leveraged leases of aircraft, railroad rolling stock, autos, other transportation equipment, data processing equipment, medical equipment, other manufacturing, power generation, and commercial equipment and facilities.

For federal income tax purposes, the leveraged leases and the majority of the direct financing leases are leases in which GECC depreciates the leased assets and is taxed upon the accrual of rental income. Certain direct financing leases are loans for federal income tax purposes. For these transactions, GECC is taxed only on the portion of each payment that constitutes interest, unless the interest is tax-exempt (e.g., certain obligations of state governments).

Investment in direct financing and leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of leased equipment, less related deferred income. GECC has no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. The GECC share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment. For federal income tax purposes, GECC is entitled to deduct the interest expense accruing on non-recourse financing related to leveraged leases.

NET INVESTMENT IN FINANCING LEASES

	Total financing leases		Direct financing leases(a)		Leveraged leases(b)
December 31 (In millions)	2014	2013	2014	2013	2014	2013

Total minimum lease payments receivable	$26,629	$29,864	$22,085	$24,492	$4,544	$5,372
Less principal and interest on third-party
non-recourse debt	(2,791)	(3,457)	-	-	(2,791)	(3,457)
Net rentals receivables	23,838	26,407	22,085	24,492	1,753	1,915
Estimated unguaranteed residual value
of leased assets	4,168	4,875	2,445	2,885	1,723	1,990
Less deferred income	(3,659)	(4,596)	(2,749)	(3,542)	(910)	(1,054)
Investment in financing leases, net of
deferred income	24,347	26,686	21,781	23,835	2,566	2,851
Less amounts to arrive at net investment
Allowance for losses	(180)	(202)	(165)	(192)	(15)	(10)
Deferred taxes	(4,044)	(4,078)	(2,250)	(1,788)	(1,794)	(2,290)
Net investment in financing leases	$20,123	$22,406	$19,366	$21,855	$757	$551

(a)	Included $284 million and $317 million of initial direct costs on direct financing leases at December 31, 2014 and 2013, respectively.
(b)
Included pre-tax income of $111 million and $30 million and income tax of $43 million and $11 million during 2014 and 2013, respectively. Net investment credits recognized on leveraged leases during 2014 and 2013 were insignificant.

CONTRACTUAL MATURITIES

	Total	Net rentals
(In millions)	loans	receivable

Due in
2015	$49,317	$8,013
2016	13,669	5,437
2017	14,041	3,739
2018	11,148	2,561
2019	10,926	1,483
2020 and later	33,984	2,605
	133,085	23,838
Consumer revolving loans	64,864	-
Total	$197,949	$23,838

We expect actual maturities to differ from contractual maturities.

FINANCING RECEIVABLES BY PORTFOLIO AND ALLOWANCE FOR LOSSES

During the first quarter of 2014, we combined our CLL Europe and CLL Asia portfolios into CLL International and we transferred our CLL Other portfolio to the CLL Americas portfolio. During the fourth quarter of 2014, we combined our Consumer Non-U.S. auto portfolio into our Consumer Non-U.S. installment and revolving credit portfolio. Prior-period amounts were reclassified to conform to the current-period presentation.

FINANCING RECEIVABLES

(In millions)	2014	2013

Commercial
CLL
Americas	$67,096	$69,036
International	43,407	47,431
Total CLL	110,503	116,467
Energy Financial Services	2,580	3,107
GE Capital Aviation Services (GECAS)	8,263	9,377
Other	130	318
Total Commercial	121,476	129,269

Consumer
Non-U.S. residential mortgages	24,893	30,501
Non-U.S. installment and revolving credit	10,400	15,731
U.S. installment and revolving credit	59,863	55,854
Other	5,664	6,953
Total Consumer	100,820	109,039
Total financing receivables	222,296	238,308
Allowance for losses	(4,914)	(4,986)
Total financing receivables – net	$217,382	$233,322

ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

		Provision
	Balance at	charged to			Gross				Balance at
(In millions)	January 1	operations	Other	(a)	write-offs	(b)	Recoveries	(b)	December 31

2014
Commercial
CLL
Americas	$473	$307	$(3)		$(422)		$100		$455
International	505	159	(37)		(351)		100		376
Total CLL	978	466	(40)		(773)		200		831
Energy Financial Services	8	30	(1)		(17)		6		26
GECAS	17	39	-		(10)		-		46
Other	2	-	(2)		-		-		-
Total Commercial	1,005	535	(43)		(800)		206		903

Consumer
Non-U.S. residential mortgages	358	256	(151)		(207)		69		325
Non-U.S. installment and revolving credit	650	338	(260)		(787)		458		399
U.S. installment and revolving credit	2,823	2,875	19		(3,138)		607		3,186
Other	150	75	(33)		(151)		60		101
Total Consumer	3,981	3,544	(425)		(4,283)		1,194		4,011
Total	$4,986	$4,079	$(468)		$(5,083)		$1,400		$4,914

2013
Commercial
CLL
Americas	$496	$289	$(1)		$(425)		$114		$473
International	525	445	1		(556)		90		505
Total CLL	1,021	734	-		(981)		204		978
Energy Financial Services	9	(1)	-		-		-		8
GECAS	8	9	-		-		-		17
Other	3	(1)	-		(2)		2		2
Total Commercial	1,041	741	-		(983)		206		1,005

Consumer
Non-U.S. residential mortgages	480	269	10		(458)		57		358
Non-U.S. installment and revolving credit	649	647	(106)		(1,093)		553		650
U.S. installment and revolving credit	2,282	3,006	(51)		(2,954)		540		2,823
Other	172	127	11		(236)		76		150
Total Consumer	3,583	4,049	(136)		(4,741)		1,226		3,981
Total	$4,624	$4,790	$(136)		$(5,724)		$1,432		$4,986

(a)
Other primarily included the 2014 reclassifications of Budapest Bank and GEMB-Nordic to held for sale, dispositions and the effects of currency exchange. GEMB-Nordic was subsequently sold in the fourth quarter of 2014.

(b)
Net write-offs (gross write-offs less recoveries) in certain portfolios may exceed the beginning allowance for losses as a result of losses that are incurred subsequent to the beginning of the fiscal year due to information becoming available during the current year, which may identify further deterioration on existing financing receivables.

ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

		Provision
	Balance at	charged to			Gross				Balance at
(In millions)	January 1	operations	Other	(a)	write-offs	(b)	Recoveries	(b)	December 31

2012
Commercial
CLL
Americas	$893	$122	$(52)		$(578)		$111		$496
International	557	411	(6)		(524)		87		525
Total CLL	1,450	533	(58)		(1,102)		198		1,021
Energy Financial Services	26	4	-		(24)		3		9
GECAS	17	4	-		(13)		-		8
Other	37	1	(20)		(17)		2		3
Total Commercial	1,530	542	(78)		(1,156)		203		1,041

Consumer
Non-U.S. residential mortgages	545	112	8		(261)		76		480
Non-U.S. installment and revolving credit	791	308	20		(1,120)		650		649
U.S. installment and revolving credit	2,008	2,666	(24)		(2,906)		538		2,282
Other	199	132	18		(257)		80		172
Total Consumer	3,543	3,218	22		(4,544)		1,344		3,583
Total	$5,073	$3,760	$(56)		$(5,700)		$1,547		$4,624

(a)	Other primarily included transfers to held for sale and the effects of currency exchange.
(b)
Net write-offs (gross write-offs less recoveries) in certain portfolios may exceed the beginning allowance for losses as a result of losses that are incurred subsequent to the beginning of the fiscal year due to information becoming available during the current year, which may identify further deterioration on existing financing receivables.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

	Depreciable
	lives-new		Original Cost		Net Carrying Value(b)
December 31 (Dollars in millions)	(in years)		2014	2013	2014	2013

Land and improvements, buildings, structures and related equipment	1-35	(a)	$2,036	$2,242	$811	$840
Equipment leased to others
Aircraft(c)	20		49,280	50,337	32,795	34,938
Vehicles	1-20		14,251	14,656	8,144	8,312
Railroad rolling stock	4-50		4,379	4,636	2,998	3,129
Construction and manufacturing	1-20		3,411	2,916	2,321	1,955
All other	6-25		3,678	3,518	2,360	2,248
Total			$77,035	$78,305	$49,429	$51,422

(a)            Depreciable lives exclude land.

(b)	Included $1,845 million and $1,325 million of original cost of assets leased to GE with accumulated amortization of $560 million and $332 million at December 31, 2014 and 2013, respectively.
(c)	GECAS recognized impairment losses of $445 million and $732 million in 2014 and 2013, respectively. These losses are recorded in the caption "Depreciation and amortization" in the Statement of Earnings to reflect adjustments to fair value based on an evaluation of average current market values (obtained from third parties) of similar type and age aircraft, which are adjusted for the attributes of the specific aircraft under lease.

Amortization of equipment leased to others was $6,245 million, $6,696 million and $6,097 million in 2014, 2013 and 2012, respectively. Noncancellable future rentals due from customers for equipment on operating leases at December 31, 2014, are as follows:

(In millions)

Due in
2015	$6,979
2016	5,689
2017	4,599
2018	3,576
2019	2,798
2020 and later	7,596
Total	$31,237

NOTE 6. GOODWILL AND OTHER INTANGIBLE ASSETS

GOODWILL

CHANGES IN GOODWILL BALANCES

	2014				2013
			Dispositions,				Dispositions,
			currency				currency
	Balance at		exchange	Balance at	Balance at		exchange	Balance at
(In millions)	January 1	Acquisitions	and other	December 31	January 1	Acquisitions	and other	December 31

CLL	$13,522	$-	$(464)	$13,058	$13,454	$3	$65	$13,522
Consumer	10,277	-	(500)	9,777	10,882	14	(619)	10,277
Energy Financial Services	1,507	-	-	1,507	1,562	-	(55)	1,507
GECAS	147	-	-	147	147	-	-	147
Total	$25,453	$-	$(964)	$24,489	$26,045	$17	$(609)	$25,453

Goodwill balances decreased $964 million in 2014, primarily as a result of currency exchange effects of a stronger U.S. dollar, the sale of GEMB-Nordic and other dispositions and a reclassification of goodwill associated with Budapest Bank to assets of businesses held for sale.

Goodwill balances decreased $592 million in 2013, primarily as a result of dispositions.

We test goodwill for impairment annually in the third quarter of each year using data as of July 1 of that year. The impairment test consists of two steps: in step one, the carrying value of the reporting unit is compared with its fair value; in step two, which is applied when the carrying value is more than its fair value, the amount of goodwill impairment, if any, is derived by deducting the fair value of the reporting unit's assets and liabilities from the fair value of its equity, and comparing that amount with the carrying amount of goodwill. We determined fair values for each of the reporting units using an income approach. For our Consumer reporting unit, we incorporated market observable data in determining fair value. When available and appropriate, we use comparative market multiples to corroborate discounted cash flow results. We assess the valuation methodology based upon the relevance and availability of the data at the time we perform the valuation.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each business. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the cost of equity financing. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. Discount rates used in our reporting unit valuations ranged from 10.5% to 13.3%.

During the third quarter of 2014, we performed our annual impairment test of goodwill for all of our reporting units (i.e., CLL, Consumer, Energy Financial Services and GECAS). Based on the results of our step one testing, the fair values of each of the GECC reporting units exceeded their carrying values; therefore, the second step of the impairment test was not required to be performed for any of our reporting units and no goodwill impairment was recognized.

Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods.

OTHER INTANGIBLE ASSETS

INTANGIBLE ASSETS SUBJECT TO AMORTIZATION

	2014			2013
	Gross			Gross
	carrying	Accumulated		carrying	Accumulated
December 31 (In millions)	amount	amortization	Net	amount	amortization	Net

Customer-related	$1,345	$(844)	$501	$1,172	$(801)	$371
Capitalized software	2,108	(1,609)	499	2,159	(1,679)	480
Lease valuations	140	(124)	16	165	(124)	41
Trademarks	30	(20)	10	49	(36)	13
Patents and technology	87	(83)	4	100	(96)	4
Present value of future profits(a)	614	(614)	-	574	(574)	-
All other	391	(354)	37	329	(276)	53
Total	$4,715	$(3,648)	$1,067	$4,548	$(3,586)	$962

(a)	Balances at December 31, 2014 and 2013 reflect adjustments of $293 million and $322 million, respectively, to the present value of future profits in our run-off insurance operation to reflect the effects that would have been recognized had the related unrealized investment securities holding gains and losses actually been realized.

During 2014, we recorded additions to intangible assets subject to amortization of $349 million. The components of finite-lived intangible assets acquired during 2014 and their respective weighted average amortizable period follow.

COMPONENTS OF FINITE-LIVED INTANGIBLE ASSETS ACQUIRED DURING 2014
		Weighted-average
	Gross	amortizable period
(In millions)	carrying value	(in years)

Customer-related	$263	7.6
Capitalized software	86	4.9

Amortization expense related to intangible assets subject to amortization was $359 million, $368 million and $349 million in 2014, 2013 and 2012, respectively, and is recorded in operating and administrative expense on the financial statements. Estimated annual pre-tax amortization for intangible assets over the next five calendar years follows.

ESTIMATED 5 YEAR CONSOLIDATED AMORTIZATION

(In millions)	2015	2016	2017	2018	2019

Estimated annual pre-tax amortization	$331	$274	$206	$133	$118

NOTE 7. OTHER ASSETS

December 31 (In millions)	2014	2013

Investments
Associated companies	$16,752	$17,353
Assets held for sale(a)	3,131	1,214
Real estate	1,006	1,423
Cost method(b)	566	1,462
Other	1,621	930
	23,076	22,382

Derivative instruments	1,701	974
Advances to suppliers	1,406	2,328
Deferred borrowing costs	849	867
Deferred acquisition costs(c)	17	29
Other	3,819	3,961
Total	$30,868	$30,541

(a)
Assets were classified as held for sale on the date a decision was made to dispose of them through sale or other means. At December 31, 2014 and 2013, such assets consisted primarily of loans, aircraft, equipment and real estate properties, and were accounted for at the lower of carrying amount or estimated fair value less costs to sell. These amounts are net of valuation allowances of $135 million and $97 million at December 31, 2014 and 2013, respectively.

(b)
The fair value of and unrealized loss on cost method investments in a continuous loss position for less than 12 months at December 31, 2014, were $5 million and $1 million, respectively. The fair value of and unrealized loss on cost method investments in a continuous loss position for 12 months or more at December 31, 2014, were an insignificant amount and $1 million, respectively. The fair value of and unrealized loss on cost method investments in a continuous loss position for less than 12 months at December 31, 2013, were $17 million and $1 million, respectively. There were no cost method investments in a continuous loss position for 12 months or more at December 31, 2013.

(c)
Balances at December 31, 2014 and 2013 reflect adjustments of $624 million and $700 million, respectively, to deferred acquisition costs in our run-off insurance operations to reflect the effects that would have been recognized had the related unrealized investment securities holding gains and losses actually been realized.

NOTE 8. BORROWINGS AND BANK DEPOSITS

December 31 (Dollars in millions)	2014			2013

Short-term borrowings		Amount	Average Rate(a)	Amount	Average Rate(a)
Commercial paper
U.S.		$22,019	0.19%	$24,877	0.18%
Non-U.S.		2,993	0.25	4,168	0.33
Current portion of long-term borrowings(b)(c)(f)		37,724	2.53	39,003	2.70
GE Interest Plus notes(d)		5,467	1.01	8,699	1.11
Other(c)		312		340
Total short-term borrowings		$68,515		$77,087

Long-term borrowings	Maturities	Amount	Average Rate(a)	Amount	Average Rate(a)
Senior unsecured notes(b)(e)	2016-2055	$162,629	2.72%	$186,134	2.97%
Subordinated notes(f)	2021-2037	4,804	3.36	4,821	3.93
Subordinated debentures(g)(h)	2066-2067	7,085	5.88	7,462	5.64
Other(c)(i)		13,231		11,337
Total long-term borrowings		$187,749		$209,754
Non-recourse borrowings of
consolidated securitization entities(j)	2015-2019	$29,938	1.04	$30,124	1.05
Bank deposits(k)		$62,839		$53,361
Total borrowings and bank deposits		$349,041		$370,326

(a)	Based on year-end balances and year-end local currency effective interest rates, including the effects from hedging.
(b)
Included $439 million and $481 million of obligations to holders of GICs at December 31, 2014 and 2013, respectively. These obligations included conditions under which certain GIC holders could require immediate repayment of their investment should the long-term credit ratings of GECC fall below AA-/Aa3. The remaining outstanding GICs will continue to be subject to their scheduled maturities and individual terms, which may include provisions permitting redemption upon a downgrade of one or more of GECC's ratings, among other things.

(c)
Included $5,552 million and $9,078 million of funding secured by real estate, aircraft and other collateral at December 31, 2014 and 2013, respectively, of which $1,847 million and $2,478 million is non-recourse to GECC at December 31, 2014 and 2013, respectively.

(d)	Entirely variable denomination floating-rate demand notes.
(e)
Included $700 million of debt at both December 31, 2014 and 2013 raised by a funding entity related to Penske Truck Leasing Co., L.P. (PTL). GECC, as co-issuer and co-guarantor of the debt, reports this amount as borrowings in its financial statements. GECC has been indemnified by the other limited partners of PTL for their proportionate share of the debt obligation. Also included $3,593 million related to Synchrony Financial. See Note 1.

(f)	Included $300 million of subordinated notes guaranteed by GE at both December 31, 2014 and 2013.
(g)	Subordinated debentures receive rating agency equity credit.
(h)
Included $2,794 million of subordinated debentures, which constitute the sole assets of trusts who have issued trust preferred securities and where GECC owns 100% of the common securities of the trusts. Obligations associated with these trusts are unconditionally guaranteed by GECC.

(i)	Included $8,245 million related to Synchrony Financial. See Note 1.
(j)	Included $7,442 million and $9,047 million of current portion of long-term borrowings at December 31, 2014 and 2013, respectively. See Note 16.
(k)
Included $10,258 million and $13,614 million of deposits in non-U.S. banks at December 31, 2014 and 2013, respectively, and $22,848 million and $18,275 million of certificates of deposits with maturities greater than one year at December 31, 2014 and 2013, respectively.

Additional information about borrowings and associated swaps can be found in Note 15.

Liquidity is affected by debt maturities and our ability to repay or refinance such debt. Long-term debt maturities over the next five years follow.

(In millions)	2015		2016	2017	2018	2019

	37,724	(a)	31,615	26,979	18,936	21,953

(a)	Fixed and floating rate notes of $474 million contain put options with exercise dates in 2015, and which have final maturity beyond 2019.

Committed credit lines totaling $44.4 billion had been extended to us by 49 banks at year-end 2014. GECC can borrow up to $44.4 billion under these credit lines. GE can borrow up to $13.7 billion under certain of these credit lines. The GECC lines include $25.1 billion of revolving credit agreements under which we can borrow funds for periods exceeding one year. Additionally, $19.3 billion are 364-day lines that contain a term-out feature that allows us to extend the borrowings for two years from the date on which such borrowings would otherwise be due.

NOTE 9. INVESTMENT CONTRACTS, INSURANCE LIABILITIES AND INSURANCE ANNUITY BENEFITS

Investment contracts, insurance liabilities and insurance annuity benefits comprise mainly obligations to annuitants and policyholders in our run-off insurance operations and holders of guaranteed investment contracts.

December 31 (In millions)	2014	2013

Investment contracts	$2,970	$3,144
Guaranteed investment contracts	1,000	1,471
Total investment contracts	3,970	4,615
Life insurance benefits(a)	20,688	18,959
Other(b)	3,369	3,405
Total	$28,027	$26,979

(a)	Life insurance benefits are accounted for mainly by a net-level-premium method using estimated yields generally ranging from 3.0% to 8.5% in both 2014 and 2013.
(b)	Substantially all unpaid claims and claims adjustment expenses and unearned premiums.

When insurance affiliates cede insurance risk to third parties, such as reinsurers, they are not relieved of their primary obligation to policyholders. When losses on ceded risks give rise to claims for recovery, we establish allowances for probable losses on such receivables from reinsurers as required. Reinsurance recoverables are included in the caption "Other receivables" on our Statement of Financial Position, and amounted to $1,759 million and $1,685 million at December 31, 2014 and 2013, respectively.

We recognize reinsurance recoveries as a reduction of the Statement of Earnings caption "Investment contracts, insurance losses and insurance annuity benefits." Reinsurance recoveries were $240 million, $250 million and $234 million in December 31, 2014, 2013 and 2012, respectively.

NOTE 10. INCOME TAXES

GE and GECC file a consolidated U.S. federal income tax return. This enables GE to use GECC tax deductions and credits to reduce the tax that otherwise would have been payable by GE. The GECC effective tax rate for each period reflects the benefit of these deductions in the consolidated return. GE makes cash payments to GECC for these tax reductions at the time GE's tax payments are due.

(BENEFIT) PROVISION FOR INCOME TAXES

(In millions)	2014	2013	2012

Current tax expense (benefit)	$1,199	$229	$1,657
Deferred tax expense (benefit) from temporary differences	(837)	(750)	(574)
Total	$362	$(521)	$1,083

CONSOLIDATED EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(In millions)	2014	2013	2012

U.S. earnings	$3,998	$2,964	$4,820
Non-U.S. earnings	2,864	3,101	2,863
Total	$6,862	$6,065	$7,683

CONSOLIDATED (BENEFIT) PROVISION FOR INCOME TAXES

(In millions)	2014	2013	2012

U.S. Federal
Current	$162	$(562)	$649
Deferred	(174)	(679)	(212)
Non - U.S.
Current	1,093	804	1,000
Deferred	(518)	(40)	(207)
Other	(201)	(44)	(147)
Total	$362	$(521)	$1,083

Our businesses are subject to regulation under a wide variety of U.S. federal, state and foreign tax laws, regulations and policies. Changes to these laws or regulations may affect our tax liability, return on investments and business operations. For example, GE's effective tax rate is reduced because active business income earned and indefinitely reinvested outside the United States is taxed at less than the U.S. rate.  A significant portion of this reduction depends upon a provision of U.S. tax law that defers the imposition of U.S. tax on certain active financial services income until that income is repatriated to the United States as a dividend. This provision is consistent with international tax norms and permits U.S. financial services companies to compete more effectively with non-U.S. financial institutions in global markets. This provision, which had expired at the end of 2013, was reinstated in December 2014 retroactively for one year through the end of 2014. The provision also had been scheduled to expire and had been extended by Congress on seven previous occasions, but there can be no assurance that it will continue to be extended. In the event the provision is not extended after 2014, the current U.S. tax imposed on active financial services income earned outside the United States would increase, making it more difficult for U.S. financial services companies to compete in global markets.  If this provision is not extended, we expect our effective tax rate to increase significantly after 2015.

RECONCILIATION OF U.S. FEDERAL STATUTORY INCOME TAX RATE TO ACTUAL INCOME TAX RATE

	2014	2013	2012

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Increase (reduction) in rate resulting from
Tax on global activities including exports(a)	(20.7)	(39.8)	(11.2)
U.S. business credits(b)	(3.8)	(3.9)	(3.0)
Business Property disposition	-	-	(4.2)
All other – net	(5.2)	0.1	(2.5)
	(29.7)	(43.6)	(20.9)
Actual income tax rate	5.3%	(8.6)%	14.1%

(a)
Included (4.3)% related to the sale of GEMB-Nordic in 2014 and (16.1)% related to the sale of 68.5% of our Swiss consumer finance bank, Cembra Money Bank AG (Cembra), through an initial public offering in 2013.

(b)	U.S. general business credits, primarily the credit for energy produced from renewable sources, the advanced energy project credit and the low-income housing credit.

UNRECOGNIZED TAX POSITIONS

Annually, GE files over 5,500 income tax returns in over 250 global taxing jurisdictions a substantial portion of which includes our activities. We are under examination or engaged in tax litigation in many of these jurisdictions. During 2013, the Internal Revenue Service (IRS) completed the audit of our consolidated U.S. income tax returns for 2008-2009, except for certain issues that remain under examination. At December 31, 2014, the IRS was auditing our consolidated U.S. income tax returns for 2010-2011. In addition, certain other U.S. tax deficiency issues and refund claims for previous years were unresolved. The IRS has disallowed the tax loss on our 2003 disposition of ERC Life Reinsurance Corporation. We have contested the disallowance of this loss. It is reasonably possible that the unresolved items could be resolved during the next 12 months, which could result in a decrease in our balance of "unrecognized tax benefits" – that is, the aggregate tax effect of differences between tax return positions and the benefits recognized in our financial statements. We believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows. We further believe that we have made adequate provision for all income tax uncertainties. Resolution of audit matters, including the IRS audit of our consolidated U.S. income tax returns for 2008-2009, reduced our 2013 consolidated income tax rate by 1.3 percentage points.

The balance of unrecognized tax benefits, the amount of related interest and penalties we have provided and what we believe to be the range of reasonably possible changes in the next 12 months were:

UNRECOGNIZED TAX BENEFITS

December 31 (In millions)	2014	2013

Unrecognized tax benefits	$3,055	$3,223
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	2,259	2,346
Accrued interest on unrecognized tax benefits	420	570
Accrued penalties on unrecognized tax benefits	34	97
Reasonably possible reduction to the balance of unrecognized tax benefits in succeeding 12 months	0-600	0-800
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	0-50	0-250

(a)	Some portion of such reduction may be reported as discontinued operations.

UNRECOGNIZED TAX BENEFITS RECONCILIATION

(In millions)	2014	2013

Balance at January 1	$3,223	$3,106
Additions for tax positions of the current year	61	79
Reductions for tax positions of the current year	(2)	(1)
Additions for tax positions of prior years	483	657
Reductions for tax positions of prior years	(531)	(617)
Settlements with tax authorities	(179)	(1)
Expiration of the statute of limitations	-	-
Balance at December 31	$3,055	$3,223

We classify interest on tax deficiencies as interest expense; we classify income tax penalties as provision for income taxes. For the years ended December 31, 2014, 2013 and 2012, $(73) million, $11 million and $(20) million of interest expense (income), respectively, and $(47) million, $6 million and $22 million of tax expense (income) related to penalties, respectively, were recognized in the Statement of Earnings.

DEFERRED INCOME TAXES

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

We have not provided U.S. deferred taxes on cumulative earnings of non-U.S. affiliates and associated companies that have been reinvested indefinitely. These earnings relate to ongoing operations and, at December 31, 2014 and 2013, were approximately $78 billion and $73 billion, respectively. Most of these earnings have been reinvested in active non-U.S. business operations and we do not intend to repatriate these earnings to fund U.S. operations. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely. Deferred taxes are provided for earnings of non-U.S. affiliates and associated companies when we plan to remit those earnings.

COMPONENTS OF THE NET DEFERRED INCOME TAX ASSET (LIABILITY)

December 31 (In millions)	2014	2013

Assets
Non-U.S. loss carryforwards(a)	$(3,228)	$(2,835)
Allowance for losses	(2,068)	(2,401)
Investment in global subsidiaries	(1,717)	(1,432)
Other - net	(3,776)	(4,207)
Total deferred income tax assets	(10,789)	(10,875)

Liabilities
Operating leases	6,345	6,285
Financing leases	4,044	4,078
Intangible assets	1,956	1,907
Net unrealized gains on securities	511	163
Cash flow hedges	94	121
Other - net	5,258	4,812
Total deferred income tax liabilities	18,208	17,366

Net deferred income tax liability	$7,419	$6,491

(a)	Net of valuation allowances of $544 million and $498 million for 2014 and 2013, respectively. Of the net deferred tax asset as of December 31, 2014, of $3,228 million, $35 million relates to net operating loss carryforwards that expire in various years ending from December 31, 2015, through December 31, 2017; none relates to net operating losses that expire in various years ending from December 31, 2018 through December 31, 2029 and $3,193 million relates to net operating loss carryforwards that may be carried forward indefinitely.

NOTE 11. SHAREOWNERS' EQUITY

(In millions)	2014	2013	2012

Preferred stock issued	$-	$-	$-

Common stock issued	$-	$-	$-

Accumulated other comprehensive income
Balance at January 1	$(1,034)	$(940)	$(2,096)
Other comprehensive income before reclassifications	(263)	433	1,312
Reclassifications from other comprehensive income	720	(527)	(156)
Other comprehensive income, net, attributable to GECC	457	(94)	1,156
Balance at December 31	$(577)	$(1,034)	$(940)

Additional paid-in capital
Balance at January 1	$32,563	$31,586	$27,628
Contributions and other(a)	436	977	3,958
Balance at December 31	$32,999	$32,563	$31,586

Retained earnings
Balance at January 1	$51,165	$51,244	$51,578
Net earnings	7,234	6,204	6,215
Dividends and other	(3,322)	(6,283)	(6,549)
Balance at December 31	$55,077	$51,165	$51,244

Total equity
GECC shareowners' equity balance at December 31	$87,499	$82,694	$81,890
Noncontrolling interests balance at December 31	2,899	432	707
Total equity balance at December 31	$90,398	$83,126	$82,597

(a)	2014 included $440 million related to the excess of the net proceeds from the Synchrony Financial IPO over the carrying value of the interest sold.

During the second quarter of 2013, we issued 10,000 shares of non-cumulative perpetual preferred stock with a $0.01 par value for proceeds of $990 million. The preferred shares bear an initial fixed interest rate of 5.25% through June 15, 2023, bear a floating rate equal to three-month LIBOR plus 2.967% thereafter and are callable on June 15, 2023. Dividends on the GECC preferred stock are payable semiannually, in June and December, with the first payment on this issuance made in December 2013.

During 2012, we issued 40,000 shares of non-cumulative perpetual preferred stock with a $0.01 par value for proceeds of $3,960 million. Of these shares, 22,500 bear an initial fixed interest rate of 7.125% through June 15, 2022, bear a floating rate equal to three-month LIBOR plus 5.296% thereafter and are callable on June 15, 2022 and 17,500 shares bear an initial fixed interest rate of 6.25% through December 15, 2022, bear a floating rate equal to three-month LIBOR plus 4.704% thereafter and are callable on December 15, 2022. Dividends on the preferred stock are payable semi-annually, in June and December, with the first payment on these issuances made in December 2012.

During 2014, 2013 and 2012, we paid preferred stock dividends of $322 million, $298 million and $123 million, respectively. During 2014, 2013, and 2012, we paid quarterly dividends of $2,000 million, $1,930 million and $1,926 million and special dividends of $1,000 million, $4,055 million and $4,500 million to GE, respectively.

Our consolidated affiliates may be subject to regulation by various national authorities including banking, financial services and insurance regulators, and are restricted from remitting certain funds to us in the form of dividends or loans. However, such funds are available for use by these affiliates, without restriction, to repay borrowings, to fund new loans, or for other normal business purposes. Our regulated bank subsidiaries are also subject to minimum regulatory capital requirements and we have also committed to maintain the total capital level for our run-off insurance operations at 300 % of the regulatory minimum required level. At December 31, 2014, restricted net assets of our financial services consolidated affiliates were approximately $23.3 billion.

The aggregate statutory capital and surplus of the insurance activities totaled $2.2 billion, $2.4 billion and $1.6 billion at 2014, 2013, and 2012, respectively. Accounting practices prescribed by statutory authorities are used in preparing statutory statements.

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

(In millions)	2014	2013	2012

Investment securities
Balance at January 1	$309	$673	$(33)
Other comprehensive income (loss) (OCI) before reclassifications –
net of deferred taxes of $415, $(386) and $386(a)	696	(675)	685
Reclassifications from OCI – net of deferred taxes
of $8, $215 and $12	7	306	22
Other comprehensive income (loss)(b)	703	(369)	707
Less OCI attributable to noncontrolling interests	2	(5)	1
Balance at December 31	$1,010	$309	$673

Currency translation adjustments (CTA)
Balance at January 1(c)	$(530)	$(131)	$(399)
OCI before reclassifications – net of deferred taxes
of $(145), $(655) and $(261)	(163)	247	411
Reclassifications from OCI – net of deferred taxes
of $213, $791 and $55	(162)	(810)	(131)
Other comprehensive income (loss)(b)	(325)	(563)	280
Less OCI attributable to noncontrolling interests	(17)	(7)	12
Balance at December 31	$(838)	$(687)	$(131)

Cash flow hedges
Balance at January 1(c)	$(450)	$(746)	$(1,101)
OCI before reclassifications –
net of deferred taxes of $3 and $235, $378	(573)	521	434
Reclassifications from OCI – net of deferred taxes
of $35, $(158) and $(250)	851	(66)	(80)
Other comprehensive income (loss)(b)	278	455	354
Less OCI attributable to noncontrolling interests	-	2	(1)
Balance at December 31	$(172)	$(293)	$(746)

Benefit plans
Balance at January 1	$(363)	$(736)	$(563)
Prior service credit (cost) – net of deferred taxes
of $0, $4 and $0	-	24	-
Net actuarial gain (loss) – net of deferred taxes
of $(101), $156 and $(86)	(238)	306	(206)
Prior service cost amortization – net of deferred taxes
of $0, $0 and $0	2	-	-
Net actuarial loss amortization – net of deferred taxes
of $7, $16 and $10	22	43	33
Other comprehensive income (loss)(b)	(214)	373	(173)
Less OCI attributable to noncontrolling interests	-	-	-
Balance at December 31	$(577)	$(363)	$(736)

Accumulated other comprehensive income (loss) at December 31	$(577)	$(1,034)	$(940)

(a)	Includes adjustments of $ 960 million, $(1,171) million and $527 million in 2014, 2013 and 2012, respectively, to deferred acquisition costs, present value of future profits, and investment contracts, insurance liabilities and insurance annuity benefits in our run-off insurance operations to reflect the effects that would have been recognized had the related unrealized investment securities holding gains and losses actually been realized.
(b)	Total other comprehensive income (loss) was $442 million, $(104) million and $1,168 million in 2014, 2013 and 2012, respectively.

(c)	Includes a $157 million reclassification between 2014 opening balances in Currency Translation Adjustments and Cash Flow Hedges.

RECLASSIFICATION OUT OF AOCI

(In millions)	2014	2013	2012	Statement of Earnings Caption

Available-for-sale securities
Realized gains (losses) on
sale/impairment of securities	$(15)	$(521)	$(34)	Revenues from services
	8	215	12	Benefit (provision) for income taxes
	$(7)	$(306)	$(22)	Net of tax
Currency translation adjustments
Gains (losses) on dispositions	$(51)	$19	$76	Costs and expenses
	213	791	55	Benefit (provision) for income taxes
	$162	$810	$131	Net of tax
Cash flow hedges
Gains (losses) on interest rate derivatives	$(234)	$(364)	$(494)	Interest
Foreign exchange contracts	(652)	588	824	(a)
	(886)	224	330	Total before tax
	35	(158)	(250)	Benefit (provision) for income taxes
	$(851)	$66	$80	Net of tax
Benefit plan items
Amortization of prior service costs	$(2)	$-	$-	(b)
Amortization of actuarial gains (losses)	(29)	(59)	(43)	(b)
	(31)	(59)	(43)	Total before tax
	7	16	10	Benefit (provision) for income taxes
	$(24)	$(43)	$(33)	Net of tax

Total reclassification adjustments	$(720)	$527	$156	Net of tax

(a)	Included $(607) million, $608 million and $894 million in revenues from services and $(45) million, $(20) million and $(70) million in interest in 2014, 2013 and 2012, respectively.
(b)	Amortization of prior service costs and actuarial gains and losses out of AOCI are included in the computation of net periodic pension costs.

NONCONTROLLING INTERESTS

Noncontrolling interests in equity of consolidated affiliates includes common shares in consolidated affiliates and preferred stock issued by our affiliates. The balance is summarized as follows.

December 31 (In millions)	2014	2013

Synchrony Financial	$2,531	$-
Other noncontrolling interests in consolidated affiliates(a)	368	432
Total	$2,899	$432

(a)	Consisted of a number of individually insignificant noncontrolling interests in partnerships and consolidated affiliates.

CHANGES TO NONCONTROLLING INTERESTS

(In millions)	2014	2013	2012

Beginning balance	$432	$707	$690
Net earnings	162	53	63
Dividends	(6)	(48)	(19)
Dispositions	(75)	(174)	-
Synchrony Financial IPO	2,393	-	-
Other (including AOCI)	(7)	(106)	(27)
Ending balance	$2,899	$432	$707

NOTE 12. REVENUES FROM SERVICES

(In millions)	2014	2013	2012

Interest on loans	$16,386	$16,915	$17,350
Equipment leased to others	9,940	9,804	10,457
Fees	4,503	4,616	4,484
Investment income(a)	2,240	1,746	2,592
Financing leases	1,408	1,649	1,860
Associated companies(b)	1,182	1,809	1,538
Premiums earned by insurance activities	1,509	1,573	1,715
Other items(c)	2,467	1,914	1,595
Total	$39,635	$40,026	$41,591

(a)
Included net other-than-temporary impairments on investment securities, of which $96 million related to the impairment of an investment in a Brazilian company that was fully offset by the benefit of a guarantee provided by GE reflected as a component in other items for 2013.

(b)
During 2013, we sold our remaining equity interest in the Bank of Ayudhya (Bay Bank) and recorded a pre-tax gain of $641 million. During 2012, we sold our remaining equity interest in Garanti Bank, which was classified as an available-for-sale security.

(c)	During 2014, we sold GEMB-Nordic and recorded a pre-tax gain of $473 million. During 2013, we sold a portion of Cembra through an initial public offering and recorded a pre-tax gain of $351 million.

NOTE 13. OPERATING AND ADMINISTRATIVE EXPENSES

Our employees and retirees are covered under a number of pension, stock compensation, health and life insurance plans. The principal pension plans are the GE Pension Plan, a defined benefit plan for U.S. employees and the GE Supplementary Pension Plan, an unfunded plan providing supplementary benefits to higher-level, longer-service U.S. employees. Employees of certain affiliates are covered under separate pension plans, which are not significant individually or in the aggregate. We provide health and life insurance benefits to certain of our retired employees, principally through GE Company's benefit program. The annual cost to us of providing these benefits is not material.

RENTAL EXPENSE

Rental expense under operating leases is shown below.

(In millions)	2014	2013	2012

Equipment for sublease	$35	$63	$148
Other rental expense	328	344	368

At December 31, 2014, minimum rental commitments under noncancellable operating leases aggregated $1,295 million. Amounts payable over the next five years follow.

(In millions)	2015	2016	2017	2018	2019

	$225	$193	$168	$133	$113

NOTE 14. FAIR VALUE MEASUREMENTS

RECURRING FAIR VALUE MEASUREMENTS

Our assets and liabilities measured at fair value on a recurring basis include investment securities primarily supporting obligations to annuitants and policyholders in our run-off insurance operations and supporting obligations to holders of GICs in Trinity and investment securities held in our CLL business collateralized by senior secured loans of high-quality, middle-market companies in a variety of industries.

ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS
						Netting
(In millions)	Level 1	(a)	Level 2	(a)	Level 3	adjustment	(b)	Net balance
December 31, 2014
Assets
Investment securities
Debt
U.S. corporate	$-		$20,659		$3,128	$-		$23,787
State and municipal	-		5,171		578	-		5,749
Residential mortgage-backed	-		1,709		16	-		1,725
Commercial mortgage-backed	-		3,054		9	-		3,063
Asset-backed(c)	-		343		7,575	-		7,918
Corporate ̶ non-U.S.	-		680		455	-		1,135
Government ̶ non-U.S.	56		1,738		2	-		1,796
U.S. government and federal agency	-		1,747		266	-		2,013
Retained interests	-		-		17	-		17
Equity
Available-for-sale	231		14		9	-		254
Trading	21		-		-	-		21
Derivatives(d)	-		9,061		43	(7,400)		1,704
Total	$308		$44,176		$12,098	$(7,400)		$49,182
Liabilities
Derivatives	$-		$4,298		$15	$(4,215)		$98
Other	-		20		-	-		20
Total	$-		$4,318		$15	$(4,215)		$118

December 31, 2013
Assets
Investment securities
Debt
U.S. corporate	$-		$18,788		$2,918	$-		$21,706
State and municipal	-		4,193		96	-		4,289
Residential mortgage-backed	-		1,824		86	-		1,910
Commercial mortgage-backed	-		3,025		10	-		3,035
Asset-backed(c)	-		489		6,898	-		7,387
Corporate ̶ non-U.S.	61		646		666	-		1,373
Government ̶ non-U.S.	1,590		789		31	-		2,410
U.S. government and federal agency	-		545		225	-		770
Retained interests	-		-		21	-		21
Equity
Available-for-sale	203		15		11	-		229
Trading	72		-		-	-		72
Derivatives(d)	-		7,493		32	(6,546)		979
Other	-		-		279	-		279
Total	$1,926		$37,807		$11,273	$(6,546)		$44,460
Liabilities
Derivatives	$-		$4,891		$17	$(4,162)		$746
Other	-		22		-	-		22
Total	$-		$4,913		$17	$(4,162)		$768

(a)
Included $487 million of Government – non-U.S. and $13 million of Corporate – non-U.S. available-for-sale debt securities transferred from Level 1 to Level 2 primarily attributable to changes in market observable data during  2014. There were no securities transferred between Level 1 and Level 2 during 2013.

(b)	The netting of derivative receivables and payables (including the effects of any collateral posted or received) is permitted when a legally enforceable master netting agreement exists.
(c)	Includes investments in our CLL business in asset-backed securities collateralized by senior secured loans of high-quality, middle-market companies in a variety of industries.
(d)
The fair value of derivatives includes an adjustment for non-performance risk. The cumulative adjustment was a gain (loss) of $8 million and $(7) million at December 31, 2014 and 2013, respectively. See Note 15 for additional information on the composition of our derivative portfolio.

LEVEL 3 INSTRUMENTS

The majority of our Level 3 balances consist of investment securities classified as available-for-sale with changes in fair value recorded in shareowners' equity.

CHANGES IN LEVEL 3 INSTRUMENTS FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

										Net
										change in
		Net	Net							unrealized
		realized/	realized/							gains
		unrealized	unrealized							(losses)
		gains	gains							relating to
		(losses)	(losses)				Transfers	Transfers		instruments
	Balance at	included	included				into	out of	Balance at	still held at
(In millions)	January 1	in earnings(a)	in AOCI	Purchases	Sales	Settlements	Level 3(b)	Level 3(b)	December 31	December 31(c)

2014
Investment securities
Debt
U.S. corporate	$2,918	$23	$136	$536	$(234)	$(284)	$174	$(141)	$3,128	$-
State and municipal	96	-	38	18	(36)	(10)	472	-	578	-
RMBS	86	-	2	-	(16)	(9)	-	(47)	16	-
CMBS	10	-	-	-	-	(3)	2	-	9	-
ABS	6,898	3	(206)	2,249	-	(1,359)	-	(10)	7,575	-
Corporate – non-U.S.	666	69	(10)	1,017	(269)	(1,013)	1	(6)	455	-
Government – non-U.S.	31	-	-	-	-	-	2	(31)	2	-
U.S. government and
federal agency	225	-	34	-	-	-	9	(2)	266	-
Retained interests	21	(2)	-	3	-	(5)	-	-	17	-
Equity
Available-for-sale	11	-	-	2	(2)	-	-	(2)	9	-
Derivatives(d)(e)	20	20	1	6	-	(9)	(1)	-	37	19
Other	279	-	-	-	-	-	-	(279)	-	-
Total	$11,261	$113	$(5)	$3,831	$(557)	$(2,692)	$659	$(518)	$12,092	$19

2013
Investment securities
Debt
U.S. corporate	$3,552	$(477)	$122	$376	$(423)	$(231)	$108	$(109)	$2,918	$-
State and municipal	77	-	(7)	21	-	(5)	10	-	96	-
RMBS	100	-	(5)	-	(2)	(7)	-	-	86	-
CMBS	6	-	-	-	-	(6)	10	-	10	-
ABS	5,023	5	32	2,632	(4)	(795)	12	(7)	6,898	-
Corporate – non-U.S.	844	(91)	(2)	5,810	(3)	(5,849)	15	(58)	666	-
Government – non-U.S.	42	1	(12)	-	-	-	-	-	31	-
U.S. government and
federal agency	277	-	(52)	-	-	-	-	-	225	-
Retained interests	27	(4)	(1)	6	-	(7)	-	-	21	-
Equity
Available-for-sale	13	-	-	-	-	-	-	(2)	11	-
Derivatives(d)(e)	83	(42)	2	(1)	-	(53)	33	(2)	20	5
Other	367	(91)	12	(1)	-	-	-	(8)	279	(90)
Total	$10,411	$(699)	$89	$8,843	$(432)	$(6,953)	$188	$(186)	$11,261	$(85)

(a)	Earnings effects are primarily included in the "Revenues from services" and "Interest" captions in the Statement of Earnings.
(b)
Transfers in and out of Level 3 are considered to occur at the beginning of the period. Transfers out of Level 3 were primarily a result of increased use of quotes from independent pricing vendors based on recent trading activity.

(c)	Represents the amount of unrealized gains or losses for the period included in earnings.
(d)	Represents derivative assets net of derivative liabilities and included cash accruals of $9 million and $5 million not reflected in the fair value hierarchy table during 2014 and 2013, respectively.
(e)	Gains (losses) included in net realized/unrealized gains (losses) included in earnings were offset by the earnings effects from the underlying items that were economically hedged. See Note 15.

NON-RECURRING FAIR VALUE MEASUREMENTS
The following table represents non-recurring fair value amounts (as measured at the time of the adjustment) for those assets remeasured to fair value on a non-recurring basis during the fiscal year and still held at December 31, 2014 and 2013.

	Remeasured during the years ended December 31
	2014		2013
(In millions)	Level 2	Level 3	Level 2	Level 3

Financing receivables and loans held for sale	$49	$808	$138	$1,062
Cost and equity method investments	2	387	-	599
Long-lived assets, including real estate	364	836	1,954	362
Total	$415	$2,031	$2,092	$2,023

The following table represents the fair value adjustments to assets measured at fair value on a non-recurring basis and still held at December 31, 2014 and 2013.

	Years ended December 31
(In millions)	2014	2013

Financing receivables and loans held for sale	$(284)	$(325)
Cost and equity method investments	(352)	(445)
Long-lived assets, including real estate	(510)	(1,018)
Total	$(1,146)	$(1,788)

LEVEL 3 MEASUREMENTS - SIGNIFICANT UNOBSERVABLE INPUTS
				Range
(Dollars in millions)	Fair value	Valuation technique	Unobservable inputs	(weighted average)

December 31, 2014
Recurring fair value measurements
Investment securities - Debt
U.S. corporate	$980	Income approach	Discount rate(a)	1.5%-14.8% (6.6%)
State and municipal	481	Income approach	Discount rate(a)	1.9%-5.9% (2.8%)
Asset-backed	7,554	Income approach	Discount rate(a)	2.2%-12.4% (5.0%)
Corporate ̶ non-U.S.	388	Income approach	Discount rate(a)	0.4%-14.0% (5.7%)

Non-recurring fair value measurements
Financing receivables and loans held for sale	$82	Business enterprise	EBITDA multiple	4.3X-6.5X (6.2X)
		value
Cost and equity method investments	343	Income approach,	Discount rate(a)	8.0%-10.0% (9.4%)
		Business enterprise value, Market comparables	EBITDA multiple	1.8X-10.5X (7.0X)
Long-lived assets, including real estate	666	Income approach	Discount rate(a)	2.0%-19.0% (6.8%)

December 31, 2013
Recurring fair value measurements
Investment securities - Debt
U.S. corporate	$898	Income approach	Discount rate(a)	1.5%-13.3% (6.5%)
Asset-backed	6,854	Income approach	Discount rate(a)	1.2%-10.5% (3.7%)
Corporate ̶ non-U.S.	438	Income approach	Discount rate(a)	1.4%-46.0% (16.9%)
Other financial assets	274	Income approach,	WACC(c)	9.3%-9.3% (9.3%)
		Market comparables	EBITDA multiple	8.3X-12.5X (10.6X)

Non-recurring fair value measurements
Financing receivables and loans held for sale	$163	Income approach,	Capitalization rate(b)	7.8%-7.8% (7.8%)
		Business enterprise	EBITDA multiple	4.3X-5.5X (4.8X)
		value	Discount rate(a)	6.6%-6.6% (6.6%)
Cost and equity method investments	70	Income approach,	Discount rate(a)	5.7%-5.9% (5.8%)
		Market comparables	WACC(c)	9.3%-9.6% (9.4%)
			EBITDA multiple	7.1X-14.5X (11.3X)
			Revenue multiple	9.3X-12.6X (10.9X)
Long-lived assets, including real estate	22	Income approach	Discount rate(a)	4.0%-23.0% (8.8%)

(a)
Discount rates are determined based on inputs that market participants would use when pricing investments, including credit and liquidity risk. An increase in the discount rate would result in a decrease in the fair value.

(b)
Represents the rate of return on net operating income that is considered acceptable for an investor and is used to determine a property's capitalized value. An increase in the capitalization rate would result in a decrease in the fair value.

(c)	Weighted average cost of capital (WACC).

At December 31, 2014 and 2013, other Level 3 recurring fair value measurements of $2,598 million and $2,670 million, respectively, and non-recurring measurements of $844 million and $1,203 million, respectively, are valued using non-binding broker quotes or other third-party sources. At December 31, 2014 and 2013, other recurring fair value measurements of $82 million and $122 million, respectively, and non-recurring fair value measurements of $96 million and $565 million, respectively, were individually insignificant and utilize a number of different unobservable inputs not subject to meaningful aggregation.

NOTE 15. FINANCIAL INSTRUMENTS

The following table provides information about assets and liabilities not carried at fair value. The table excludes finance leases and non-financial assets and liabilities. Substantially all of the assets discussed below are considered to be Level 3. The vast majority of our liabilities' fair value can be determined based on significant observable inputs and thus considered Level 2. Few of the instruments are actively traded and their fair values must often be determined using financial models. Realization of the fair value of these instruments depends upon market forces beyond our control, including marketplace liquidity.

	2014			2013
		Assets (liabilities)			Assets (liabilities)
	Notional	Carrying	Estimated	Notional	Carrying	Estimated
December 31 (In millions)	amount	amount (net)	fair value	amount	amount (net)	fair value

Assets
Loans	$ (a)	$193,214	$197,833	$ (a)	$206,839	$211,137
Other commercial mortgages	(a)	1,427	1,508	(a)	1,609	1,619
Loans held for sale	(a)	1,830	1,855	(a)	512	512
Other financial instruments(b)	(a)	566	786	(a)	1,462	1,952
Liabilities
Borrowings and bank deposits(c)(d)	(a)	(349,041)	(365,724)	(a)	(370,326)	(386,044)
Investment contract benefits	(a)	(2,970)	(3,565)	(a)	(3,144)	(3,644)
Guaranteed investment contracts	(a)	(1,000)	(1,031)	(a)	(1,471)	(1,459)
Insurance - credit life(e)	1,843	(90)	(77)	2,149	(108)	(94)

(a)	These financial instruments do not have notional amounts.
(b)	Principally comprises cost method investments.
(c)	See Note 8.
(d)
Fair values exclude interest rate and currency derivatives designated as hedges of borrowings. Had they been included, the fair value of borrowings at December 31, 2014 and 2013 would have been reduced by $5,020 million and $2,284 million, respectively.

(e)	Net of reinsurance of $964 million and $1,250 million at December 31, 2014 and 2013, respectively.

A description of how we estimate fair values follows:

Loans. Based on a discounted future cash flows methodology, using current market interest rate data adjusted for inherent credit risk or quoted market prices and recent transactions, if available.

Borrowings and bank deposits. Based on valuation methodologies using current market interest rate data that are comparable to market quotes adjusted for our non-performance risk.

Investment contract benefits. Based on expected future cash flows, discounted at currently offered rates for immediate annuity contracts or the income approach for single premium deferred annuities.

Guaranteed investment contracts. Based on valuation methodologies using current market interest rate data, adjusted for our non-performance risk.

Insurance – credit life. Certain insurance affiliates, primarily in Consumer, issue credit life insurance designed to pay the balance due on a loan if the borrower dies before the loan is repaid.  As part of our overall risk management process, we cede to third parties a portion of this associated risk, but are not relieved of our primary obligation to the policy holders.

All other instruments. Based on observable market transaction and/or valuation methodologies using current market interest rate data adjusted for inherent credit risk.

Assets and liabilities that are reflected in the accompanying financial statements at fair value are not included in the above disclosures; such items include cash and equivalents, investment securities and derivative financial instruments.

Additional information about Notional Amounts of Loan Commitments follows.

NOTIONAL AMOUNTS OF LOAN COMMITMENTS

December 31 (In millions)	2014	2013

Ordinary course of business lending commitments(a)	$3,239	$4,253
Unused revolving credit lines(b)
Commercial(c)	14,681	16,570
Consumer – principally credit cards	306,188	290,662

(a)	Excluded investment commitments of $835 million and $1,214 million at December 31, 2014 and 2013, respectively.
(b)	Excluded amounts related to inventory financing arrangements, which may be withdrawn at our option, of $15,041 million and $13,502 million at December 31, 2014 and 2013, respectively.
(c)
Included amounts related to commitments of $10,509 million and $11,629 million at December 31, 2014 and 2013, respectively, associated with secured financing arrangements that could have increased to a maximum of $12,353 million and $14,590 million at December 31, 2014 and 2013, respectively, based on asset volume under the arrangement.

SECURITIES REPURCHASE AND REVERSE REPURCHASE ARRANGEMENTS

Our issuances of securities repurchase agreements are insignificant and are limited to activities at certain of our foreign banks primarily for purposes of liquidity management. At December 31, 2014, we were party to repurchase agreements totaling $169 million, which were reported in short-term borrowings on the financial statements. No repurchase agreements were accounted for as off-book financing and we do not engage in securities lending transactions.

We also enter into reverse securities repurchase agreements, primarily for short-term investment with maturities of 90 days or less. At December 31, 2014, we were party to reverse repurchase agreements totaling $11.5 billion, which were reported in cash and equivalents on the financial statements. Under these reverse securities repurchase agreements, we typically lend available cash at a specified rate of interest and hold U.S. or highly-rated European government securities as collateral during the term of the agreement. Collateral value is in excess of amounts loaned under the agreements.

DERIVATIVES AND HEDGING

As a matter of policy, we use derivatives for risk management purposes and we do not use derivatives for speculative purposes. A key risk management objective for our financial services businesses is to mitigate interest rate and currency risk by seeking to ensure that the characteristics of the debt match the assets they are funding. If the form (fixed versus floating) and currency denomination of the debt we issue do not match the related assets, we typically execute derivatives to adjust the nature and tenor of funding to meet this objective within pre-defined limits. The determination of whether we enter into a derivative transaction or issue debt directly to achieve this objective depends on a number of factors, including market related factors that affect the type of debt we can issue.

The notional amounts of derivative contracts represent the basis upon which interest and other payments are calculated and are reported gross, except for offsetting foreign currency forward contracts that are executed in order to manage our currency risk of net investment in foreign subsidiaries. Of the outstanding notional amount of $265,000 million, approximately 97% or $258,000 million is associated with reducing or eliminating the interest rate, currency or market risk between financial assets and liabilities in our financial services businesses. The instruments used in these activities are designated as hedges when practicable. When we are not able to apply hedge accounting, or when the derivative and the hedged item are both recorded in earnings concurrently, the derivatives are deemed economic hedges and hedge accounting is not applied. This most frequently occurs when we hedge a recognized foreign currency transaction (e.g., a receivable or payable) with a derivative. Since the effects of changes in exchange rates are reflected concurrently in earnings for both the derivative and the transaction, the economic hedge does not require hedge accounting.

FAIR VALUE OF DERIVATIVES

	2014		2013
December 31 (In millions)	Assets	Liabilities	Assets	Liabilities

Derivatives accounted for as hedges
Interest rate contracts	$5,859	$461	$3,837	$1,989
Currency exchange contracts	2,435	779	1,746	958
Other contracts	-	-	-	-
	8,294	1,240	5,583	2,947

Derivatives not accounted for as hedges
Interest rate contracts	186	141	132	174
Currency exchange contracts	598	2,910	1,753	1,765
Other contracts	26	22	57	22
	810	3,073	1,942	1,961

Gross derivatives recognized in statement of
financial position
Gross derivatives	9,104	4,313	7,525	4,908
Gross accrued interest	1,398	(18)	1,223	241
	10,502	4,295	8,748	5,149

Amounts offset in statement of financial position
Netting adjustments(a)	(3,705)	(3,713)	(3,927)	(3,920)
Cash collateral(b)	(3,695)	(502)	(2,619)	(242)
	(7,400)	(4,215)	(6,546)	(4,162)

Net derivatives recognized in statement of
financial position
Net derivatives	3,102	80	2,202	987

Amounts not offset in statement of
financial position
Securities held as collateral(c)	(3,083)	-	(1,838)	-

Net amount	$19	$80	$364	$987

Derivatives are classified in the captions "Other assets" and "Other liabilities" and the related accrued interest is classified in "Other receivables" and "Other liabilities" in our financial statements.
(a)
The netting of derivative receivables and payables is permitted when a legally enforceable master netting agreement exists. Amounts include fair value adjustments related to our own and counterparty non-performance risk. At December 31, 2014 and 2013, the cumulative adjustment for non-performance risk was a gain (loss) of $8 million and $(7) million, respectively.

(b)	Excluded excess cash collateral received and posted of $57 million and $211 million, and $160 million and $37 million at December 31, 2014 and 2013, respectively.
(c)	Excluded excess securities collateral received of $305 million and $286 million at December 31, 2014 and 2013, respectively.

FAIR VALUE HEDGES
We use interest rate and currency exchange derivatives to hedge the fair value effects of interest rate and currency exchange rate changes on local and non-functional currency denominated fixed-rate debt. For relationships designated as fair value hedges, changes in fair value of the derivatives are recorded in earnings within interest along with offsetting adjustments to the carrying amount of the hedged debt.

EARNINGS EFFECTS OF FAIR VALUE HEDGING RELATIONSHIPS

	2014		2013
	Gain (loss)	Gain (loss)	Gain (loss)	Gain (loss)
	on hedging	on hedged	on hedging	on hedged
(In millions)	derivatives	items	derivatives	items

Interest rate contracts	$3,898	$(3,973)	$(5,253)	$5,180
Currency exchange contracts	(19)	17	(7)	6

Fair value hedges resulted in $(77) million and $(74) million of ineffectiveness in 2014 and 2013, respectively. In both 2014 and 2013, there were insignificant amounts excluded from the assessment of effectiveness.

CASH FLOW HEDGES

We use interest rate, currency exchange and commodity derivatives to reduce the variability of expected future cash flows associated with variable rate borrowings and commercial purchase and sale transactions, including commodities. For derivatives that are designated in a cash flow hedging relationship, the effective portion of the change in fair value of the derivative is reported as a component of AOCI and reclassified into earnings contemporaneously and in the same caption with the earnings effects of the hedged transaction.

			Gain (loss) reclassified
	Gain (loss) recognized in AOCI		from AOCI into earnings
(In millions)	2014	2013	2014	2013

Interest rate contracts	$(1)	$(26)	$(234)	$(364)
Currency exchange contracts	(529)	704	(652)	588
Total(a)	$(530)	$678	$(886)	$224

(a)            Gain (loss) is recorded in revenues from services and interest when reclassified to earnings.

The total pre-tax amount in AOCI related to cash flow hedges of forecasted transactions was a $230 million loss at December 31, 2014. We expect to transfer $196 million to earnings as an expense in the next 12 months contemporaneously with the earnings effects of the related forecasted transactions. In both 2014 and 2013, we recognized insignificant gains and losses related to hedged forecasted transactions and firm commitments that did not occur by the end of the originally specified period. At December 31, 2014 and 2013, the maximum term of derivative instruments that hedge forecasted transactions was 18 years and 19 years, respectively. See Note 11 for additional information about reclassifications out of AOCI.

For cash flow hedges, the amount of ineffectiveness in the hedging relationship and amount of the changes in fair value of the derivatives that are not included in the measurement of ineffectiveness were insignificant for each reporting period.

NET INVESTMENT HEDGES IN FOREIGN OPERATIONS

We use currency exchange derivatives to protect our net investments in global operations conducted in non-U.S. dollar currencies. For derivatives that are designated as hedges of net investment in a foreign operation, we assess effectiveness based on changes in spot currency exchange rates. Changes in spot rates on the derivative are recorded as a component of AOCI until such time as the foreign entity is substantially liquidated or sold, or upon the loss of a controlling interest in a foreign entity. The change in fair value of the forward points, which reflects the interest rate differential between the two countries on the derivative, is excluded from the effectiveness assessment.

GAINS (LOSSES) RECOGNIZED THROUGH CTA

	Gain (loss) recognized in CTA		Gain (loss) reclassified from CTA
(In millions)	2014	2013	2014	2013

Currency exchange contracts(a)	$5,741	$2,322	$88	$(1,525)

(a)            Gain (loss) is recorded in revenues from services when reclassified out of AOCI.

The amounts related to the change in the fair value of the forward points that are excluded from the measure of effectiveness were $(549) million and $(678) million for the years ended December 31, 2014 and 2013, respectively, and were recorded in interest.

FREE-STANDING DERIVATIVES

Changes in the fair value of derivatives that are not designated as hedges are recorded in earnings each period. As discussed above, these derivatives are typically entered into as economic hedges of changes in interest rates, currency exchange rates, commodity prices and other risks. Gains or losses related to the derivative are typically recorded in revenues from services, based on our accounting policy. In general, the earnings effects of the item that represent the economic risk exposure are recorded in the same caption as the derivative. Gains (losses) for the year ended December 31, 2014 on derivatives not designated as hedges were $(2,171) million composed of amounts related to interest rate contracts of $(98) million, currency exchange contracts of $(2,075) million, and other derivatives of $2 million. These losses were more than offset by the earnings effects from the underlying items that were economically hedged. Gains (losses) for the year ended December 31, 2013 on derivatives not designated as hedges were $(857) million composed of amounts related to interest rate contracts of $(158) million, currency exchange contracts of $(735) million, and other derivatives of $36 million. These losses were more than offset by the earnings effects from the underlying items that were economically hedged.

COUNTERPARTY CREDIT RISK

Fair values of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our agreements) on an individual counterparty basis. Where we have agreed to netting of derivative exposures with a counterparty, we net our exposures with that counterparty and apply the value of collateral posted to us to determine the exposure. We actively monitor these net exposures against defined limits and take appropriate actions in response, including requiring additional collateral.

As discussed above, we have provisions in certain of our master agreements that require counterparties to post collateral (typically, cash or U.S. Treasury securities) when our receivable due from the counterparty, measured at current market value, exceeds a specified limit. The fair value of such collateral was $6,778 million at December 31, 2014, of which $3,695 million was cash and $3,083 million was in the form of securities held by a custodian for our benefit. Under certain of these same agreements, we post collateral to our counterparties for our derivative obligations, the fair value of which was $502 million at December 31, 2014. At December 31, 2014, our exposure to counterparties (including accrued interest), net of collateral we hold, was insignificant. This excludes exposure related to embedded derivatives.

Additionally, our master agreements typically contain mutual downgrade provisions that provide the ability of each party to require termination if the long-term credit rating of the counterparty were to fall below A-/A3. In certain of these master agreements, each party also has the ability to require termination if the short-term rating of the counterparty were to fall below A-1/P-1. Our master agreements also typically contain provisions that provide termination rights upon the occurrence of certain other events, such as a bankruptcy or events of default by one of the parties. If an agreement was terminated under any of these circumstances, the termination amount payable would be determined on a net basis and could also take into account any collateral posted. The net amount of our derivative liability, after consideration of collateral posted by us and outstanding interest payments was $60 million at December 31, 2014. This excludes embedded derivatives.

NOTE 16. VARIABLE INTEREST ENTITIES

We use variable interest entities primarily to securitize financial assets and arrange other forms of asset-backed financing in the ordinary course of business. Except as noted below, investors in these entities only have recourse to the assets owned by the entity and not to our general credit. We do not have implicit support arrangements with any VIE. We did not provide non-contractual support for previously transferred financing receivables to any VIE in 2014 or 2013.

In evaluating whether we have the power to direct the activities of a VIE that most significantly impact its economic performance, we consider the purpose for which the VIE was created, the importance of each of the activities in which it is engaged and our decision-making role, if any, in those activities that significantly determine the entity's economic performance as compared to other economic interest holders. This evaluation requires consideration of all facts and circumstances relevant to decision-making that affects the entity's future performance and the exercise of professional judgment in deciding which decision-making rights are most important.

In determining whether we have the right to receive benefits or the obligation to absorb losses that could potentially be significant to the VIE, we evaluate all of our economic interests in the entity, regardless of form (debt, equity, management and servicing fees, and other contractual arrangements). This evaluation considers all relevant factors of the entity's design, including: the entity's capital structure, contractual rights to earnings (losses), subordination of our interests relative to those of other investors, contingent payments, as well as other contractual arrangements that have the potential to be economically significant. The evaluation of each of these factors in reaching a conclusion about the potential significance of our economic interests is a matter that requires the exercise of professional judgment.

CONSOLIDATED VARIABLE INTEREST ENTITIES

We consolidate VIEs because we have the power to direct the activities that significantly affect the VIE's economic performance, typically because of our role as either servicer or manager for the VIE. Our consolidated VIEs fall into three main groups, which are further described below:

•
Trinity comprises two consolidated entities that hold investment securities, the majority of which are investment grade, and were funded by the issuance of GICs. The GICs include conditions under which certain holders could require immediate repayment of their investment should the long-term credit ratings of GECC fall below AA-/Aa3 or the short-term credit ratings fall below A-1+/P-1. The outstanding GICs are subject to their scheduled maturities and individual terms, which may include provisions permitting redemption upon a downgrade of one or more of GECC's ratings, among other things, and are reported in investment contracts, insurance liabilities and insurance annuity benefits.

•
Consolidated Securitization Entities (CSEs) were created to facilitate securitization of financial assets and other forms of asset-backed financing that serve as an alternative funding source by providing access to variable funding notes and term markets. The securitization transactions executed with these entities are similar to those used by many financial institutions and all are non-recourse. We provide servicing for substantially all of the assets in these entities. The financing receivables in these entities have similar risks and characteristics to our other financing receivables and were underwritten to the same standard. Accordingly, the performance of these assets has been similar to our other financing receivables; however, the blended performance of the pools of receivables in these entities reflects the eligibility criteria that we apply to determine which receivables are selected for transfer. Contractually the cash flows from these financing receivables must first be used to pay third-party debt holders as well as other expenses of the entity. Excess cash flows are available to GECC. The creditors of these entities have no claim on other assets of GECC.

•
Other remaining assets and liabilities of consolidated VIEs relate primarily to three categories of entities: (1) joint ventures that lease equipment with $1,598 million of assets and $686 million of liabilities; (2) other entities that are involved in power generating and leasing activities with $667 million of assets and no liabilities; and (3) insurance entities that, among other lines of business, provide property and casualty and workers' compensation coverage for GE with $1,162 million of assets and $541 million of liabilities.

ASSETS AND LIABILITIES OF CONSOLIDATED VIEs

			Consolidated Securitization Entities

			Credit				Trade
(In millions)	Trinity	(a)	cards	(b)	Equipment	(b)	receivables		Other	Total

December 31, 2014
Assets(c)
Financing receivables, net	$-		$25,645		$12,843		$3,028	(d)	$3,064	$44,580
Investment securities	2,369		-		-		-		1,005	3,374
Other assets	17		1,059		766		2		1,866	3,710
Total	$2,386		$26,704		$13,609		$3,030		$5,935	$51,664

Liabilities(c)
Borrowings	$-		$-		$-		$-		$519	$519
Non-recourse borrowings	-		14,967		10,359		2,692		646	28,664
Other liabilities	1,022		332		593		26		1,187	3,160
Total	$1,022		$15,299		$10,952		$2,718		$2,352	$32,343

December 31, 2013
Assets(c)
Financing receivables, net	$-		$24,766		$12,928		$2,509		$2,044	$42,247
Investment securities	2,786		-		-		-		1,044	3,830
Other assets	213		20		557		1		1,563	2,354
Total	$2,999		$24,786		$13,485		$2,510		$4,651	$48,431

Liabilities(c)
Borrowings	$-		$-		$-		$-		$597	$597
Non-recourse borrowings	-		15,363		10,982		2,180		49	28,574
Other liabilities	1,482		228		248		25		1,235	3,218
Total	$1,482		$15,591		$11,230		$2,205		$1,881	$32,389

(a)	Excluded intercompany advances from GECC to Trinity, which were eliminated in consolidation of $1,565 million and $1,837 million at December 31, 2014 and 2013, respectively.
(b)
We provide servicing to the CSEs and are contractually permitted to commingle cash collected from customers on financing receivables sold to CSE investors with our own cash prior to payment to a CSE, provided our short-term credit rating does not fall below A-1/P-1. These CSEs also owe us amounts for purchased financial assets and scheduled interest and principal payments. At December 31, 2014 and 2013, the amounts of commingled cash owed to the CSEs were $2,809 million and $6,314 million, respectively, and the amounts owed to us by CSEs were $2,913 million and $5,540 million, respectively.

(c)
Asset amounts exclude intercompany receivables for cash collected on behalf of the entities by GECC as servicer, which are eliminated in consolidation. Such receivables provide the cash to repay the entities' liabilities. If these intercompany receivables were included in the table above, assets would be higher. In addition, other assets, borrowings and other liabilities exclude intercompany balances that are eliminated in consolidation.

(d)
Included $686 million of receivables originated by Appliances. We require third party debt holder consent to sell these assets. The receivables will be included in assets of businesses held for sale when the consent is received.

Revenues from services from our consolidated VIEs were $6,952 million, $6,776 million and $6,471 million in 2014, 2013 and 2012, respectively. Related expenses consisted primarily of provisions for losses of $1,186 million, $1,247 million and $1,163 million in 2014, 2013 and 2012, respectively, and interest of $353 million, $352 million and $424 million  in 2014, 2013 and 2012, respectively. These amounts do not include intercompany revenues and costs, principally fees and interest between GECC and the VIEs, which are eliminated in consolidation.

INVESTMENTS IN UNCONSOLIDATED VARIABLE INTEREST ENTITIES

Our involvement with unconsolidated VIEs consists of the following activities: assisting in the formation and financing of the entity; providing recourse and/or liquidity support; servicing the assets; and receiving variable fees for services provided. We are not required to consolidate these entities because the nature of our involvement with the activities of the VIEs does not give us power over decisions that significantly affect their economic performance.

Our largest exposure to any single unconsolidated VIE at December 31, 2014 is a $8,612 million investment in asset-backed securities issued by the Senior Secured Loan Program ("SSLP"), a fund that invests in high-quality senior secured debt of various middle-market companies. Other significant unconsolidated VIEs include exposures to joint ventures that purchase factored receivables ($2,166 million).

The classification of our variable interests in these entities in our financial statements is based on the nature of the entity and the type of investment we hold. Variable interests in partnerships and corporate entities are classified as either equity method or cost method investments. In the ordinary course of business, we also make investments in entities in which we are not the primary beneficiary but may hold a variable interest such as limited partner interests or mezzanine debt investments. These investments are classified in two captions in our financial statements: "Other assets" for investments accounted for under the equity method, and "Financing receivables – net" for debt financing provided to these entities.

INVESTMENTS IN UNCONSOLIDATED VIEs

December 31 (In millions)	2014	2013

Other assets and investment securities	$8,631	$8,235
Financing receivables – net	2,090	1,871
Total investments	10,721	10,106

Contractual obligations to fund investments or guarantees	2,191	2,689
Revolving lines of credit	168	31
Total	$13,080	$12,826

In addition to the entities included in the table above, we also hold passive investments in RMBS, CMBS and ABS issued by VIEs. Such investments were, by design, investment-grade at issuance and held by a diverse group of investors. Further information about such investments is provided in Note 3.

NOTE 17. COMMITMENTS AND GUARANTEES

COMMITMENTS

GECAS had placed multiple-year orders for various Boeing, Airbus and other aircraft with list prices approximating $25,232 million and secondary orders with airlines for used aircraft of approximately $2,144 million at December 31, 2014.

GUARANTEES

Our guarantees are provided in the ordinary course of business. We underwrite these guarantees considering economic, liquidity and credit risk of the counterparty. We believe that the likelihood is remote that any such arrangements could have a significant adverse effect on our financial position, results of operations or liquidity. We record liabilities for guarantees at estimated fair value, generally the amount of the premium received, or if we do not receive a premium, the amount based on appraisal, observed market values or discounted cash flows. Any associated expected recoveries from third parties are recorded as other receivables, not netted against the liabilities.

At December 31, 2014, we were committed under the following guarantee arrangements beyond those provided on behalf of VIEs. See Note 16.

Credit Support. We have provided $2,007 million of credit support on behalf of certain customers or associated companies, predominantly joint ventures and partnerships, using arrangements such as standby letters of credit and performance guarantees. These arrangements enable these customers and associated companies to execute transactions or obtain desired financing arrangements with third parties. Should the customer or associated company fail to perform under the terms of the transaction or financing arrangement, we would be required to perform on their behalf. Under most such arrangements, our guarantee is secured, usually by the asset being purchased or financed, or possibly by certain other assets of the customer or associated company. The length of these credit support arrangements parallels the length of the related financing arrangements or transactions. The liability for such credit support was $15 million at December 31, 2014.

Indemnification Agreements. At December 31, 2014, we had $756 million of other indemnification commitments, substantially all of which relate to representations and warranties in sales of businesses or assets.

Contingent Consideration. These are agreements to provide additional consideration to a buyer or seller in a business combination if contractually specified conditions related to the acquisition or disposition are achieved.

NOTE 18. SUPPLEMENTAL CASH FLOWS INFORMATION

Changes in operating assets and liabilities are net of acquisitions and dispositions of principal businesses.

Amounts reported in the "Proceeds from sales of discontinued operations" and "Proceeds from principal business dispositions" lines in the Statement of Cash Flows are net of cash disposed and included certain deal-related costs. Amounts reported in the "Net cash from (payments for) principal businesses purchased" line is net of cash acquired and included certain deal-related costs and debt assumed and immediately repaid in acquisitions.

Amounts reported in the "All other operating activities" line in the Statement of Cash Flows consist primarily of adjustments to current and noncurrent accruals, deferrals of costs and expenses and adjustments to assets. GECC had non-cash transactions related to foreclosed properties and repossessed assets totaling $218 million, $482 million and $839 million in 2014, 2013 and 2012, respectively. Certain supplemental information related to our cash flows is shown below.

For the years ended December 31 (In millions)	2014	2013	2012

All other operating activities
Amortization of intangible assets	$364	$368	$349
Net realized losses on investment securities	(56)	481	31
Cash collateral on derivative contracts	745	(2,271)	2,900
Increase (decrease) in other liabilities	(1,667)	2,443	514
Other	2,873	1,089	728
	$2,259	$2,110	$4,522
Net decrease (increase) in financing receivables
Increase in loans to customers	$(313,372)	$(303,839)	$(303,934)
Principal collections from customers - loans	295,198	300,514	299,343
Investment in equipment for financing leases	(8,120)	(8,652)	(9,189)
Principal collections from customers - financing leases	8,427	9,671	10,935
Net change in credit card receivables	(5,571)	(8,058)	(8,030)
Sales of financing receivables	18,764	13,298	11,801
	$(4,674)	$2,934	$926
All other investing activities
Purchases of investment securities	$(10,345)	$(16,418)	$(15,639)
Dispositions and maturities of investment securities	9,173	17,963	16,872
Decrease (increase) in other assets - investments	253	2,754	5,015
Proceeds from sales of real estate properties	566	2,735	334
Other	5,402	7,900	13,386
	$5,049	$14,934	$19,968
Newly issued debt (maturities longer than 90 days)
Short-term (91 to 365 days)	$29	$55	$59
Long-term (longer than one year)	33,820	44,220	56,583
	$33,849	$44,275	$56,642
Repayments and other debt reductions (maturities longer than 90 days)
Short-term (91 to 365 days)	$(47,023)	$(52,076)	$(94,114)
Long-term (longer than one year)	(4,740)	(2,479)	(9,368)
Principal payments - non-recourse, leveraged leases	(454)	(585)	(426)
	$(52,217)	$(55,140)	$(103,908)
All other financing activities
Proceeds from sales of investment contracts	$322	$491	$2,697
Redemption of investment contracts	(1,113)	(980)	(5,515)
Other	(298)	(426)	(48)
	$(1,089)	$(915)	$(2,866)

19. SUPPLEMENTAL INFORMATION ABOUT THE CREDIT QUALITY OF FINANCING RECEIVABLES AND ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

CREDIT QUALITY INDICATORS

Detailed information about the credit quality of our Commercial and Consumer financing receivables portfolios is provided below. For each portfolio, we describe the characteristics of the financing receivables and provide information about collateral, payment performance, credit quality indicators and impairment. We manage these portfolios using delinquency and nonaccrual data as key performance indicators. The categories used within this section such as impaired loans, troubled debt restructuring (TDR) and nonaccrual financing receivables are defined by the authoritative guidance and we base our categorization on the related scope and definitions contained in the related standards. The categories of nonaccrual and delinquent are used in our process for managing our financing receivables.

PAST DUE AND NONACCRUAL FINANCING RECEIVABLES

	2014					2013
	Over 30 days	Over 90 days				Over 30 days	Over 90 days
December 31 (In millions)	past due	past due		Nonaccrual		past due	past due		Nonaccrual

Commercial
CLL
Americas	$503	$284		$1,054		$755	$359		$1,275
International	1,483	749		946		1,490	820		1,459
Total CLL	1,986	1,033		2,000		2,245	1,179		2,734
Energy Financial Services	-	-		68		-	-		4
GECAS	-	-		419		-	-		-
Other	-	-		-		-	-		6
Total Commercial	1,986	1,033		2,487	(a)	2,245	1,179		2,744	(a)

Consumer
Non-U.S. residential mortgages	2,171	1,195		1,262		3,406	2,104		2,161
Non-U.S. installment and revolving credit	333	89		53		601	159		106
U.S. installment and revolving credit	2,492	1,147		2		2,442	1,105		2
Other	141	64		167		172	99		351
Total Consumer	5,137	2,495	(b)	1,484	(c)	6,621	3,467	(b)	2,620	(c)
Total	$7,123	$3,528		$3,971		$8,866	$4,646		$5,364
Total as a percent of financing receivables	3.2%	1.6%		1.8%		3.7%	1.9%		2.3%

(a)	Included $1,549 million and $1,397 million at December 31, 2014 and 2013, respectively, that are currently paying in accordance with their contractual terms.
(b)
Included $1,231 million and $1,197 million of Consumer loans at December 31, 2014 and 2013, respectively, that are over 90 days past due and continue to accrue interest until the accounts are written off in the period that the account becomes 180 days past due.

(c)	Included $179 million and $324 million at December 31, 2014 and 2013, respectively, that are currently paying in accordance with their contractual terms.

IMPAIRED LOANS AND RELATED RESERVES

	With no specific allowance			With a specific allowance
	Recorded	Unpaid	Average	Recorded	Unpaid		Average
	investment	principal	investment	investment	principal	Associated	investment
December 31 (In millions)	in loans	balance	in loans	in loans	balance	allowance	in loans

2014

Commercial
CLL
Americas	$1,352	$1,897	$1,626	$126	$160	$28	$254
International(a)	940	2,500	1,099	280	965	105	463
Total CLL	2,292	4,397	2,725	406	1,125	133	717
Energy Financial Services	53	54	26	15	15	12	24
GECAS	329	337	88	-	-	-	15
Other	-	-	-	-	-	-	1
Total Commercial(b)	2,674	4,788	2,839	421	1,140	145	757

Consumer(c)	138	179	120	2,042	2,092	408	2,547
Total	$2,812	$4,967	$2,959	$2,463	$3,232	$553	$3,304

2013

Commercial
CLL
Americas	$1,670	$2,187	$2,154	$417	$505	$96	$509
International(a)	1,104	3,082	1,136	691	1,059	231	629
Total CLL	2,774	5,269	3,290	1,108	1,564	327	1,138
Energy Financial Services	-	-	-	4	4	1	2
GECAS	-	-	-	-	-	-	1
Other	2	3	9	4	4	-	5
Total Commercial(b)	2,776	5,272	3,299	1,116	1,572	328	1,146

Consumer(c)	109	153	98	2,879	2,948	567	3,058
Total	$2,885	$5,425	$3,397	$3,995	$4,520	$895	$4,204

(a)
Write-offs to net realizable value are recognized against the allowance for losses primarily in the reporting period in which management has deemed all or a portion of the financing receivable to be uncollectible, but not later than 360 days after initial recognition of a specific reserve for a collateral dependent loan. However, in accordance with regulatory standards that are applicable in Italy, commercial loans are considered uncollectible when there is demonstrable evidence of the debtor's insolvency, which may result in write-offs occurring beyond 360 days after initial recognition of a specific reserve.

(b)
We recognized $178 million and $218 million of interest income, including none and $60 million on a cash basis, at December 31, 2014 and 2013, respectively, principally in our CLL Americas business. The total average investment in impaired loans at December 31, 2014 and 2013 was $3,596 million and $4,445 million, respectively.

(c)
We recognized $126 million and $221 million of interest income, including $5 million, and $3 million on a cash basis, at December 31, 2014 and 2013, respectively, principally in our Consumer-U.S. installment and revolving credit portfolios. The total average investment in impaired loans at December 31, 2014 and 2013 was $2,667 million and $3,156 million, respectively.

December 31 (In millions)	Non-impaired financing receivables	General reserves	Impaired loans	Specific reserves

2014

Commercial	$118,381	$758	$3,095	$145
Consumer	98,640	3,603	2,180	408
Total	$217,021	$4,361	$5,275	$553

2013

Commercial	$125,377	$677	$3,892	$328
Consumer	106,051	3,414	2,988	567
Total	$231,428	$4,091	$6,880	$895

IMPAIRED LOAN BALANCE CLASSIFIED BY THE METHOD USED TO MEASURE IMPAIRMENT

December 31 (In millions)	2014	2013

Discounted cash flow	$3,915	$5,389
Collateral value	1,360	1,491
Total	$5,275	$6,880

Our loss mitigation strategy is intended to minimize economic loss and, at times, can result in rate reductions, principal forgiveness, extensions, forbearance or other actions, which may cause the related loan to be classified as a troubled debt restructuring (TDR), and also as impaired. The determination of whether these changes to the terms and conditions of our commercial loans meet the TDR criteria includes our consideration of all relevant facts and circumstances. At December 31, 2014, TDRs included in impaired loans were $4,049 million, primarily relating to Consumer ($2,132 million) and CLL ($1,869 million).

Impaired loans classified as TDRs in our CLL business were $1,869 million and $2,961 million at December 31, 2014 and 2013, respectively, and were primarily attributable to CLL Americas ($1,031 million and $1,770 million, respectively). At December 31, 2014, we modified $926 million of loans classified as TDRs, primarily in CLL Americas ($515 million). Changes to these loans primarily included extensions, interest only payment periods, debt to equity exchange and forbearance or other actions, which are in addition to, or sometimes in lieu of, fees and rate increases. Of our $926 million and $1,509 million of modifications classified as TDRs at December 31, 2014 and 2013, respectively, $36 million and $71 million have subsequently experienced a payment default at December 31, 2014 and 2013, respectively.

Impaired loans in our Consumer business represent restructured smaller balance homogeneous loans meeting the definition of a TDR, and are therefore subject to the disclosure requirement for impaired loans, and commercial loans in our Consumer–Other portfolio. The recorded investment of these impaired loans totaled $2,180 million (with an unpaid principal balance of $2,271 million) and comprised $138 million with no specific allowance, primarily all in our Consumer–Other portfolio, and $2,042 million with a specific allowance of $408 million at December 31, 2014. The impaired loans with a specific allowance included $70 million with a specific allowance of $7 million in our Consumer–Other portfolio and $1,972 million with a specific allowance of $401 million across the remaining Consumer business and had an unpaid principal balance and average investment of $2,092 million and $2,547 million, respectively, at December 31, 2014.

Impaired loans classified as TDRs in our Consumer business were $2,132 million and $2,874 million at December 31, 2014 and 2013, respectively. We utilize certain loan modification programs for borrowers experiencing financial difficulties in our Consumer loan portfolio. These loan modification programs primarily include interest rate reductions and payment deferrals in excess of three months, which were not part of the terms of the original contract, and are primarily concentrated in our non-U.S. residential mortgage and U.S. credit card portfolios. For the year ended December 31, 2014, we modified $981 million of consumer loans for borrowers experiencing financial difficulties, which are classified as TDRs, and included $506 million of non-U.S. consumer loans, primarily residential mortgages, credit cards and personal loans and $475 million of U.S. consumer loans, primarily credit cards. We expect borrowers whose loans have been modified under these programs to continue to be able to meet their contractual obligations upon the conclusion of the modification. Of our $981 million and $1,441 million of modifications classified as TDRs during 2014 and 2013, respectively, $102 million and $266 million have subsequently experienced a payment default in 2014 and 2013, respectively.

We also utilize certain short-term (three months or less) loan modification programs for borrowers experiencing temporary financial difficulties in our Consumer loan portfolio, which are not classified as TDRs. These loan modification programs are primarily concentrated in our non-U.S. residential mortgage and non-U.S. installment and revolving portfolios. We sold our U.S. residential mortgage business in 2007 and, as such, do not participate in the U.S. government-sponsored mortgage modification programs. For the year ended December 31, 2014, we provided short-term modifications of $45 million of consumer loans for borrowers experiencing financial difficulties, substantially all in our non-U.S. residential mortgage, credit card and personal loan portfolios. For these modified loans, we provided insignificant interest rate reductions and payment deferrals, which were not part of the terms of the original contract. We expect borrowers whose loans have been modified under these short-term programs to continue to be able to meet their contractual obligations upon the conclusion of the short-term modification.

SUPPLEMENTAL CREDIT QUALITY INFORMATION

COMMERCIAL

Substantially all of our Commercial financing receivables portfolio is secured lending and we assess the overall quality of the portfolio based on the potential risk of loss measure. The metric incorporates both the borrower's credit quality along with any related collateral protection.

Our internal risk ratings process is an important source of information in determining our allowance for losses and represents a comprehensive approach to evaluate risk in our financing receivables portfolios. In deriving our internal risk ratings, we stratify our Commercial portfolios into 21 categories of default risk and/or six categories of loss given default to group into three categories: A, B and C. Our process starts by developing an internal risk rating for our borrowers, which is based upon our proprietary models using data derived from borrower financial statements, agency ratings, payment history information, equity prices and other commercial borrower characteristics. We then evaluate the potential risk of loss for the specific lending transaction in the event of borrower default, which takes into account such factors as applicable collateral value, historical loss and recovery rates for similar transactions, and our collection capabilities. Our internal risk ratings process and the models we use are subject to regular monitoring and internal controls. The frequency of rating updates is set by our credit risk policy, which requires annual Risk Committee approval.

As described above, financing receivables are assigned one of 21 risk ratings based on our process and then these are grouped by similar characteristics into three categories in the table below. Category A is characterized by either high-credit-quality borrowers or transactions with significant collateral coverage that substantially reduces or eliminates the risk of loss in the event of borrower default. Category B is characterized by borrowers with weaker credit quality than those in Category A, or transactions with moderately strong collateral coverage that minimizes but may not fully mitigate the risk of loss in the event of default. Category C is characterized by borrowers with higher levels of default risk relative to our overall portfolio or transactions where collateral coverage may not fully mitigate a loss in the event of default.

COMMERCIAL FINANCING RECEIVABLES BY RISK CATEGORY

	Secured
December 31 (In millions)	A	B	C	Total

2014

CLL
Americas	$63,754	$1,549	$1,443	$66,746
International	41,476	474	891	42,841
Total CLL	105,230	2,023	2,334	109,587
Energy Financial Services	2,479	60	16	2,555
GECAS	7,908	237	118	8,263
Other	130	-	-	130
Total	$115,747	$2,320	$2,468	$120,535

2013

CLL
Americas	$65,545	$1,587	$1,554	$68,686
International	44,930	619	1,237	46,786
Total CLL	110,475	2,206	2,791	115,472
Energy Financial Services	2,969	9	-	2,978
GECAS	9,175	50	152	9,377
Other	318	-	-	318
Total	$122,937	$2,265	$2,943	$128,145

For our secured financing receivables portfolio, our collateral position and ability to work out problem accounts mitigate our losses. Our asset managers have deep industry expertise that enables us to identify the optimum approach to default situations. We price risk premiums for weaker credits at origination, closely monitor changes in creditworthiness through our risk ratings and watch list process, and are engaged early with deteriorating credits to minimize economic loss. Secured financing receivables within risk Category C are predominantly in our CLL businesses and are primarily composed of senior term lending facilities and factoring programs secured by various asset types including inventory, accounts receivable, cash, equipment and related business facilities as well as franchise finance activities secured by underlying equipment.

Loans within Category C are reviewed and monitored regularly, and classified as impaired when it is probable that they will not pay in accordance with contractual terms. Our internal risk rating process identifies credits warranting closer monitoring; and as such, these loans are not necessarily classified as nonaccrual or impaired.

Our unsecured Commercial financing receivables portfolio is primarily attributable to our Interbanca S.p.A. and GE Sanyo Credit acquisitions in CLL International. At December 31, 2014 and 2013, these financing receivables included $332 million and $313 million rated A, $408 million and $580 million rated B, and $201 million and $231 million rated C, respectively.

CONSUMER

At December 31, 2014, our U.S. consumer financing receivables included private-label credit card and sales financing for approximately 64 million customers across the U.S. with no metropolitan area accounting for more than 6% of the portfolio. Of the total U.S. consumer financing receivables, approximately 67% relate to credit card loans that are often subject to profit and loss sharing arrangements with the retailer (which are recorded in revenues), and the remaining 33% are sales finance receivables that provide financing to customers in areas such as electronics, recreation, medical and home improvement.

Our Consumer financing receivables portfolio comprises both secured and unsecured lending. Secured financing receivables comprise residential loans and lending to small and medium-sized enterprises predominantly secured by auto and equipment, inventory finance, and cash flow loans. Unsecured financing receivables include private-label credit card financing. A substantial majority of these cards are not for general use and are limited to the products and services sold by the retailer. The private-label portfolio is diverse with no metropolitan area accounting for more than 5% of the related portfolio.

Non-U.S. residential mortgages

For our secured non-U.S. residential mortgage book, we assess the overall credit quality of the portfolio through loan-to-value ratios (the ratio of the outstanding debt on a property to the value of that property at origination). In the event of default and repossession of the underlying collateral, we have the ability to remarket and sell the properties to eliminate or mitigate the potential risk of loss.

	Loan-to-value ratio
	2014			2013
	80% or	Greater than	Greater than	80% or	Greater than	Greater than
December 31 (In millions)	less	80% to 90%	90%	less	80% to 90%	90%

Non-U.S. residential mortgages	$13,964	$4,187	$6,742	$17,224	$5,130	$8,147

The majority of these financing receivables are in our U.K. and France portfolios and have re-indexed loan-to-value ratios of 70% and 55%, respectively. Re-indexed loan-to-value ratios may not reflect actual realizable values of future repossessions. We have third-party mortgage insurance for about 21% of the balance of Consumer non-U.S. residential mortgage loans with loan-to-value ratios greater than 90% at December 31, 2014. Such loans were primarily originated in France and the U.K.

Installment and Revolving Credit

We assess overall credit quality using internal and external credit scores. For our U.S. installment and revolving credit portfolio we use Fair Isaac Corporation ("FICO") scores. FICO scores are generally obtained at origination of the account and are refreshed at a minimum quarterly, but could be as often as weekly, to assist in predicting customer behavior. We categorize these credit scores into the following three categories; (a) 661 or higher, which are considered the strongest credits; (b) 601 to 660, which are considered moderate credit risk; and (c) 600 or less, which are considered weaker credits.

	Refreshed FICO score
	2014			2013
	661 or	601 to	600 or	661 or	601 to	600 or
December 31 (In millions)	higher	660	less	higher	660	less

U.S. installment and
revolving credit	$43,466	$11,865	$4,532	$40,079	$11,142	$4,633

For our non-U.S. installment and revolving credit, our internal credit scores imply a probability of default that we consistently translate into three approximate credit bureau equivalent credit score categories, including (a) 671 or higher, which are considered the strongest credits; (b) 626 to 670, which are considered moderate credit risk; and (c) 625 or less, which are considered weaker credits.

	Internal ratings translated to approximate credit bureau equivalent score
	2014			2013
	671 or	626 to	625 or	671 or	626 to	625 or
December 31 (In millions)	higher	670	less	higher	670	less

Non-U.S. installment and
revolving credit	$6,599	$2,045	$1,756	$9,705	$3,228	$2,798

U.S. installment and revolving credit accounts with FICO scores of 600 or less and non U.S. installment and revolving credit accounts with credit bureau equivalent scores of 625 or less have an average outstanding balance less than one thousand U.S. dollars and are primarily concentrated in our retail card and sales finance receivables in the U.S. and closed-end loans outside the U.S., which minimizes the potential for loss in the event of default. For lower credit scores, we adequately price for the incremental risk at origination and monitor credit migration through our risk ratings process. We continuously adjust our credit line underwriting management and collection strategies based on customer behavior and risk profile changes.

Consumer – Other

We develop our internal risk ratings for this portfolio in a manner consistent with the process used to develop our Commercial credit quality indicators, described above. We use the borrower's credit quality and underlying collateral strength to determine the potential risk of loss from these activities.

At December 31, 2014, Consumer – Other financing receivables of $5,006 million, $276 million and $382 million were rated A, B and C, respectively. At December 31, 2013, Consumer – Other financing receivables of $6,137 million, $315 million and $501 million were rated A, B and C, respectively.

NOTE 20. OPERATING SEGMENTS

BASIS FOR PRESENTATION

Our operating businesses are organized based on the nature of markets and customers. Segment accounting policies are the same as described in Note 1. Segment results include an allocation for a portion of corporate overhead costs, which include such items as employee compensation and benefits. Segment results reflect the discrete tax effect of transactions, but the intraperiod tax allocation is reflected outside of the segment unless otherwise noted in segment results.

Effects of transactions between related companies are made on an arms-length basis and are eliminated. As a wholly-owned subsidiary, GECC enters into various operating and financing arrangements with GE. These arrangements are made on an arms-length basis but are related party transactions and therefore require the following disclosures. At December 31, 2014 and 2013, financing receivables included $9,850 million and $8,582 million, respectively, of receivables from GE customers. At December 31, 2014 and 2013, other receivables included $7,200 million and $7,076 million, respectively, of receivables from GE. Property, plant and equipment included $1,285 million and $993 million, respectively, of property, plant and equipment leased to GE, net of accumulated depreciation. Borrowings included $1,222 million and $1,220 million, respectively, of amounts held by GE.

On February 22, 2012, our parent, General Electric Capital Services, Inc. (GE Capital Services or GECS) was merged with and into GECC. GECC's continuing operations now include the run-off insurance operations previously held and managed in GECS, and which are reported in corporate items and eliminations. Unless otherwise indicated, references to GECC and the GE Capital segment relate to the entity or segment as they exist subsequent to the February 22, 2012 merger.

A description of our operating segments as of December 31, 2014, can be found below, and details of segment profit by operating segment can be found in the Summary of Operating Segments within "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CLL has particular mid-market expertise, and primarily offers secured commercial loans, equipment financing and other financial services to companies across a wide range of industries including construction, retail, manufacturing, transportation, media, communications, technology and healthcare. Equipment financing activities include industrial, medical, fleet vehicles, construction, office imaging and many other equipment types.

Consumer offers a full range of financial products including private-label credit cards; personal loans; bank cards; auto loans and leases; mortgages; debt consolidation; home equity loans; deposit and other savings products; and small and medium enterprise lending on a global basis.

Energy Financial Services invests in long-lived, capital-intensive energy projects and companies by providing structured equity, debt, leasing, partnership financing, project finance, and broad-based commercial finance.

GECAS, our commercial aircraft financing and leasing business, offers a wide range of aircraft types and financing options, including operating leases and secured debt financing, and also provides productivity solutions including spare engine leasing, airport and airline consulting services, and spare parts financing and management.

REVENUES

	Total revenues			Intersegment revenues(a)			External revenues
(In millions)	2014	2013	2012	2014	2013	2012	2014	2013	2012

CLL	$14,630	$14,316	$16,458	$18	$31	$47	$14,612	$14,285	$16,411
Consumer	15,023	15,741	15,303	-	15	3	15,023	15,726	15,300
Energy Financial
Services	1,697	1,526	1,508	-	-	-	1,697	1,526	1,508
GECAS	5,242	5,346	5,294	-	-	-	5,242	5,346	5,294
GECC corporate
items and eliminations	3,164	3,223	3,147	(18)	(46)	(50)	3,182	3,269	3,197
Total	$39,756	$40,152	$41,710	$-	$-	$-	$39,756	$40,152	$41,710

(a)	Sales from one component to another generally are priced at equivalent commercial selling prices.

Revenues from customers located in the United States were $24,887 million, $23,229 million and $24,568 million in 2014, 2013 and 2012, respectively. Revenues from customers located outside the United States were $14,869 million, $16,923 million and $17,142 million in 2014, 2013 and 2012, respectively.

	Depreciation and amortization			Provision (benefit) for income taxes
(In millions)	2014	2013	2012	2014	2013	2012

CLL	$4,052	$4,225	$4,262	$701	$143	$742
Consumer	251	242	228	736	(7)	1,141
Energy Financial Services	142	66	64	(193)	(141)	(186)
GECAS	2,352	2,655	2,065	(78)	(106)	5
GECC corporate items
and eliminations	95	98	89	(804)	(410)	(619)
Total	$6,892	$7,286	$6,708	$362	$(521)	$1,083

	Interest on loans(a)			Interest expense(b)
(In millions)	2014	2013	2012	2014	2013	2012

CLL	$4,065	$4,510	$5,121	$3,308	$3,558	$4,515
Consumer	11,849	11,855	11,631	2,611	2,669	3,294
Energy Financial Services	79	125	136	564	577	675
GECAS	305	344	398	1,381	1,406	1,520
GECC corporate items
and eliminations	88	81	64	(546)	(220)	(292)
Total	$16,386	$16,915	$17,350	$7,318	$7,990	$9,712

(a)	Represents one component of Revenues from services, see Note 12.

(b)	Represents total interest expense, see Statement of Earnings.

	Assets(a)(b)(c)			Property, plant and equipment additions
	At December 31,			For the years ended December 31,
(In millions)	2014	2013	2012	2014	2013	2012

CLL	$172,380	$174,357	$181,375	$6,510	$6,673	$6,830
Consumer	135,987	132,236	138,002	116	62	76
Energy Financial Services	15,467	16,203	19,185	-	-	-
GECAS	42,625	45,876	49,420	3,747	3,223	4,944
GECC corporate items and eliminations	134,946	149,862	153,194	37	20	26
Total	$501,405	$518,534	$541,176	$10,410	$9,978	$11,876

(a)	Assets of discontinued operations are included in GECC corporate items and eliminations for all periods presented.
(b)	Total assets of the CLL, Consumer, Energy Financial Services and GECAS operating segments at December 31, 2014, include investment in and advances to associated companies of $5,023 million, $4,440 million, $6,911 million and $378 million, respectively. Investments in and advances to associated companies contributed approximately of $295 million, $223 million, $402 million and $262 million, respectively, to segment pre-tax income of the CLL, Consumer, Energy Financial Services and GECAS operating segments, for the year ended December 31, 2014.

(c)	Aggregate summarized financial information for significant associated companies assuming a 100% ownership interest included total assets at December 31, 2014, and 2013 of $78,632 million and $78,291 million, respectively. Assets were primarily financing receivables of $46,481 million and $41,502 million at December 31, 2014, and 2013, respectively. Total liabilities at December 31, 2014, and 2013 were $57,273 million and $53,991 million, respectively, comprised primarily of bank deposits $1,853 million and $4,935 million at December 31, 2014, and 2013, respectively, and debt of $39,147 million and $36,111 million at December 31, 2014, and 2013, respectively. Revenues for 2014, 2013 and 2012, totaled $37,823 million, $15,994 million and $17,502 million, respectively, and net earnings for 2014, 2013 and 2012 totaled $(1,539) million, $2,389 million and $2,834 million, respectively.

Property, plant and equipment – net associated with operations based in the United States were $11,990 million, $11,619 million and $11,166 million at December 31, 2014, 2013 and 2012, respectively. Property, plant and equipment – net associated with operations based outside the United States were $37,439 million, $39,803 million and $41,571 million at December 31, 2014, 2013 and 2012, respectively.

NOTE 21. QUARTERLY INFORMATION (UNAUDITED)

	First quarter		Second quarter		Third quarter		Fourth quarter
(In millions)	2014	2013	2014	2013	2014	2013	2014	2013

Total revenues	$9,885	$9,812	$9,582	$10,042	$9,754	$9,918	$10,535	$10,380
Earnings (loss) from continuing
operations before
income taxes	2,005	1,224	1,464	1,749	1,474	1,747	1,919	1,345
Benefit (provision) for income
taxes	(301)	26	123	(243)	(103)	(297)	(81)	1,035
Earnings from continuing
operations	1,704	1,250	1,587	1,506	1,371	1,450	1,838	2,380
Earnings (loss) from discontinued
operations, net of taxes	252	579	251	312	233	372	160	(1,592)
Net earnings (loss)	1,956	1,829	1,838	1,818	1,604	1,822	1,998	788
Less net earnings (loss)
attributable to noncontrolling
interests	11	11	10	17	55	10	86	15
Net earnings (loss) attributable
to GECC	$1,945	$1,818	$1,828	$1,801	$1,549	$1,812	$1,912	$773

NOTE 22. GE CAPITAL EXIT PLAN

On April 10, 2015, our parent company, General Electric Company (GE), announced a plan (the GE Capital Exit Plan)  to reduce the size of its financial services businesses through the sale of most of our assets, over the next 24 months, and to focus on continued investment and growth in GE's industrial businesses. Under the GE Capital Exit Plan which was approved on April 2, 2015 and aspects of which were approved on March 31, 2015, GE will retain certain GECC businesses, principally its vertical financing businesses – GECAS, Energy Financial Services and Healthcare Equipment Finance – that directly relate to GE's core industrial domain and other operations including Working Capital Solutions and our run-off insurance activities. The assets planned for disposition include Real Estate, most of CLL and all Consumer platforms (including all U.S. banking assets).

As a result of the GE Capital Exit Plan, our consolidated financial statements reflect our Real Estate business as discontinued operations, including reclassification of all comparative prior period information. Information in these financial statements has not been updated to reflect aspects of the GE Capital Exit Plan, other than the required reclassification of the Real Estate business to discontinued operations.

As part of the GE Capital Exit Plan, GE and GECC entered into an amendment to their existing financial support agreement. Under this amendment (the Amendment), GE has provided a full and unconditional guarantee (the Guarantee) of the payment of principal and interest on all tradable senior and subordinated outstanding long-term debt securities and all commercial paper issued or guaranteed by GECC identified in the Amendment. In the aggregate, the Guarantee applied to $210,107 million of GECC debt as of April 10, 2015. See Note 6. The Guarantee replaced the requirement that GE make certain income maintenance payments to GECC in certain circumstances. GECC's U.S. public indentures were concurrently amended to provide the full and unconditional guarantee by GE set forth in the Guarantee.

We recorded $16,118 million of after-tax charges ($13,764 million of which is attributable to continuing operations and $2,354 million of which is attributable to discontinued operations) in the first quarter of 2015 related to the GE Capital Exit Plan. The first quarter charges recorded in continuing operations include tax expense related to expected repatriation of foreign earnings and write-off of deferred tax assets ($5,980 million), asset impairments due to shortened hold periods ($4,962 million), and charges on businesses held for sale ($2,822 million), including goodwill allocation.

GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES
SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT
GENERAL ELECTRIC CAPITAL CORPORATION

CONDENSED STATEMENT OF CURRENT AND RETAINED EARNINGS

For the years ended December 31 (In millions)	2014	2013	2012

Revenues	$15,467	$6,211	$5,736

Expenses
Interest	2,100	2,501	3,383
Operating and administrative	5,138	5,270	5,878
Provision for losses on financing receivables	274	216	40
Depreciation and amortization	158	150	242
Total expenses	7,670	8,137	9,543

Earnings (loss) before income taxes and equity in earnings of affiliates	7,797	(1,926)	(3,807)
Income tax benefit	2,416	3,828	1,723
Equity in earnings of affiliates	(2,979)	4,302	8,299

Net earnings	7,234	6,204	6,215
Preferred stock dividends declared	(322)	(298)	(123)
Net earnings attributable to GECC common shareowner	6,912	5,906	6,092

Net earnings	7,234	6,204	6,215
Dividends and other	(3,322)	(6,283)	(6,549)
Retained earnings at January 1	51,165	51,244	51,578

Retained earnings at December 31	$55,077	$51,165	$51,244

See accompanying notes.

GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES
SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT – (CONTINUED)
GENERAL ELECTRIC CAPITAL CORPORATION

CONDENSED STATEMENT OF FINANCIAL POSITION

At December 31 (In millions, except share amounts)	2014	2013

Assets
Cash and equivalents	$12,300	$17,878
Investment securities	8,439	7,633
Financing receivables - net	33,750	36,673
Investment in and advances to affiliates	197,650	207,458
Property, plant and equipment - net	757	834
Other assets(a)	14,829	12,418
Total assets	$267,725	$282,894

Liabilities and equity
Borrowings	$172,074	$191,938
Other liabilities	8,152	8,262
Total liabilities	180,226	200,200

Preferred stock, $0.01 par value (750,000 shares authorized at
December 31, 2014 and 2013 and 50,000 shares issued	-	-
and outstanding at December 31, 2014 and 2013, respectively)
Common stock, $14 par value (4,166,000 shares authorized at
December 31, 2014 and 2013 and 1,000 shares issued and	-	-
outstanding at December 31, 2014 and 2013)
Accumulated other comprehensive income (loss) attributable to GECC(b)
Investment securities	1,010	309
Currency translation adjustments	(838)	(687)
Cash flow hedges	(172)	(293)
Benefit plans	(577)	(363)
Additional paid-in capital	32,999	32,563
Retained earnings	55,077	51,165
Total shareowners' equity	87,499	82,694
Total liabilities and equity	$267,725	$282,894

(a)	Included deferred tax assets of $2,597 million at December 31, 2014.
(b)
The sum of accumulated gains (losses) on investment securities, currency translation adjustments, cash flow hedges and benefit plans constitutes "Accumulated other comprehensive income (loss)," and was $(577) million and $(1,034) million at December 31, 2014 and 2013, respectively.

See accompanying notes

GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES
SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT – (CONTINUED)
GENERAL ELECTRIC CAPITAL CORPORATION

CONDENSED STATEMENT OF CASH FLOWS

For the years ended December 31 (In millions)	2014	2013	2012

Cash from (used for) operating activities	$4,588	$3,402	$(1,519)

Cash flows - investing activities
Increase in loans to customers	(34,168)	(39,396)	(63,881)
Principal collections from customers - loans	34,058	42,341	69,620
Investment in equipment for financing leases	(988)	(871)	(1,012)
Principal collections from customers - financing leases	1,085	3,110	1,883
Net change in credit card receivables	69	1	1
Additions to property, plant and equipment	(355)	(275)	(658)
Dispositions of property, plant and equipment	589	654	979
Proceeds from principal business dispositions	-	-	2,863
Decrease in investment in and advances to affiliates	2,247	24,076	40,557
All other investing activities	9,633	(4,384)	5,818
Cash from (used for) investing activities	12,170	25,256	56,170

Cash flows - financing activities
Net decrease in borrowings (maturities of 90 days or less)	(6,113)	(8,329)	(1,722)
Newly issued debt
Long-term (longer than one year)	8,244	20,689	25,760
Repayments and other debt reductions:
Short-term (91-365 days)	(21,062)	(32,871)	(67,725)
Long-term (longer than one year)	-	(1,785)	(4,802)
Non-recourse, leveraged leases	(84)	(83)	(163)
Proceeds from issuance of preferred stock	-	990	3,960
Dividends paid to shareowners	(3,322)	(6,283)	(6,549)
All other financing	1	-	-
Cash from (used for) financing activities	(22,336)	(27,672)	(51,241)

Increase (decrease) in cash and equivalents during the year	(5,578)	986	3,410
Cash and equivalents at beginning of year	17,878	16,892	13,482
Cash and equivalents at end of year	$12,300	$17,878	$16,892

See accompanying notes

GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES
SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT – (CONCLUDED)
GENERAL ELECTRIC CAPITAL CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

Financial Statement Presentation

We have reclassified certain prior-year amounts to conform to the current year's presentation.

Borrowings

Borrowings at December 31, 2014 and 2013 included short-term borrowings of $52,218 and $54,409, respectively, and long-term borrowings of $119,856 and $137,529, respectively.  Total long-term borrowings at December 31, 2014 and 2013, are shown below.

	2014
December 31 (Dollars in millions)	Average rate(a)	Maturities	2014	2013

Senior unsecured notes	3.02	2016-2055	$106,058	$119,231
Subordinated notes(b)	3.36	2021-2037	4,804	4,804
Subordinated debentures(c)	5.88	2066-2067	7,085	7,462
Other			1,909	6,032
			$119,856	$137,529

(a)	Based on year-end balances and year-end local currency interest rates, including the effects from hedging.
(b)	Included $300 million of subordinated notes guaranteed by GE at December 31, 2014 and 2013.
(c)	Subordinated debentures receive rating agency equity credit.

At December 31, 2014, maturities of long-term borrowings during the next five years, including the current portion of long-term debt, are $24,721 million in 2015, $20,652 million in 2016, $17,175 million in 2017, $11,090 million in 2018 and $6,234 million in 2019.

Interest rate and currency risk is managed through the direct issuance of debt or use of derivatives. We mitigate interest rate and currency risk by seeking to ensure that the characteristics of the debt match the assets they are funding. We use a variety of instruments, including interest rate and currency swaps and currency forwards, to achieve our interest rate objectives.

Interest expense on the Condensed Statement of Current and Retained Earnings is presented net of interest income on loans and advances to majority owned affiliates of $3,488 million, $3,916 million and $5,647 million and interest expense on loans and advances from majority owned affiliates of $964 million, $1,348 million and $2,817 million for 2014, 2013 and 2012, respectively.

Income Taxes

General Electric Company files a consolidated U.S. federal income tax return that includes General Electric Capital Corporation. Income tax benefit (expense) includes our effect on the consolidated return.

Shareowners' Equity

During 2013, we issued 10,000 shares of non-cumulative perpetual preferred stock with a $0.01 par value for proceeds of $990 million. The preferred shares bear an initial fixed interest rate of 5.25% through June 15, 2023, bear a floating rate equal to three-month LIBOR plus 2.967% thereafter and are callable on June 15, 2023. Dividends on the GECC preferred stock are payable semi-annually, in June and December, with the first payment on this issuance made in December 2013.

During 2014 and 2013, we paid preferred stock dividends of $322 million and $298 million, respectively. During 2014 and 2013, we paid quarterly dividends of $2,000 million and $1,930 million and special dividends of $1,000 million and $4,055 million to GE, respectively.